Exhibit 4.2

Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 25, 2013, among CONSTELLIUM HOLDCO B.V., a Dutch limited liability company registered under number 34393663 (the “Dutch Borrower”), CONSTELLIUM FRANCE S.A.S., incorporated and existing under the laws of France, registered under number 672 014 081 RCS Paris (the “French Borrower” and, together with the Dutch Borrower, the “Borrowers”), the new Term Lenders identified on the signature pages hereto (the “New Term Lenders”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent under the Existing Credit Agreement (as defined below) (in such capacity the “Existing Administrative Agent”) and DEUTSCHE BANK AG NEW YORK BRANCH , as successor administrative agent appointed hereby (in such capacity, including any successors, the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided to such terms in the Amended and Restated Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Constellium Holdco B.V., as borrower (the “Existing Borrower”), the several banks and other financial institutions or entities from time to time parties thereto and the Existing Administrative Agent are parties to that certain Credit Agreement, dated as of May 25, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time through, but not including, the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Existing Borrower has requested that the New Term Lenders enter into a Refinancing Amendment pursuant to Section 2.19 of the Existing Credit Agreement, pursuant to which all outstanding Term Loans shall be refinanced in full with the proceeds of the New Term Loans (as defined below) and that in connection with such refinancing, the New Term Lenders agree to further amend the Existing Credit Agreement and the other Loan Documents as set forth in Section 2;

WHEREAS on the Effective Date (as defined below), the Borrowers shall in the aggregate (i) borrow new Dollar denominated term loans (the “Initial Dollar Term Loans”) in an aggregate principal amount of $360.0 million from the parties hereto designated as a “Dollar Term Lender” on such party’s signature page hereto (each a “New Dollar Term Lender”) and (ii) borrow new Euro denominated term loans (the “Initial Euro Term Loans” and, together with the Initial Dollar Term Loans, the “New Term Loans”) in an aggregate principal amount of €75.0 million from the parties to this Amendment designated as a “Euro Term Lender” on such party’s signature page hereto (each a “New Euro Term Lender” and, together with the New Dollar Term Lenders, the “New Term Lenders”);

WHEREAS, the Existing Borrower, the Existing Administrative Agent and the New Term Lenders have agreed to amend and restate the Existing Credit Agreement in the form of the Amended and Restated Credit Agreement attached hereto as Exhibit A (the “Amended and Restated Credit Agreement”) on the Effective Date, subject to the conditions set forth herein; and

WHEREAS, the Existing Administrative Agent has notified the Borrowers and the New Term Lenders that it is resigning as administrative agent and the New Term Lenders and the Borrowers have agreed that Deutsche Bank AG New York Branch shall serve as Administrative Agent under the Amended and Restated Credit Agreement;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. New Term Loan Facilities.

(a) Each New Term Lender agrees to the form of the Amended and Restated Credit Agreement and agrees, severally and not jointly, to make, on the Effective Date.

(i) Initial Dollar Term Loans to the Dutch Borrower and the French Borrower on the terms set forth in Section 2.01(a) of the Amended and Restated Credit Agreement in an aggregate amount not to exceed such New Term Lender’s Initial Dollar Term Commitment as set forth on Schedule 2.01 of the Amended and Restated Credit Agreement; and

(ii) Initial Euro Term Loans to the Dutch Borrower and the French Borrower on the terms set forth in Section 2.01(b) of the Amended and Restated Credit Agreement in an aggregate amount not to exceed such New Term Lender’s Initial Euro Term Commitment as set forth on Schedule 2.01 of the Amended and Restated Credit Agreement.

(b) The proceeds of the Initial Dollar Term Loans, together with the proceeds of the Initial Euro Term Loans, are to be used by the Dutch Borrower and the French Borrower to (i) refinance in full all Term Loans outstanding under the Existing Credit Agreement and pay any accrued interest thereon, (ii) finance one or more distributions to the existing equity holders of the Dutch Borrower in an aggregate amount not to exceed €250.0 million, (iii) finance working capital of the Dutch Borrower and its Subsidiaries and for other general corporate purposes of the Dutch Borrower and its Subsidiaries and (iv) to pay premiums, fees and expenses incurred in connection with this Amendment and the transactions contemplated thereby.

(c) For the avoidance of doubt, from and after the Effective Date, references in the Amended and Restated Credit Agreement to the “Term Loans” shall include the Initial Dollar Term Loans and Initial Euro Term Loans made by the New Term Lenders on the Effective Date hereof and shall exclude the Term Loans (as defined in the Existing Credit Agreement) made by the Term Lenders (as defined in the Existing Credit Agreement) on the Original Effective Date.

SECTION 2. Amendments and Waivers to the Existing Credit Agreement and Other Loan Documents.

(a) The Existing Credit Agreement is, effective as of the Effective Date immediately after giving effect to the repayment of the Term Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, hereby amended and restated in the form attached as Exhibit A hereto, provided that any Schedule or Exhibit to the Existing Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of said Exhibit A shall remain in effect without any amendment or other modification thereto.

(b) The New Term Lenders further consent to the amendments to the Loan Documents set forth in any document delivered pursuant to Section 4 hereof and direct the Administrative Agent and other applicable agents to execute such documents.

(c) Each of the forms attached as Exhibits D, I, L, M, N, O, P, Q and R to the Existing Credit Agreement are, effective as of the Effective Date, deemed amended to the extent necessary (as reasonably determined by the Administrative Agent and the Dutch Borrower) to reflect the existence of the French Borrower in addition to the Dutch Borrower and the existence of Euro Term Loans in addition to Dollar Term Loans.

(d) The New Term Lenders hereby waive the requirement to receive a notice of prepayment with respect to the Term Loans under the Existing Credit Agreement in accordance with Section 2.09 and 2.16 of the Existing Credit Agreement.

SECTION 3. Appointment of Deutsche Bank AG, New York Branch.

(a)	Pursuant to Section 8.06 of the Amended and Restated Credit Agreement (a) the New Term Lenders hereby accept the resignation of Deutsche Bank Trust Company Americas as “Administrative Agent” and as “collateral agent” effective as of the date hereof and (b) the Existing Administrative Agent and the New Term Lenders, with the consent of the Dutch Borrower, hereby appoint Deutsche Bank AG New York Branch to act as the successor Administrative Agent and “collateral agent” under the Amended and Restated Credit Agreement and the other Loan Documents, in each case, effective as of the date hereof. Deutsche Bank AG New York Branch hereby accepts the appointment to act as the Administrative Agent and as “collateral agent” under the Amended and Restated Credit Agreement and the other Loan Documents.

(b)	Deutsche Bank AG New York Branch, as Administrative Agent is hereby vested with all the rights, powers, discretion and privileges of the Existing Administrative Agent as described in the Amended and Restated Credit Agreement and the other Loan Documents and Deutsche Bank AG New York Branch, as Administrative Agent, assumes, from and after the date hereof, the obligations, responsibilities and duties of the Existing Administrative Agent in accordance with the terms of the Amended and Restated Credit Agreement and the other Loan Documents. Nothing in this Amendment shall be deemed a termination of the provisions of any Loan Document (including, without limitation, Article 8 and Section 9.03 of the Amended and Restated Credit Agreement) that survive the Existing Administrative Agent’s resignation. The parties hereby agree that the provisions of Section 9.03 of the Amended and Restated Credit Agreement shall apply to all actions taken by the Existing Administrative Agent (in its capacity as such or in its capacity as “sub-agent pursuant to the following clause (c)) and the Administrative Agent under or in connection with this Amendment or the Loan Documents, whether taken before or after the date of this Amendment.

(c)

Notwithstanding anything to the contrary contained in this Amendment, until such time as all Collateral held by the Existing Administrative Agent has been assigned or otherwise transferred to the Administrative Agent, the Existing Administrative Agent shall continue to hold such Collateral as a sub-agent in accordance with the terms of the Loan Documents, including, without limitation, Section 8.05 of the Amended and Restated Credit Agreement. In furtherance thereof, the Administrative Agent hereby appoints the Existing Administrative Agent to act as a sub-agent with respect to any such Collateral until such Collateral has been assigned or otherwise transferred to the Administrative Agent. The Existing Administrative Agent shall be entitled to all the benefits of the Administrative Agent under the Loan Documents (including, without limitation, Article 8 and Section 9.03 of the Amended and Restated Credit Agreement) with respect to all actions taken or omitted to be taken in its capacity as a sub-agent. In furtherance of the foregoing, it is understood and agreed that the Existing Administrative Agent shall not be required to take any action or exercise any right, power or privilege (including, without limitation, the exercise of any rights or remedies under the Loan Documents) under the Loan Documents unless expressly requested in writing, by the Administrative Agent. The Existing Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Existing Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Existing Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(d)	The Existing Administrative Agent and the Borrowers shall take (and in the case of the Borrowers, shall cause the other Loan Parties to take) all actions reasonably requested by the Administrative Agent to facilitate the resignation and appointment provided for in this Section 3.

(e)	The Existing Administrative Agent assigns absolutely without recourse, representation or warranty of title, to the Administrative Agent (who accepts such assignment) all of the Existing Administrative Agent’s rights and claims under or in connection with (i) the Parallel Debt provided for in Section 2.09 of the Guarantee Agreement (other than subsection (c) thereof) and (ii) the Parallel Debt provided for in Section 8.11 of the Amended and Restated Credit Agreement. For the avoidance of doubt, the assignment of the rights and claims arising under or in connection with the Parallel Debt hereunder does not occur by way of novation, but rather by way of assignment, and all such rights and claims shall remain in existence at all times.

(f)	The indemnity and expense reimbursement provisions of the Amended and Restated Credit Agreement and the other Loan Documents, including those set forth in Section 9.03 of the Amended and Restated Credit Agreement, shall apply to any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and disbursements, incurred by or asserted against the Existing Administrative Agent, the Administrative Agent or their Related Parties in connection with or as a result of (i) making or causing to be made all reasonably requested filings and taking all other actions reasonably requested that are necessary or desirable to maintain the validity, perfection and priority of the Liens on the Collateral in favor of the Administrative Agent, (ii) executing all mutually acceptable documents as may be reasonably requested by the Administrative Agent to transfer the rights and privileges of the Existing Administrative Agent under the Loan Documents to the Administrative Agent, and (iii) the performance by Existing Administrative Agent or its representatives of its obligations hereunder on or after the date hereof or the compliance with any instructions provided by the Administrative Agent to the Existing Administrative Agent on or after the date hereof and any claim, litigation, investigation or proceeding relating to the foregoing; provided that such indemnity shall not, as to any indemnitee, be available to the extent that such losses, claims, damages or related expenses would be excluded from the indemnification obligations of the Borrowers pursuant to Section 9.03(b) of the Amended and Restated Credit Agreement. To the extent that the Borrowers fail to pay any amount required under this Section 3, each Lender severally agrees to pay such Indemnitee in the same manner as provided for in the Amended and Restated Credit Agreement as if the indemnification obligations set forth herein were included in Section 9.03(c) of the Amended and Restated Credit Agreement.

SECTION 4. Conditions to Effectiveness.

This Amendment shall become effective only upon the satisfaction of all of the following conditions precedent; provided that the appointment of Deutsche Bank AG New York Branch set forth in Section 3 hereof shall only be subject to the condition set forth in clause (a) (the date of satisfaction of such conditions being referred to herein as the “Effective Date”):

(a)	The Administrative Agent (or its counsel) shall have received either (i) a counterpart of this Amendment signed on behalf of the Borrowers and the New Term Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Amendment) that the Borrowers and the New Term Lenders have signed a counterpart of this Amendment.

(b)	The Collateral and Guarantee Requirement shall have been satisfied, except as set forth on Schedule 5.18 to the Amended and Restated Credit Agreement, and the Administrative Agent shall have received (or, with respect to any Non-U.S. Security Documents set forth below which must be executed after the effectiveness of this Amendment, shall be satisfied that it shall, promptly after the effectiveness hereof, receive (as if such Non-US Security Document was set forth on Schedule 5.18 to be delivered prior to the end of the Effective Date)):

(i)	The following reaffirmation, amendment and release agreements with respect to the other Loan Documents, in each case, duly executed and delivered by each party thereto:

(A)	Reaffirmation and Amendment of Master Guarantee Agreement;

(B)	Reaffirmation of U.S. Collateral Agreement;

(C)	Amendment to the ABL Intercreditor Agreement, in form and substance reasonably satisfactory to the Administrative Agent;

(D)	French law release letter in respect of French law governed Security Documents which secured the obligations arising from the Existing Credit Agreement; and

(E)	Security Confirmation Agreement regarding Swiss law governed Security Documents.

(ii)	The following Non-U.S. Security Documents:

(A)	Pledge of securities account agreement by Constellium France Holdco S.A.S. in respect of its financial securities in the French Borrower, Constellium Finance S.A.S. and Engineering Products International S.A.S. and related statements of pledge.

(B)	Pledge of securities account agreement by the French Borrower in respect of its financial securities in Constellium Aerospace S.A.S. and related statement of pledge.

(C)	Pledge of securities account agreement by Constellium Holdco II B.V. in respect of its financial securities in Constellium France Holdco S.A.S. and related statement of pledge.

(D)	Pledge of bank account agreement by Constellium France Holdco S.A.S.

(E)	Pledge of bank account agreement by Constellium Finance S.A.S.

(F)	Pledge of bank account agreement by the French Borrower.

(G)	Pledge of bank account agreement by Constellium Aerospace S.A.S.

(H)	Pledge of bank account agreement by Engineering Products International S.A.S.

(I)	Pledge of bank account agreement by Constellium Switzerland AG.

(J)	Pledge of receivables agreement by Constellium France Holdco S.A.S. in respect of certain intra-group loan receivables.

(K)	Pledge of receivables agreement by the French Borrower in respect of certain intra-group loan receivables.

(L)	Pledge of receivables agreement by Constellium Finance S.A.S. in respect of certain intra-group loan receivables.

(M)	Pledge of receivables agreement by Engineering Products International S.A.S. in respect of certain intra-group loan receivables.

(N)	Pledge of receivables agreement by Constellium Aerospace S.A.S. in respect of certain intra-group loan receivables.

(O)	Pledge of receivables agreement by Constellium Extrusions Děčín s.r.o. in respect of certain intra-group loan receivables.

(P)	Pledge of receivables agreement by Constellium Holdco II B.V. in respect of certain intra-group loan receivables.

(Q)	Pledge of receivables agreement by the Dutch Borrower in respect of certain intra-group loan receivables.

(R)	Pledge of receivables agreement by Constellium Deutschland GmbH in respect of certain intra-group loan receivables.

(S)	Pledge of receivables agreement by Constellium Singen GmbH in respect of certain intra-group loan receivables.

(T)	Pledge of receivables agreement by Constellium Switzerland AG in respect of certain intra-group loan receivables.

(U)	Deed of transfer by and between the Existing Administrative Agent, the Administrative Agent, the Dutch Borrower, as pledgor, Constellium Holdco II B.V. and Constellium Extrusions Děčín s.r.o.

(V)	Second ranking notarial deed of disclosed pledge, by the Dutch Borrower in respect of its shares in Constellium Holdco II B.V.

(W)	An amendment and confirmation agreement regarding/containing (i) an assumption of contract by the Administrative Agent from the Existing Administrative Agent, (ii) confirmations in respect of an existing security assignment agreement in respect of intra-group loan receivables and (iii) an assignment of security interests under the existing security agreement from the Existing Administrative Agent to the Administrative Agent between Constellium Germany Holdco GmbH, Constellium Deutschland GmbH and Constellium Singen GmbH as assignors, the Existing Administrative Agent and the Administrative Agent.

(X)	An amendment and confirmation agreement regarding/containing (i) a confirmation in respect of the existing account pledge agreement, (ii) an assumption of contract by the Administrative Agent from the Existing Administrative Agent and (iii) a junior ranking account pledge agreement between Constellium Germany Holdco GmbH, Constellium Deutschland GmbH, Constellium Singen GmbH, Constellium Finance SAS, Constellium Switzerland AG and Constellium Valais SA as pledgors, the Existing Administrative Agent and the Administrative Agent.

(Y)	An amendment and confirmation agreement regarding/containing (i) a confirmation in respect of the existing account pledge agreement, (ii) an assumption of contract by the Administrative Agent from the Existing Administrative Agent and (iii) a junior ranking account pledge agreement between Constellium Extrusions Děčín s.r.o as pledgor, the Existing Administrative Agent and the Administrative Agent.

(iii)	A TEG Letter provided by the Administrative Agent and countersigned by the French Borrower.

(c)	The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the New Term Lenders and dated the Effective Date) of (i) Wachtell, Lipton, Rosen & Katz, New York and Delaware counsel for the Loan Parties, (ii) Clifford Chance LLP, as Czech counsel to the Loan Parties, (iii) Clifford Chance LLP, German counsel to the Loan Parties, (iv) Clifford Chance Europe LLP, French counsel to the Loan Parties, (v) Walder Wyss Ltd., Swiss counsel to the Loan Parties, (vi) Stibbe, Netherlands counsel to the Loan Parties, (vii) Latham & Watkins, LLP, German counsel to the Administrative Agent, (viii) Latham & Watkins LLP, French counsel to the Administrative Agent, (ix) Homburger AG, Swiss counsel to the Administrative Agent, (x) Havel Holasek & Partners s.r.o, as Czech counsel to the Administrative Agent and (xi) Nauta Dutilh, Netherlands counsel to the Administrative Agent. Each such opinion shall be in form and substance reasonably satisfactory to the Administrative Agent. The Dutch Borrower hereby requests such counsel to the Loan Parties to deliver such opinions.

(d)	Simultaneously with the borrowing of the New Term Loans, the Existing Borrower shall have paid to the Administrative Agent on the Effective Date, for the account of the existing Term Lenders, all outstanding principal amounts under, and all accrued and unpaid interest on, the Term Loans of each such Term Lender to, but not including the date of such prepayment and any prepayment premiums due thereon pursuant to the Existing Credit Agreement.

(e)	The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit I to the Amended and Restated Credit Agreement or such other form acceptable to the Administrative Agent with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (f) of this Section 4.

(f)	The Administrative Agent shall have received a copy of:

(i) (x) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority or, if customary in such jurisdiction, any Responsible Officer of the relevant Loan Party (in relation to a Loan Party constituted under (A) German law, in respect of commercial register extracts not older than 14 days, (B) French law, a certified copy of its by-laws (statuts), an original copy of the extrait K-bis and the certificat de non-faillite relating to it of less than thirty (30) days prior to the Effective Date and (C) Dutch law (i) most recent articles of association (statute), (ii) deed of incorporation (akte van oprichting) and an up to date extract of the trade register (kamer van koophandel) or (y) a certificate of each Loan Party, dated the Effective Date, executed by any Responsible Officer of such Loan Party, certifying that there have been no material changes to the Organizational Documents delivered under Section 4.01(d) of the Existing Credit Agreement since the Original Effective Date;

(ii) signature and, to the extent such concept exists, incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party;

(iii) resolutions of the Board of Directors and/or similar governing bodies (and, if required under its by-laws and/or the respective applicable law, a resolution of its shareholders) of each Loan Party (other than a Dutch Loan Party) approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment;

(iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation;

(v) a certified copy of the up-to-date statuts of each Subsidiary organized under the laws of France whose shares are pledged under Security Documents which evidence that no consent is required with respect to enforcement of the security created by the relevant Security Documents on the shares of such Subsidiary, or as applicable, a certified copy of the resolution of the board of directors (or other relevant corporate body) approving the security created by the relevant Security Document with respect to the shares held by each Loan Party pursuant to the provisions of article L. 228-26 of the French Commercial Code; and

(vi) in relation to each Dutch Loan Party, the Dutch MBR and either a confirmation in the Dutch MBR that no works council has been established with respect to the business of the Dutch Loan Party or a positive and unconditional advice from the works council of the Dutch Loan Party.

(g)	The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Joint Bookrunners, Joint Lead Arrangers, Co-Arrangers, the Administrative Agent, and the Borrowers to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least one Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be so reimbursed or paid (which amounts may be paid from the proceeds of the Initial Dollar Term Loans).

(h)	The Administrative Agent shall have received UCC, tax and judgment lien searches requested by the Administrative Agent and searches from the United States Patent and Trademark Office and the United States Copyright Office and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Liens permitted by Section 6.02 of the Amended and Restated Credit Agreement.

(i)	The Administrative Agent shall have received (i) the Pro Forma Closing Balance Sheet and (ii) the audited consolidated balance sheets and related statements of income and cash flows of the Dutch Borrower and its subsidiaries for the Fiscal Year ended December 31, 2012, which financial statements shall have been prepared in accordance with IFRS.

(j)	The Administrative Agent shall have received a certificate from the chief financial officer or president of each Borrower in the form of Exhibit K to the Amended and Restated Credit Agreement certifying as to the Solvency of such Borrower and its Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(k)	The Administrative Agent shall have received at least 5 Business Days prior to the Effective Date all documentation and other information about the Loan Parties as shall have been requested in writing at least 10 Business Days prior to the Effective Date by the Administrative Agent or any Joint Bookrunner, Joint Lead Arranger or Co-Arranger under the Amended and Restated Credit Agreement that the Administrative Agent or such Joint Bookrunner, Joint Lead Arranger or Co-Arranger shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

(l)	The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date before and after giving effect to the borrowing of the Initial Dollar Term Loans and the Initial Euro Term Loans and to the application of proceeds therefrom, as though made on and as of the Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date or period, they shall be true and correct in all material respects as of such earlier date or period; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be (after giving effect to such qualification).

(m)	At the time of and immediately after giving effect to the borrowing of the Initial Dollar Term Loans and the Initial Euro Term Loans on the Effective Date, no Default or Event of Default shall have occurred and be continuing.

(n)	The Administrative Agent shall have received a notice of borrowing in accordance with Article II of the Amended and Restated Credit Agreement.

(o)	The Administrative Agent and the Borrowers shall have entered into a mutually agreeable fee letter with respect to the agency fees payable to the Administrative Agent hereunder.

SECTION 5. Miscellaneous Provisions.

(a) This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provisions of the Existing Credit Agreement or any other Loan Document.

(b) This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered (including by facsimile or electronic transmission) shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Dutch Borrower and the Administrative Agent.

(c) THIS AMENDMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS AMENDMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

(d) Section 9.10(b) of the Existing Agreement will apply with like effect to this Amendment and any dispute arising hereunder.

(e) From and after the Effective Date, all references in the Amended and Restated Credit Agreement and in each of the other Loan Documents to the “Credit Agreement” or the “Loan Documents” shall be deemed to be references to the “Credit Agreement” and other Loan Documents as amended, amended and restated, supplemented or otherwise modified hereby. This Amendment shall constitute a Loan Document for all purposes under the Amended and Restated Credit Agreement and each of the other Loan Documents.

(f) This Amendment shall be binding upon and inure to the benefit of the Borrowers and the other Loan Parties and each of their respective successors and assigns, and upon the Administrative Agent, the Lenders and the New Term Lenders and their respective successors and assigns.

(g) Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(h) If the Dutch Borrower is represented by an attorney in connection with the signing and/or execution of this Amendment it is hereby expressly acknowledged and accepted by the other parties to this Amendment that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his authority shall be governed by the laws of the Netherlands.

(i) The Administrative Agent and the Dutch Borrower acknowledge that any security right created under any Dutch Security Document and entered into by the Administrative Agent as pledgee and the Dutch Borrower as pledgor (the “Existing Dutch Security Documents”) (and any guarantee or surety given or joint liability assumed under the Existing Credit Agreement):

(i)	shall not be affected by the amendment of the Existing Credit Agreement or by this Amendment;

(ii)	shall remain in full force and effect;

(iii)	shall extend to, and shall secure, the liabilities and obligations of the Existing Borrower under the Existing Credit Agreement as amended, amended and restated, supplemented or otherwise modified by and in accordance with the terms of this Amendment; and

(iv)	that, after the Effective Date, the obligations secured under the Existing Dutch Security Documents will be the obligations defined in those Existing Dutch Security Documents as those obligations have been amended, amended and restated, supplemented or modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

DUTCH BORROWER:

CONSTELLIUM HOLDCO B.V.

By:

Name:
Title:

FRENCH BORROWER: CONSTELLIUM FRANCE S.A.S

By:

	Name:	P. Basten
	Title:	President

Second Amendment to Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Existing Administrative Agent

By:

	Name:	Marcus M. Tarkington
	Title:	Director

By:

	Name:	Kelvin Ji
	Title:	Vice President

Second Amendment to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:

	Name:	Marcus M. Tarkington
	Title:	Director

By:

	Name:	Erin Morrissey
	Title:	Director

Second Amendment to Credit Agreement

DEUTSCHE BANK AG LONDON BRANCH,
as a Dollar Term Lender and a Euro Term Lender

By:

	Name:	MARK DIXSON
	Title:	MANAGING DIRECTOR

By:

	Name:	RAY DUKES
	Title:	VICE PRESIDENT

Second Amendment to Credit Agreement

Exhibit A

Amended and Restated Credit Agreement

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 25, 2013

among

CONSTELLIUM HOLDCO B.V.,

as the Dutch Borrower,

CONSTELLIUM FRANCE S.A.S,

as the French Borrower,

the Lenders party hereto from time to time

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as the Administrative Agent

DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS LENDING PARTNERS LLC AND BNP PARIBAS SA,

as Joint Lead Arrangers

DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS LENDING PARTNERS LLC, BNP PARIBAS SA, BARCLAYS BANK PLC, CREDIT SUISSE SECURITIES (USA) LLC, MORGAN STANLEY SENIOR FUNDING, INC. AND UBS SECURITIES LLC,

as Joint Bookrunners,

LAZARD CAPITAL MARKETS LLC, MOELIS & COMPANY LLC, AND APOLLO GLOBAL SECURITIES, LLC,

as Co-Arrangers

and

GOLDMAN SACHS LENDING PARTNERS LLC, BNP PARIBAS SA, BARCLAYS BANK PLC, CREDIT SUISSE (USA) SECURITIES LLC, MORGAN STANLEY SENIOR FUNDING, INC. AND UBS SECURITIES LLC,

as Co-Syndication Agents and Co-Documentation Agents

-i-

-ii-

-iii-

-iv-

-v-

SCHEDULES:

Schedule 1.01(a)	—	Guarantee and Security Principles
Schedule 1.01(b)	—	Existing Factoring Facilities
Schedule 1.01(c)	—	Ordinary Course Swap Agreements
Schedule 1.01(d)	—	Non-U.S. Security Documents
Schedule 1.01(e)	—	[Reserved]
Schedule 1.01(f)	—	Mandatory Cost Formulae
Schedule 2.01	—	Commitments
Schedule 3.04	—	Government Approvals
Schedule 3.08	—	Subsidiaries
Schedule 5.18	—	Certain Post-Closing Obligations
Schedule 6.01(a)	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Existing Restrictions
Schedule 9.01	—	Notices
EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Master Guarantee Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	Form of Affiliated Lender Notice
Exhibit E	—	Form of U.S. Collateral Agreement
Exhibit F	—	Form of [Dollar][Euro] Term Note
Exhibit G	—	Form of ABL Intercreditor Agreement
Exhibit H	—	Form of Affiliate Subordination Agreement
Exhibit I	—	Form of Closing Certificate
Exhibit J	—	[Reserved]
Exhibit K	—	Form of Solvency Certificate
Exhibit L	—	Form of Specified Discount Prepayment Notice
Exhibit M	—	Form of Specified Discount Prepayment Response
Exhibit N	—	Form of Discount Range Prepayment Notice
Exhibit O	—	Form of Discount Range Prepayment Offer
Exhibit P	—	Form of Solicited Discounted Prepayment Notice
Exhibit Q	—	Form of Solicited Discounted Prepayment Offer
Exhibit R	—	Form of Acceptance and Prepayment Notice
Exhibit S	—	Form of Factoring Intercreditor Agreement

AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 25, 2013 (this “Agreement”), among CONSTELLIUM HOLDCO B.V., a Dutch limited liability company registered under number 34393663 (the “Dutch Borrower”), CONSTELLIUM FRANCE S.A.S., incorporated and existing under the laws of France, registered under number 672 014 081 (the “French Borrower”, and together with the Dutch Borrower, the “Borrowers”), the LENDERS party hereto from time to time and DEUTSCHE BANK AG NEW YORK BRANCH, as the Administrative Agent.

WHEREAS, Constellium Holdco B.V., as borrower (in such capacity, the “Existing Borrower”), the lenders from time to time party thereto and Deutsche Bank Trust Company Americas, as administrative agent (in such capacity, the “Existing Administrative Agent”), are parties to that certain Credit Agreement, dated as of May 25, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time through, but not including, the date hereof, the “Existing Credit Agreement”) under which the Term Lenders (as defined therein) made Initial Term Loans (as defined therein) to the Existing Borrower in an initial aggregate amount of $200,000,000;

WHEREAS, pursuant to the Second Amendment Agreement, the Existing Borrower, the Existing Administrative Agent and the Lenders party thereto have agreed to amend and restate the Existing Credit Agreement in the form hereof. The amendment and restatement of the Existing Credit Agreement evidenced by this Agreement shall become effective as provided in the Second Amendment Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABL Credit Agreement” means (i) that certain Credit Agreement, dated as of the Original Effective Date, among Constellium Ravenswood, Constellium US Holdings I, LLC, the lenders party thereto from time to time and Deutsche Bank Trust Company Americas, as administrative agent, as amended, supplemented, or otherwise modified from time to time in accordance with the provisions hereof and thereof and (ii) any Permitted Refinancing Indebtedness incurred to Refinance, or issued in place of, such credit agreement in compliance with the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Original Effective Date, among the Administrative Agent, the administrative agent under the ABL Credit Agreement, each of the U.S. Loan Parties and the other parties named therein, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof and thereof.

“ABL Obligor” means each borrower and guarantor in respect of the ABL Credit Agreement.

“Acceptable Discount” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Borrower accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.09(a)(ii)(D) substantially in the form of Exhibit R.

“Acceptance Date” has the meaning specified in Section 2.09(a)(ii)(D).

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any (a) Incremental Revolving Commitment or Revolving Commitment Increase pursuant to an Incremental Revolving Facility Amendment in accordance with Section 2.18 or (b) Other Revolving Commitments or Other Revolving Loans pursuant to a Refinancing Amendment in accordance with Section 2.19; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) and, if such Additional Revolving Lender will provide an Incremental Revolving Commitment, a Revolving Commitment Increase or any Other Revolving Commitment, the Dutch Borrower, in each case, to the extent any such approvals would otherwise be required for an assignment to such Additional Revolving Lender pursuant to Section 9.04(b)(i) hereof.

“Additional Term Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any (a) Term Commitment Increase pursuant to an Incremental Term Facility Amendment in accordance with Section 2.18 or (b) Other Term Commitments or Other Term Loans pursuant to a Refinancing Amendment in accordance with Section 2.19; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) and, if such Additional Term Lender will provide a Term Commitment Increase or any Other Term Commitment, the Dutch Borrower, in each case, to the extent any such approvals would otherwise be required for an assignment to such Additional Term Lender pursuant to Section 9.04(b)(i) hereof.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) (i) the Eurocurrency Rate for the applicable currency for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) 1.25%.

“Administrative Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII. For the avoidance of doubt, any reference to the Administrative Agent shall mean Deutsche Bank AG New York Branch, the New York branch, located at 60 Wall Street, New York, NY 10005, United Stated of America and duly licensed by the New York State Department of Financial Services, of Deutsche Bank AG, a company organized and existing under the law of the Federal Republic of Germany, whose registered office is at Taunusanlage 12, Frankfurt Am Main 60325, Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Frankfurt am Main under registration number HRB 30000.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Subordination Agreement” means the Affiliate Subordination Agreement, dated as of the Original Effective Date, among the subordinated lenders from time to time party thereto, the subordinated borrowers from time to time party thereto and the Administrative Agent.

“Affiliated Debt Funds” means any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which neither Apollo Investment Fund VII, L.P. nor any other private equity, real estate or alternative investment funds or vehicles of Apollo, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Affiliated Lender” means, at any time, any Lender that is Apollo or an Affiliate thereof (other than the Dutch Borrower or any of its Subsidiaries) at such time.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agents” has the meaning given to such term in Section 9.01(c).

“Agreed Structure Memorandum” means the Tax Memorandum titled “Constellium refinancing 2013”, dated March 22, 2013 issued by Pricewaterhouse Coopers and relating to the Loan Parties and the Transactions.

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Eurocurrency Rate (determined giving effect to any applicable floor in the definition thereof) determined two Business Days prior to such date (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Anticipated Cure Deadline” has the meaning assigned to such term in Section 7.02.

“Apollo” means Apollo Management, L.P.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Applicable Rate” means:

(a) for any day from the Effective Date until the date of delivery of the financial statements for the period ending March 31, 2013, (i) with respect to any Dollar Term Loan (A) 4.00% per annum, in the case of an ABR Term Loan, and (B) 5.00% per annum, in the case of a Eurocurrency Term Loan and (ii) with respect to any Euro Term Loan, 5.50% per annum; and

(b) thereafter, (i) prior to the consummation of a Qualified IPO, a percentage per annum determined by reference to the Consolidated Total Net Leverage Ratio in effect from time to time as set forth below:

Consolidated Total Net Leverage Ratio	Dollar Term Loans		Euro Term Loan
	ABR Term Loan	Eurocurrency Term Loan

Greater than 0.75:1.00	4.00%	5.00%	5.50%

Less than or equal to 0.75:1.00	3.75%	4.75%	5.25%

and (ii) after the consummation of a Qualified IPO, (A) with respect to any Dollar Term Loan (A) 3.75% per annum, in the case of an ABR Term Loan, and (B) 4.75% per annum, in the case of a Eurocurrency Term Loan and (ii) with respect to any Euro Term Loan, 5.25% per annum.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Acquisition” means, for purposes of calculating any financial ratios, any Permitted Business Acquisition the aggregate consideration for which exceeds $5,000,000.

“Asset Disposition” means, for purposes of calculating any financial ratios, any Disposition by the Dutch Borrower or any Restricted Subsidiary to any person other than the Dutch Borrower or any Restricted Subsidiary, to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the Net Proceeds from which exceed $5,000,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Assignment Taxes” means Other Taxes imposed as a result of an assignment by any Lender pursuant to Section 9.04 (other than an assignment at the request of the Dutch Borrower pursuant to Section 2.17) as a result of a present or former connection between the assigning Lender and the Governmental Authority imposing such Other Taxes, other than a connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, having received or perfected a security interest under, having been a party to or having enforced, or, pursuant to an assignment request by the Dutch Borrower under Section 2.17, having sold or assigned an interest in this Agreement or any other Loan Document.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed or engaged by a Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.09(a)(ii); provided that neither Borrower shall designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Free Cash Flow Amount” means, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a) the Cumulative Retained Excess Cash Flow Amount on such date of determination, plus

(b) the aggregate amount of proceeds received after the Effective Date and prior to such date of determination that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x) or (y) of the second proviso thereof (the “Below-Threshold Asset Sale Proceeds”), plus

(c) Declined Amounts, plus

(d) the Cumulative Equity Proceeds Amount on such date of determination, minus

(e) the cumulative amount of Investments pursuant to Section 6.04(j)(B) from and after the Effective Date and on or prior to such time, minus

(f) the cumulative amount of Restricted Payments made pursuant to Section 6.06(h) from and after the Effective Date and on or prior to such time, minus

(g) the cumulative amount of the Available Free Cash Flow Amount used to repay, repurchase, redeem, acquire, cancel or terminate Indebtedness pursuant to Section 6.09(b)(i) from and after the Effective Date and on or prior to such time;

provided, however, for purposes of determining the amount of Available Free Cash Flow Amount available for Restricted Payments under Section 6.06(h), the calculation of the Available Free Cash Flow Amount shall not include any Below-Threshold Asset Sale Proceeds.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bank Levies” mean the French Tax levied pursuant to Article 235 ter ZE of the French Code général des impôts, the United Kingdom tax levied pursuant to Section 73 of, and Schedule 19, to the United Kingdom Finance Act 2011, the German tax levied pursuant to the German Restructuring Fund Act (Restrukturierungsfondgesetz) and other Tax of similar nature imposed in any other jurisdiction, consisting of bank levy in the sense referred to in the joint statement released by the French, UK and German governments on 22 June 2010 and that is imposed by reference to the assets and liabilities of a financial institution or in relation to its balance sheet, capital base or minimum regulatory capital or any combination thereof.

“Barclays” means Barclays Bank PLC.

“BNP Paribas” means BNP Paribas SA.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or members of such Person, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrowers” has the meaning assigned to such term in the preamble and shall include any Successor Borrower pursuant to Section 6.05(q).

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by a Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.09(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by a Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.09(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by a Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.09(a)(ii)(D).

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date in the same currency and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of accounts receivable owned by the ABL Obligors as of the end of the most recent fiscal quarter preceding such date; plus

(2) the lesser of (i) 80% of the lower of cost or market and (ii) 85% of net orderly liquidation value, in each case, of inventory owned by the ABL Obligors as of the end of the most recent fiscal quarter preceding such date.

“Borrowing Minimum” means (a) in the case of a Eurocurrency Borrowing denominated in Dollars, $5,000,000, (b) in the case of an ABR Borrowing, $1,000,000 and (c) in the case of a Eurocurrency Loan denominated in Euros, €5,000,000.

“Borrowing Multiple” means (a) in the case of a Eurocurrency Borrowing (other than a Euro Term Loan), $1,000,000, (b) in the case of an ABR Revolving Borrowing, $500,000 and (c) in the case of a Euro Term Loan, €1,000,000.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in London, New York City, Paris or Amsterdam are authorized or required by law to remain closed; provided that (a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, Business Day also means any such day on which commercial banks in New York are open and on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market and (b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, Business Day also means a TARGET Day.

“Capital Expenditures” means, for any Person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with IFRS, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures shall not include:

(a) expenditures with funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” but for the application of the first proviso to such clause (a);

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Dutch Borrower and the Restricted Subsidiaries within 12 months of receipt of such proceeds;

(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Dutch Borrower or any Restricted Subsidiary) and for which none of the Dutch Borrower or any Restricted Subsidiary has provided or is required to provide or incur or is otherwise liable for, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business; or

(g) Investments in respect of a Permitted Business Acquisition.

“Capitalized Development Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements, product development testing, approval and registration that, in conformity with International Financing Reporting Standards (promulgated by the IASB and as adopted by the European Union) in effect as of the Effective Date, are permitted to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS, and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof determined at such time in accordance with International Financing Reporting Standards (promulgated by the IASB and as adopted by the European Union) in effect on the Effective Date.

“Cash Interest Expense” means, with respect to any Person on a consolidated basis for any period, Interest Expense for such period, less, without duplication, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Dutch Borrower or any Restricted Subsidiary, including such fees paid in connection with the Transactions, (c) to the extent included in Interest Expense, the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of the Dutch Borrower and the Restricted Subsidiaries for such period; provided that Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or one-time amendment fees paid in connection with any amendment of this Agreement.

“Cash Management Obligations” means obligations of the Dutch Borrower or any Subsidiary in respect of any cash pooling arrangements, and any netting, overdraft and related liabilities arising from treasury, depository and other cash management services or any electronic or automated clearing house transfers of funds, as well as participation in commercial (or purchasing) debt or credit card programs.

“Change in Control” means:

(a) at any time after a Qualified IPO, a majority of the seats (other than vacant seats) on the Board of Directors of the Dutch Borrower are at any time occupied by Persons who are neither (i) nominated by the Board of Directors of the Dutch Borrower or the Permitted Holders, (ii) appointed by the general meeting from a binding nomination by the Board of Directors nor (iii) appointed by the Permitted Holders;

(b) a “change of control” under any Material Indebtedness (other than a change of control arising under Indebtedness of a Subsidiary of the Dutch Borrower (including the ABL Credit Agreement) as a result of the sale of such Subsidiary in a transaction otherwise permitted hereunder; provided that in connection with any such transaction the Dutch Borrower and its Restricted Subsidiaries are released from any liabilities (including guarantees) with respect to such Indebtedness of such Subsidiary);

(c) at any time prior to a Qualified IPO, the failure of the Permitted Holders to own beneficially, directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Dutch Borrower;

(d) at any time after a Qualified IPO, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Effective Date) other than the Permitted Holders shall beneficially own a percentage of the then outstanding voting Equity Interests of the Dutch Borrower that is more than the greater of (A) 35% of the outstanding voting Equity Interests of the Dutch Borrower and (B) the percentage of such voting Equity Interests owned, directly or indirectly, beneficially by the Permitted Holders; or

(e) the French Borrower shall cease to be 100% owned, directly or indirectly, by the Dutch Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Incremental Revolving Loans, Other Revolving Loans, Extended Revolving Loans, Initial Dollar Term Loans, Initial Euro Term Loans, Incremental Term Loans, Other Term Loans, or Extended Term Loans, (b) any Commitment, refers to whether such Commitment is an Incremental Revolving Commitment, Other Revolving Commitment, Extended Revolving Commitment, Initial Dollar Term Commitment, Initial Euro Term Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Incremental Term Loans, Other Term Loans, Extended Term Loans, Other Revolving Commitments (and the Other Revolving

Loans made pursuant thereto) and Extended Revolving Commitments (and Extended Revolving Loans made pursuant thereto) that have different terms and conditions shall be construed to be in different Classes.

“Co-Arranger” means Lazard Capital Markets LLC, Moelis & Company LLC and Apollo Global Securities, LLC, each in its capacity as a co-arranger.

“Co-Documentation Agents” means Goldman Sachs, BNP Paribas, Barclays, CS Securities, Morgan Stanley and UBS Securities, each in its capacity as a co-documentation agent.

“Co-Syndication Agents” means Goldman Sachs, BNP Paribas, Barclays, CS Securities, Morgan Stanley and UBS Securities, each in its capacity as a co-syndication agent.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, and subject to applicable limitations set forth in this Agreement or any other Loan Document, the requirement that:

(a) the Administrative Agent shall have received from (i) each Borrower and each of their Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) in the case of any Person that is a party to the Guarantee Agreement as of the Effective Date, the Reaffirmation of the Guarantee Agreement, duly executed and delivered on behalf of such Person or (y) in the case of any Person that is required to become a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in substantially the form specified therein (with such changes as are permitted pursuant to the Guarantee and Security Principles or as may be reasonably acceptable to the Administrative Agent, including without limitation in respect of necessary and customary limitations under local law), duly executed and delivered on behalf of such Person, (ii) each U.S. Loan Party either (x) in the case of any Person that is a party to the U.S. Collateral Agreement as of the Effective Date, the Reaffirmation of the U.S. Collateral Agreement, duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a U.S. Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the U.S. Collateral Agreement, in substantially the form specified therein (with such changes as may be reasonably acceptable to the Administrative Agent), duly executed and delivered on behalf of such Person, and (iii) each Non-U.S. Loan Party either (x) in the case of a Person that is party to any Non-U.S. Security Document as of the Effective Date (i) if reasonably acceptable to the Administrative Agent, one or more reaffirmations of such Non-U.S. Security Documents, in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered on behalf of such Person and/or (ii) a counterpart of any applicable newly-executed Non-U.S. Security Documents duly executed and delivered on behalf of such Person required to create and perfect the security interests of the Administrative Agent in the assets of such Non-U.S. Loan Party (other than Excluded Assets) or (y) in the case of any Person that becomes a Non-U.S. Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the applicable Non-U.S. Security Documents, in substantially the form specified therein (with such changes as may be reasonably acceptable to the Administrative Agent), or such additional Non-U.S. Security Documents (in a form reasonably acceptable to the Administrative Agent) duly executed and delivered on behalf of such Person required to create and perfect the security interests of the Administrative Agent in the assets of such Non-U.S. Loan Party (other than Excluded Assets), in each case under this clause (a) together with (in each case, if reasonably requested by the Administrative Agent), in the case of any such Loan Documents executed and delivered after the Effective Date, documents of the type referred to in clause (e) of Section 4 of the Second Amendment Agreement and, if applicable, clause (f) of Section 4 of the Second Amendment Agreement and opinions of the type referred to in clause (c) of Section 4 of the Second Amendment Agreement;

(b) all Equity Interests of each Loan Party that are owned by a Loan Party and each Equity Interest of any Restricted Subsidiary (whether or not a Loan Party) which is owned by a U.S. Loan Party shall have been pledged pursuant to applicable Security Documents and the Administrative Agent shall have received certificates or other instruments representing all such Pledged Equity Interests (if any), or in the case of a Loan Party (i) organized in Germany, the pledge thereof, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, or (ii) organized in France, an executed copy of the pledge thereof (including in respect of Equity Interests in the form of financial securities (titres financiers), an executed copy of the related statement of pledge over a financial securities account and the related bank account (déclaration de nantissement de compte de titres financiers), any certificate of the registration of the pledge over the relevant financial securities account (compte de titres financiers) and the related bank account duly executed by the holder thereof, together with a certified copy of all documents (including any registre de mouvements de titres and comptes de titulaires de valeurs mobilières), (iii) organized in Switzerland, the pledge thereof, together with the relevant share certificates (in the case of registered shares duly endorsed or assigned (as applicable) in blank) and the relevant share register reflecting the pledge thereof, or (iv) in the case of any other Non-U.S. Loan Party, such other documents as are customary under applicable local law, in each case, evidencing the perfection of the pledge (or, with respect to any other Non-U.S. Loan Party, such other measures reasonably satisfactory to the Administrative Agent shall have been taken) in each case under this clause (b) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, if reasonably requested by the Administrative Agent) opinions of the type referred to in clause (c) of Section 4 of the Second Amendment Agreement;

(c) To the extent not included in clause (a) of this definition, if any Indebtedness for borrowed money of the Dutch Borrower or any Restricted Subsidiary in excess of $2,500,000 is owing by such obligor to any Loan Party and such Indebtedness is evidenced by (i) a promissory note that shall have been pledged or assigned by way of security pursuant to the Security Documents, the Administrative Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank or in the case of Indebtedness owing to any Non-U.S. Loan Party, such other documents and other measures as are customary under applicable local law, to evidence the perfection or the pledge of such Indebtedness and reasonably satisfactory to the Administrative Agent shall have been delivered and taken and (ii) an intercompany loan agreement that shall have been pledged or assigned by way of security pursuant to the Security Documents, the Administrative Agent shall have received a copy of such intercompany loan agreement and, in the case of Indebtedness owing to any Non-U.S. Loan Party, such other documents and other measures as are customary under applicable local law, to evidence the perfection or the pledge of such Indebtedness and reasonably satisfactory to the Administrative Agent shall have been delivered and taken;

(d) all certificates, agreements, documents, notarizations and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and reasonably requested by the Administrative Agent to be filed, delivered, registered, effected or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) with respect to fee owned real property owned by a U.S. Loan Party, the Administrative Agent shall have received, to the extent customary and appropriate (as determined by the Administrative Agent in its reasonable discretion) in the applicable jurisdiction, (i) counterparts of a Mortgage to each Mortgaged Property, and any applicable mortgage modification with respect thereto, in each case, duly executed and delivered by the record owner of such Mortgaged Property, (ii) in the case of any Mortgaged Property located in the United States or to the extent customary in the jurisdiction where such Mortgaged Property is located, a fully-paid policy or policies of title insurance in an amount reasonably acceptable to the Administrative Agent issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a first (or, in the case of that certain property of Constellium Ravenswood located in Ravenswood, WV, second) priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02 and fully paid date-down modification endorsements of such title insurance covering such property, together with any other endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) the Flood Documentation, (iv) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property or any such mortgage modification with respect thereto, (v) a Survey (provided, however, that a Survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer and (vi) a certificate or other evidence reasonably satisfactory to the Administrative Agent of coverage under the insurance policies required by Section 5.03.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents and, in the case of Non-U.S. Subsidiaries, the Guarantee and Security Principles, (b) perfection by possession will not be required with respect to cash and with respect to any U.S. Loan Party, no control agreements or similar arrangements with respect to deposit accounts, securities accounts, letter of credit rights or other assets requiring perfection by control shall be required, except to the extent such assets are subject to the control of the administrative or collateral agent with respect to Indebtedness incurred under Section 6.01(j), (c) in no event shall landlord lien waivers, bailee letters, estoppels and collateral access letters be required to be delivered, (d) other than to the extent required by local law to perfect the security interests of the Administrative Agent under any Non-U.S. Security Document, in no event shall notices be required to be sent to account debtors or other contractual third-parties prior to the occurrence or absent the continuance of an Event of Default and unless requested by the Administrative Agent, (e) in no event shall Security Documents be governed by the law of the jurisdiction in which assets are located unless required by local law or such jurisdiction is the jurisdiction of organization of the Person granting such lien, the jurisdiction of incorporation of any Non-U.S. Loan Party the Equity Interests of which (or the intercompany indebtedness of which) are required to be pledged as Collateral or the United States and (f) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it reasonably determines that either (i) such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents or (ii) such extension of time is otherwise reasonable, necessary or appropriate, and each Lender hereby consents to any such extensions of time. Without limitation of the foregoing, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.18 within the time periods after the Effective Date specified in Schedule 5.18 or such later date as the Administrative Agent agrees in writing.

“Commitment” means with respect to any Lender, its Incremental Revolving Commitment, Other Revolving Commitment of any Class, Extended Revolving Commitment of any Class, Initial Dollar Term Commitment, Initial Euro Term Commitment, Other Term Commitment of any Class or any combination thereof (as the context requires).

“Compliance Certificate” means a certificate of a Financial Officer required to be delivered pursuant to Section 5.01(d).

“Consolidated Debt” means, as of any date of determination, the sum of (without duplication) all Indebtedness of the type set forth in clauses (a), (b), (e) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (f), (h) (other than letters of credit, to the extent undrawn), (i) (other than bankers acceptances to the extent undrawn), (j), (k) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt) and (l) of the definition of “Indebtedness” of the Dutch Borrower and the Restricted Subsidiaries determined on a consolidated basis on such date; provided, that the amount of any Indebtedness (including the Indebtedness under this Agreement) with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt as of such date to (b) EBITDA for the most recently ended Test Period, all determined on a consolidated basis in accordance with IFRS; provided EBITDA shall be determined for the respective Test Period on a Pro Forma Basis.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its subsidiaries for such period, on a consolidated basis, in accordance with IFRS; provided, however, that, without duplication:

(a) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, signing, retention or completion bonuses, and any fees, expenses, charge or change in control payments related to the Transactions, in each case, shall be excluded;

(b) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by IFRS, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(c) the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;

(d) (i) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, (ii) any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (iii) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Dutch Borrower) shall be excluded;

(e) any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded;

(f) the Net Income for such period of any Person that is not a subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent Person or a subsidiary thereof in respect of such period;

(g) solely for purposes of calculating Available Free Cash Flow Amount, the Net Income for such period of any subsidiary of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such Person or a subsidiary of such Person (subject to the provisions of this clause (g)), to the extent not already included therein;

(h) [Reserved];

(i) any impairment charge or asset write-off, in each case pursuant to IFRS, and the amortization of intangibles arising pursuant to IFRS, shall be excluded;

(j) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(k) any (a) non-cash compensation charges, (b) costs and expenses after the Effective Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Effective Date of officers, directors and employees, in each case of such Person or any of its subsidiaries, shall be excluded;

(l) accruals and reserves that are established or adjusted within 12 months after the Effective Date (excluding any such accruals or reserves to the extent that they represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and that are so required to be established or adjusted in accordance with IFRS or as a result of adoption or modification of accounting policies shall be excluded;

(m) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties;

(n) any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates, commodities or currency exchange risk, shall be excluded;

(o) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(p) Capitalized Development Expenditures shall be excluded; and

(q) non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).

Consolidated Net Income presented in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.

“Consolidated Secured Net Debt” means, as of any date of determination, (i) Consolidated Debt to the extent secured by Liens on all or any portion of the assets of the Dutch Borrower or its Restricted Subsidiaries on such date (including, for the avoidance of doubt, Qualified Receivables Financing) less (ii) the Unrestricted Cash of the Dutch Borrower and its Restricted Subsidiaries on such date.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Net Debt as of such date to (b) EBITDA for the most recently ended Test Period, all determined on a consolidated basis in accordance with IFRS; provided EBITDA shall be determined for the respective Test Period on a Pro Forma Basis.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Dutch Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with IFRS, as set forth on the consolidated balance sheet of the Dutch Borrower as of the last day of the Test Period ending immediately prior to such date. Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Unrestricted Cash of the Dutch Borrower and its Restricted Subsidiaries on such date.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date to (b) EBITDA for the most recently ended Test Period, all determined on a consolidated basis in accordance with IFRS; provided that EBITDA shall be determined for the respective Test Period on a Pro Forma Basis.

“Constellium Holdco II” means Constellium Holdco II B.V.

“Constellium Ravenswood” means Constellium Rolled Products Ravenswood, LLC.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Obligations” means each Borrower’s Secured Obligations as they may exist from time to time, other than its Parallel Debt.

“Credit Agreement Refinancing Indebtedness” means (a) Indebtedness incurred or (b) Other Revolving Commitments obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or Revolving Commitments (if any) hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Incremental Revolving Commitments, Extended Revolving Commitments or Other Revolving Commitments, the amount thereof) (except by an amount equal to accrued and unpaid interest and premium thereon and fees and expenses incurred, in connection with such extending, renewing or refinancing), (ii) such Indebtedness has a maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) [reserved], (v) in the case of Refinanced Debt of (x) the Dutch Borrower, such Indebtedness shall be borrowed solely by the Dutch Borrower and shall not be guaranteed by any Persons other than the Loan Parties and (y) the French Borrower, such Indebtedness shall be borrowed solely by the French Borrower and shall not be guaranteed by any Persons other than the Loan Parties, (vi) such Indebtedness (if secured) shall rank pari passu in right of payment and of security with the other Loans and Commitments hereunder and, in all cases, shall be subject to the ABL Intercreditor Agreement and (vii) the other terms and conditions of such Credit Agreement Refinancing Indebtedness (excluding pricing and optional prepayment or redemption terms), taken as a whole, are substantially identical to, or less favorable to the investors providing such Credit Agreement Refinancing Indebtedness than, those applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date); provided that to the extent that such Refinanced Debt consists, in whole or in part, of Incremental Revolving Commitments, Other Revolving Commitments or Extended Revolving Commitments (or Incremental Revolving Loans, Other Revolving Loans, or Extended Revolving Loans incurred pursuant to any Incremental Revolving Commitment, Other Revolving Commitments or Extended Revolving Commitments), such Incremental Revolving Commitments, Other Revolving Commitments or Extended Revolving Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

In addition, Credit Agreement Refinancing Indebtedness may be in the form of high yield notes provided that in addition to the requirement set forth in the proviso of the previous paragraph, (i) if such notes are secured, the collateral for such Indebtedness shall be limited to the Collateral for the Loan Document Obligations and the security agreements with respect thereto shall be substantially the same as the Security Documents (with such changes as the Administrative Agent may agree are reasonable), (ii) such Indebtedness is subject to a customary intercreditor agreement in a form reasonably acceptable to the Administrative Agent, (iii) such high yield notes may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder (as determined by the Borrower and the investors providing such Credit Agreement Refinancing Indebtedness) and shall not otherwise contain any mandatory prepayment provisions (other than related to customary asset sales and change of control offers) that could result in repayments of such notes prior to the payment in full of the Loan Document Obligations.

“Credit Extension” means the making of a Borrowing.

“CS Securities” means Credit Suisse Securities (USA) LLC.

“Cumulative Equity Proceeds Amount” means, at any date of determination, an amount equal to, without duplication:

(a) 100% of the aggregate net proceeds (determined in a manner consistent with the definition of “Net Proceeds”), including cash and the Fair Market Value of tangible assets other than cash, received by the Dutch Borrower after the Effective Date from the issue or sale of Equity Interests of the Dutch Borrower (excluding, without duplication, Excluded Contributions and Disqualified Equity Interests) including Equity Interests of the Dutch Borrower (other than Disqualified Equity Interests) issued upon conversion of Indebtedness or Disqualified Equity Interests to the extent the Dutch Borrower had received the Net Proceeds of such Indebtedness or Disqualified Equity Interests; plus

(b) 100% of the aggregate amount of contributions to the capital of the Dutch Borrower by its shareholders received in cash and the Fair Market Value of tangible assets other than cash after the Effective Date (other than Excluded Contributions, Cure Amounts and Disqualified Equity Interests); plus

(c) 100% of the aggregate amount received by the Dutch Borrower or any Restricted Subsidiary in cash and the Fair Market Value of tangible assets other than cash received by the Dutch Borrower or any Restricted Subsidiary after the Effective Date from:

(i) the sale or other disposition (other than to the Dutch Borrower or a Restricted Subsidiary of the Dutch Borrower) of Investments made by the Dutch Borrower and its Restricted Subsidiaries and repurchases and redemptions of such Investments from the Dutch Borrower and its Restricted Subsidiaries by any Person (other than the Dutch Borrower or any of its Restricted Subsidiaries) to the extent the Net Proceeds thereof are not required to be applied pursuant to Section 2.09(c);

(ii) the sale (other than to the Dutch Borrower or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent the Net Proceeds thereof are not required to be applied pursuant to Section 2.09(c); or

(iii) a distribution, dividend or other payment from an Unrestricted Subsidiary.

“Cumulative Retained Excess Cash Flow Amount” means, at any date of determination, an amount equal to (a) the aggregate cumulative sum of Excess Cash Flow for each Excess Cash Flow Period multiplied by the Retained Percentage for such Excess Cash Flow Period, plus (b) the sum of Year To Date Excess Cash Flow for such Excess Cash Flow Interim Period multiplied by the Retained Percentage for such Excess Cash Flow Period.

“Cure Amount” has the meaning assigned to such term in Section 7.02.

“Cure Right” has the meaning assigned to such term in Section 7.02.

“Current Assets” means, with respect to the Dutch Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Dutch Borrower and the Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” means, with respect to the Dutch Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Dutch Borrower and the Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Effective Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clause (a)(iv) of the definition of such term.

“DBSI” means Deutsche Bank Securities Inc.

“DCC” means the Dutch Civil Code (Nederlands Burgerlijk Wetboek).

“DCCP” means the Dutch Code of Civil Procedure (Nederlands Wetboek van Burgerlijke Rechtsvordering).

“Debtor Relief Laws” means the Bankruptcy Code, the Dutch Bankruptcy Code (Nederlandse Faillissementswet) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions (including, in particular, Book VI of the French Commercial Code) from time to time in effect and affecting the rights of creditors generally.

“Debt Service” means, with respect to the Dutch Borrower and the Restricted Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Declined Amounts” has the meaning set forth in Section 2.09(e).

“Deductible Amount” has the meaning assigned to such term in Section 8.11.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time, subject to Section 2.21(b), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Administrative Agent and the Dutch Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent or the Dutch Borrower, in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has generally defaulted on its funding obligations under other loan agreements or credit agreements or other similar financing agreements, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Dutch Borrower, failed to confirm in writing to the Administrative Agent and the Dutch Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Dutch Borrower’s receipt of such written confirmation) or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon notification of such determination by the Administrative Agent to the Dutch Borrower and the Lenders.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.09(a)(ii)(B).

“Discount Range” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.09(a)(ii)(C) substantially in the form of Exhibit N.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit O, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Discount Range Proration” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.09(a)(ii)(B), Section 2.09(a)(ii)(C) or Section 2.09(a)(ii)(D), as applicable unless a shorter period is agreed to between a Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.09(a)(ii)(A).

“Disposition” means, with respect to any Person, any sale, transfer, lease or other disposition of any asset owned by such Person or any issuance of Equity Interests in such Person.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Dutch Borrower (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Dutch Borrower (or any direct or indirect parent company thereof) or any of its subsidiaries (i) in order to satisfy applicable statutory or regulatory obligations of such Person or (ii) because it is no longer capable of vesting according to its terms.

“Disqualified Lenders” means (i) any Person set forth in writing by the Dutch Borrower to the Administrative Agent on or prior to the Effective Date and (ii) any operating company which is a bona fide competitor of the Dutch Borrower identified in writing by the Dutch Borrower to the Administrative Agent following the Effective Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dutch Borrower” has the meaning assigned to such term in the preamble.

“Dutch Loan Party” has the meaning assigned to such term in Section 9.07.

“Dutch MBR” means the resolutions of the managing board of each Dutch Loan Party (i) approving the terms of, and the transactions contemplated by the Loan Documents and resolving that it will enter into, execute, deliver and perform the Loan Documents to which it is a party, (ii) authorizing a specific person or persons to execute the Loan Documents to which it is a party on its behalf, (iii) authorizing a specific person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party, (iv) appointing and/or confirming the appointment of any representatives and any process agents required pursuant to the terms of the Loan Documents, and (v) stating that the entering into and execution of the Loan Documents is in its corporate benefit and in conformity with its corporate purpose.

“Dutch Security Document” means any Security Document governed by Dutch law.

“Dutch SHR” means the resolutions of the general meeting of shareholders of each Dutch Loan Party approving the terms of, and the transactions contemplated by the Loan Documents, including (if applicable) the pledging of shares and the (conditional) transfer of voting rights relating to such shares.

“EBITDA” means, with respect to the Dutch Borrower and the Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Dutch Borrower and the Restricted Subsidiaries for such period plus

(a) the sum of without duplication, in each case, to the extent deducted in or otherwise reducing Consolidated Net Income for such period:

(i) provision for taxes based on income, profits or capital of the Dutch Borrower and the Restricted Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examination); plus

(ii) (x) Interest Expense of the Dutch Borrower and the Restricted Subsidiaries for such period, (y) customary commissions, discounts, yield and other fees and charges (including any interest expense) related to Qualified Receivables Financings and (z) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Equity Interests of the Dutch Borrower and its Restricted Subsidiaries; plus

(iii) depreciation, amortization (including amortization of intangibles, deferred financing fees and unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Dutch Borrower and the Subsidiaries for such period; plus

(iv) business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of the inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(v) to the extent permitted to be paid pursuant to Section 6.07, the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Permitted Holders (or any accruals relating to such fees and related expenses) during such period; plus

(vi) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Dutch Borrower or a Guarantor or net cash proceeds of an issuance of Equity Interests of the Dutch Borrower (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Free Cash Flow Amount; plus

(vii) any expenses or charges (other than depreciation or amortization) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the Transactions, and (y) any amendment or other modification of the notes or other Indebtedness; plus

(viii) any losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement or the ABL Credit Agreement; plus

(ix) an adjustment (which may be a negative number) to the extent that Consolidated Net Income was calculated on an average cost basis with respect to inventory, the additional Consolidated Net Income (or loss) of which would have been recognized using an approximation of last in first out for inventory; plus

(x) the amount of loss on sale of receivables and related assets in a Qualified Receivables Financing; minus

(b) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); minus any gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement or the ABL Credit Agreement;

in each case, on a consolidated basis and determined in accordance with IFRS).

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Restricted Subsidiary (other than any Wholly Owned Subsidiary) of the Dutch Borrower will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute EBITDA, (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Dutch Borrower, and (B) only to the extent that a corresponding amount of the Net Income of such Restricted Subsidiary would be permitted at the date of determination to be dividended or distributed to the Dutch Borrower by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Economic Sanctions Laws” means (i) the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended and (ii) any and all other laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing.

“Effective Date” has the meaning assigned to such term in Section 4.01.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than the Dutch Borrower or any of its Subsidiaries), other than, in each case, a natural person; provided that, without the prior written consent of the Dutch Borrower (which may be withheld in its sole discretion) a Disqualified Lender shall not be an Eligible Assignee.

“Embargoed Person” means (i) any country or territory that is the subject of a sanctions program administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) any party that (w) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the OFAC, (x) is a “designated national” pursuant to OFAC’s Cuban Assets Control Regulations (31 C.F.R. 515.305), (y) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC or (z) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“EMM Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to the Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of the Dutch Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Dutch Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived under applicable regulations in effect on the date hereof); (b) with respect to a Plan, a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a withdrawal by the Dutch Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) the incurrence by the Dutch Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the receipt by the Dutch Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by the Dutch Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by the Dutch Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Dutch Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability on the Dutch Borrower or any ERISA Affiliate or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“EU Insolvency Regulation” has the meaning assigned to such term in Section 3.23.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMM Legislation.

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means,

(a) for any Interest Period with respect to a Eurocurrency Borrowing in Dollars, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Borrowing being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period;

(b) for any Interest Period with respect to a Eurocurrency Borrowing in Euros, the rate per annum equal to (i) the rate determined by the Administrative Agent to be the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period for deposits (for delivery on the first day of such period) (such page currently being the EURIBOR01 page) with a term equivalent to such period in the relevant currency, determined as of approximately 1:00 a.m. (Brussels, Belgium time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by the Administrative Agent for deposits (for delivery on the first day of the relevant period) in such currency of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurocurrency Rate is then being determined with maturities comparable to such period as of approximately 1:00 a.m. (Brussels, Belgium time) on such Interest Rate Determination Date; and

(c) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, with respect to the Dutch Borrower and the Restricted Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of the Dutch Borrower and the Restricted Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

(a) Debt Service for such Excess Cash Flow Period, reduced by the aggregate principal amount of voluntary prepayments of Consolidated Debt (other than prepayments of the Loans) that would otherwise have constituted scheduled principal amortization during such Excess Cash Flow Period;

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness (other than any Term Loans) during such Excess Cash Flow Period, in each case to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Free Cash Flow Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Excess Cash Flow Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.09 or the definition of the term “Net Proceeds”, in each case, to the extent that the amount of such prepayment is not already reflected in Debt Service;

(c) (i) Capital Expenditures by the Dutch Borrower and the Restricted Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash and (ii) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder, in each case, to the extent not financed with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Free Cash Flow Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Excess Cash Flow Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.09 or the definition of the term “Net Proceeds” (less any amounts received in respect thereof as a return of capital);

(d) Capital Expenditures that the Dutch Borrower or any Restricted Subsidiary shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; provided further that if any such Capital Expenditures so deducted are either (A) not so made in the following Excess Cash Flow Period or (B) made in the following Excess Cash Flow Period with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Free Cash Flow Amount (in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Excess Cash Flow Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.09 or the definition of the term “Net Proceeds”, the amount of such Capital Expenditures not so made or so financed shall be added to the calculation of Excess Cash Flow in such following Excess Cash Flow Period as set forth in clause (iv) below;

(e) Taxes paid in cash by the Dutch Borrower and the Restricted Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Non-U.S. Subsidiaries; provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period;

(f) an amount equal to any increase in Working Capital of the Dutch Borrower and the Restricted Subsidiaries for such Excess Cash Flow Period;

(g) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Cash Interest Expense;

(h) permitted dividends or distributions or repurchases of its Equity Interests paid in cash by the Dutch Borrower to its shareholders during such Excess Cash Flow Period and permitted dividends paid by any Restricted Subsidiary to any Person other than the Dutch Borrower or any of the Restricted Subsidiaries during such Excess Cash Flow Period, in each case in accordance with Section 6.06 (other than Section 6.06(e) or Section 6.06(h));

(i) without duplication of any exclusions to the calculation of Consolidated Net Income or EBITDA, amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as noncash reductions in determining EBITDA of the Dutch Borrower and the Restricted Subsidiaries in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting;

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document or Indebtedness that is secured by the Collateral on a pari passu basis with the Loan Document Obligations), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith to the extent that the income or gain realized from the transaction giving rise to such Net Proceeds exceeds the aggregate amount of all such mandatory prepayments and Capital Expenditures made with such Net Proceeds, and

(k) (i) the amount related to items of income that were added to or items of expense not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent either (x) such items of expense represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Dutch Borrower and the Restricted Subsidiaries or (y) such items of income did not represent cash received by the Dutch Borrower and the Restricted Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period and (ii) any amounts increasing EBITDA pursuant to clause (ix) thereof, plus, without duplication,

(i) an amount equal to any decrease in Working Capital of the Dutch Borrower and the Restricted Subsidiaries for such Excess Cash Flow Period;

(ii) all proceeds received during such Excess Cash Flow Period of Capitalized Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions pursuant to Section 6.03 and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement) to the extent there is a corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings;

(iii) all amounts referred to in clause (c) or (d) above to the extent funded with, without duplication, (x) the proceeds of the sale or issuance of Equity Interests of, or capital contributions to, the Dutch Borrower after the Effective Date, (y) any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent or (z) any component of Available Free Cash Flow Amount (which, in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Excess Cash Flow Period), in each case solely to the extent there is a corresponding deduction from Excess Cash Flow above;

(iv) to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Excess Cash Flow Period, the amount of such Capital Expenditures that were not so made in such following Excess Cash Flow Period;

(v) to the extent any Taxes deducted pursuant to in clause (e) above are not paid in such Excess Cash Flow Period or in the six months after the close of such Excess Cash Flow Period, the amount of such Taxes that were not so paid in such Excess Cash Flow Period or in the six months after the close of such Excess Cash Flow Period;

(vi) cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (x) not included in the computation of EBITDA or (y) such payments do not reduce Cash Interest Expense;

(vii) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period, except to the extent such gain consists of Net Proceeds subject to Section 2.09(c);

(viii) to the extent deducted in the computation of EBITDA, cash interest income; and

(ix) (a) the amount related to items of expense that were deducted from or items of income not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items of income represented cash received by the Dutch Borrower or any Restricted Subsidiary (which had not increased Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period) or (y) such items of expense do not represent cash paid by the Dutch Borrower or any Restricted Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period and (b) any amounts reducing EBITDA pursuant to clause (ix) thereof.

“Excess Cash Flow Early Prepayment” shall have the meaning assigned to such term in Section 2.09(d)(ii).

“Excess Cash Flow Interim Period” means during any Excess Cash Flow Period, the one, two or three quarter period (taken as one accounting period) for which an Excess Cash Flow Early Prepayment has been made (or calculated and not required to be made) (a) commencing on the later of (i) the end of the immediately preceding Excess Cash Flow Period (or, if prior to the completion of any Excess Cash Flow Period, commencing on the Effective Date) and (ii) if an Excess Cash Flow Early Prepayment shall have previously been made during such Excess Cash Flow Period, the end of the immediately preceding Excess Cash Flow Interim Period during such Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the Fiscal Year) during such Excess Cash Flow Period for which financial statements are available.

“Excess Cash Flow Period” means each Fiscal Year of the Dutch Borrower beginning with the Fiscal Year ending December 31, 2014.

“Excluded Assets” means,

(1) with respect to assets of U.S. Loan Parties:

(a) any fee-owned real property with a Fair Market Value of less than $5,000,000 and all leasehold interests of a U.S. Loan Party (as tenant, lessee, ground lessee, sublessor, subtenant or sublessee) in real property;

(b) motor vehicles and other assets subject to certificates of title or ownership;

(c) Letter of Credit Rights and Commercial Tort Claims (each as defined in the Uniform Commercial Code) individually with a value of less than $5,000,000, provided that the aggregate value of all Letter of Credit Rights or Commercial Tort Claims excluded pursuant to this clause (c) shall not exceed $5,000,000;

(d) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law);

(e) Equity Interests in any Person (other than any Wholly Owned Subsidiary) to the extent the pledge thereof to the Administrative Agent is not permitted by the terms of such Person’s organizational or joint venture documents;

(f) any lease, license or other agreement with any Person if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any U.S. Loan Party) to, such lease, license or other agreement (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law);

(g) any asset subject to a Lien of the type permitted by Section 6.02(i) (whether or not incurred pursuant to such Section) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any U.S. Loan Party) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law);

(h) those assets as to which the Dutch Borrower and the Administrative Agent shall reasonably determine in writing that the costs of obtaining or perfecting such a security interest are excessive in relation to the value of the security interest to be afforded thereby;

(i) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (but only to the extent any of the foregoing prohibitions or restrictions is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law);

(j) any intent-to-use trademark application filed in the United States Patent and Trademark Office to the extent that an amendment to allege use or a verified statement of use with respect to such intent-to-use application has not been filed with and accepted by the United States Patent and Trademark Office;

(k) any asset sold pursuant to a Qualified Receivables Financing;

(l) (i) deposit accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of such accountholder to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of the Loan Parties, (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) taxes accounts, payroll accounts, trust or similar accounts and (iii) other non-concentration accounts containing less than $1,000,000 individually and in the aggregate for all such other non-concentration accounts;

(m) any assets explicitly excluded from the definition of “Collateral” pursuant to the U.S. Collateral Agreement; and

(2) with respect to assets of any Non-U.S. Loan Party, all assets of such Non-U.S. Loan Party other than (i) Equity Interests in its Material Subsidiaries, (ii) intercompany Indebtedness owed to such Non-U.S. Loan Party (including any security therefore) and (iii) bank accounts and securities accounts and (iv) products and proceeds of the foregoing; provided that (x) Intercompany Indebtedness and bank accounts (including receivables consisting of monies credited to such bank accounts as are owned by the bank with which such bank accounts are maintained) and securities accounts pledged or assigned in respect of Senior Swap Obligations and Qualified Receivables Financings shall also be Excluded Assets for so long as such are pledged or assigned therefore and (y) any bank account maintained by any Non-U.S. Loan Party solely to secure the issuance of letters of credit or bank guarantees and pledged or assigned in support therefore as permitted by Section 6.02 also shall be an Excluded Asset for so long as such are so pledged or assigned therefore.

“Excluded Contributions” means the Permitted Investments or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Dutch Borrower) received by the Dutch Borrower from:

(a) contributions in respect of its common stock; and

(b) the sale (other than to a Subsidiary of the Dutch Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Dutch Borrower or any of its Subsidiaries) of Equity Interests (other than Disqualified Stock) of the Dutch Borrower to its shareholders;

provided that, notwithstanding anything to the contrary, Excluded Contributions shall not include any amounts included in Cumulative Equity Proceeds Amount; provided further that such amount is designated as Excluded Contributions pursuant to a certificate executed by a Responsible Officer of the Dutch Borrower.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited (i) by any Requirement of Law or (ii) by any contractual obligation existing on the Original Effective Date (or, in the case of any Subsidiary acquired subsequent to the Original Effective Date, at the time of acquisition thereof (which restriction was not created in contemplation of such acquisition)) from guaranteeing the Secured Obligations or any Subsidiary that would require consent, approval, license or authorization of any Governmental Authority in order to guarantee the Secured Obligations unless such consent, approval, license or authorization has been received, (d) not-for-profit Subsidiaries, if any, (e) any Non-U.S. Subsidiary for which the providing of a Guarantee could reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers, (f) any Subsidiary that is not a Wholly Owned Subsidiary of the Dutch Borrower, (g) those Subsidiaries as to which the Dutch Borrower and the Administrative Agent shall reasonably determine that the costs of providing a Guarantee are excessive in relation to the value to be afforded thereby and (h) any other Subsidiary as to which the provision of a Guarantee is inconsistent with the Guarantee and Security Principles.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes (including gross receipts Taxes) imposed on it (in lieu of net income Taxes), including, for the avoidance of doubt, any backup withholding with respect to any of the foregoing, as a result of (i) such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) any other present or former connection between such recipient and the jurisdiction imposing such Tax (or any political subdivision thereof) (including, for example, if the Lender, Administrative Agent or any other recipient has or will acquire a direct or indirect substantial interest (aanmerkelijk belang) as defined in the Netherlands Income Tax Act 2001 in the Dutch Borrower), other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents, (b) any branch profits Tax or any similar Tax imposed by any jurisdiction described in clause (a) above, (c) any Tax that is attributable to a recipient’s failure to comply with Section 2.15(e) or Section 2.17(a), (d) any Dutch or French withholding Tax imposed due to a Requirement of Law in effect at the time a Lender becomes a party thereto (or designates a new lending office) or, to the extent a recipient receives a payment in respect of another Person that is the beneficial owner of the applicable Loan, at the time the applicable beneficial owner became such a beneficial owner, if later, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such Tax under Section 2.15(a), and (e) any U.S. federal withholding Tax imposed pursuant to FATCA.

“Existing Borrower” has the meaning assigned to such term in the Recitals.

“Existing Credit Agreement” has the meaning assigned to such term in the Recitals.

“Existing Factoring Facilities” means the factoring facilities set forth on Schedule 1.01(b).

“Extended Revolving Commitment” has the meaning assigned to such term in Section 2.20(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.20(a)).

“Extending Revolving Lender” has the meaning assigned to such term in Section 2.20(a).

“Extending Term Lender” has the meaning assigned to such term in Section 2.20(a).

“Extension” has the meaning assigned to such term in Section 2.20(a).

“Extension Offer” has the meaning assigned to such term in Section 2.20(a).

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Factoring Intercreditor Agreement” means the intercreditor agreement dated 4 January 2011 between the parties to the Existing Factoring Facilities, as amended as of the Original Effective Date between such parties and the Administrative Agent, as the same may be further amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant Default” has the meaning given to such term in Section 7.01(d).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or other financial officer of the Dutch Borrower.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“Fiscal Year” means the four fiscal quarter period of the Dutch Borrower ending December 31.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of: (i) EBITDA for the most recently ended Test Period, to (ii) the sum of (a) scheduled principal payments required to be made during such Test Period in respect of Indebtedness for borrowed money, plus (b) the Interest Expense (excluding amortization of any original issue discount, interest paid in kind or added to principal and other noncash interest) for such Test Period, plus (c) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Equity Interests of the Dutch Borrower and its Restricted Subsidiaries, in each case to the extent paid in cash, all determined on a consolidated basis in accordance with IFRS; provided that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis. Additionally, in the event that the Dutch Borrower or any Restricted Subsidiary incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness or issues or redeems Disqualified Equity Interests subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests as if the same had occurred at the beginning of the applicable four-quarter period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning assigned to such term in the definition of Fixed Charge Coverage Ratio.

“Flood Documentation” means, with respect to each Mortgaged Property located in the United States or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Dutch Borrower and the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.03 hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee and (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iv) be otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Dutch Borrower.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“French Borrower” has the meaning assigned to such term in the preamble.

“French Guarantor Parallel Debt” has the meaning ascribed to such term in Section 8.01(d).

“French Subsidiaries” means any Subsidiary of the Dutch Borrower that is organized under the laws of France.

“Funding Administrative Agent” means Deutsche Bank AG London Branch, acting in its capacity as a sub-agent for the Administrative Agent.

“Goldman Sachs” means Goldman Sachs Lending Partners LLC.

“German Insolvency Code (Insolvenzordnung)” means the German Insolvency Code (Insolvenzordnung) of October 5, 1994 (BGBI. I S. 2866), as amended from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Master Guarantee Agreement, dated as of the Original Effective Date, among the Loan Parties named therein and the Administrative Agent, together with the Reaffirmation of the Guarantee Agreement.

“Guarantee and Security Principles” means the Guarantee and Security Principles set forth on Schedule 1.01(a).

“Hazardous Materials” means any substance, material, pollutant, contaminant, chemical, waste, compound or constituent in any form, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes regulated pursuant to any Environmental Law.

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Identified Qualifying Lenders” has the meaning specified in Section 2.09(a)(ii)(D).

“IFRS” means International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board (or any successor board or agency, together the “IASB”) and as adopted by the European Union and statements and pronouncements of the IASB or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time (other than with respect to Capitalized Lease Obligations), it being understood that, for purposes of this Agreement, all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amended or updated accounting standard under IFRS.

“Immaterial Subsidiary” means any Subsidiary which is not a Material Subsidiary.

“Incremental Cap” has the meaning assigned to such term in Section 2.18(a)(i).

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.18(a)(i).

“Incremental Revolving Facility Amendment” has the meaning assigned to such term in Section 2.18(b)(ii).

“Incremental Revolving Facility Closing Date” has the meaning assigned to such term in Section 2.18(b)(ii).

“Incremental Revolving Loan” has the meaning assigned to such term in Section 2.18(a)(i).

“Incremental Term Facility Amendment” has the meaning assigned to such term in Section 2.18(b)(iii).

“Incremental Term Facility Closing Date” has the meaning assigned to such term in Section 2.18(b)(iii).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.18(a)(ii).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business), (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS and (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capitalized Lease Obligations of such Person, (g) obligations under any Swap Agreements, to the extent the foregoing would appear on a balance sheet of such Person as a liability, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (i) the principal component of all obligations of such Person in respect of bankers’ acceptances, (j) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Equity Interests), (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed and (l) all obligations of such Person with respect to Qualified Receivables Financing. The

Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. The amount of Indebtedness of any Person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of International Accounting Standards No. 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Indirect Tax” means value added tax as provided for in Council Directive 2006/112/EC, as amended, on the common system of value added tax and any other tax of a similar nature (including goods and services tax) wherever imposed.

“Information” has the meaning assigned to such term in Section 9.13(a).

“Information Memorandum” means the Confidential Information Memorandum dated February, 2013 relating to the Loan Parties and the Transactions.

“Initial Dollar Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Dollar Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Dollar Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s Initial Dollar Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Dollar Term Commitment, as the case may be. The initial aggregate amount of the Lenders’ Initial Dollar Term Commitments on the Effective Date is $360,000,000.

“Initial Dollar Term Loans” has the meaning assigned to such term in Section 2.01(a).

“Initial Euro Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Euro Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Euro Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Lender’s Initial Euro Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Euro Term Commitment, as the case may be. The initial aggregate amount of the Lenders’ Initial Euro Term Commitments on the Effective Date is €75,000,000.

“Initial Euro Term Loans” has the meaning assigned to such term in Section 2.01(b).

“Initial Term Commitments” means, collectively, the Initial Dollar Term Commitments and the Initial Euro Term Commitments.

“Initial Term Loans” means, collectively, the Initial Dollar Term Loans and the Initial Euro Term Loans.

“Initial Term Maturity Date” has the meaning assigned to such term in the definition of “Term Maturity Date.”

“Intellectual Property” shall mean, the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, with respect to any patents, trademarks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all applications and rights to use such assets of each of the Dutch Borrower and its Subsidiaries.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Term Borrowing in accordance with Section 2.05.

“Interest Expense” means, with respect to any Person for any period, the sum of, without duplication, (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding unrealized mark-to-market gains and losses attributable to such hedging obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such Person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period in connection with any receivables financing of such Person or any of its subsidiaries that are payable to Persons other than the Dutch Borrower and the Restricted Subsidiaries.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, commencing on June 28, 2013, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period. Notwithstanding the foregoing, the Borrower and the Administrative Agent may separately agree that the initial Interest Period commencing on the Effective Date shall end on any other mutually agreeable date.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurocurrency Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the applicable Borrower in its Borrowing Request (or, if agreed to by each Lender participating therein, two weeks or nine or twelve months); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the maturity date for the applicable Class of Loans. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Dutch Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value (as determined in good faith by a Financial Officer) of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor as a repayment of principal or a return of capital, and of any payments or other amounts actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with IFRS; provided that pending the final determination of the amounts to be so allocated in accordance with IFRS, such allocation shall be as reasonably determined by a Financial Officer.

“Joint Bookrunners” means DBSI, Goldman Sachs, BNP Paribas, Barclays, CS Securities, Morgan Stanley, and UBS Securities, each in its capacity as a joint bookrunner.

“Joint Lead Arrangers” means DBSI, Goldman Sachs and BNP Paribas, each in its capacity as a joint lead arranger.

“Junior Financing” means any Indebtedness of the Dutch Borrower or any Restricted Subsidiary that is subordinated in right of payment to the Loan Document Obligations.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment (or applicable Class of Loan or Commitment) hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, any Other Term Loan, any Extended Term Loan, or any Other Term Commitment, any Incremental Revolving Loan, any Other Revolving Loan, any Extended Revolving Loan, any Incremental Revolving Commitment, any Other Revolving Commitment or any Extended Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Revolving Facility Amendment, an Incremental Term Facility Amendment or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means for any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Dutch Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or extended title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Document Obligations” means (a) the due and punctual payment by the Dutch Borrower and the French Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Dutch Borrower and the French Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Dutch Borrower and the French Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to any Security Document, the Guarantee Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Second Amendment Agreement, any Refinancing Amendment, the Guarantee Agreement, the Reaffirmation of the Guarantee Agreement, the Security Documents, the ABL Intercreditor Agreement, the Affiliate Subordination Agreement, the Factoring Intercreditor Agreement and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.07(e).

“Loan Parties” means the Dutch Borrower, the French Borrower and any other Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Dutch Borrower and the French Borrower pursuant to this Agreement.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Make Whole Amount” means, with respect to any prepayment, repayment, repricing or mandatory assignment described in Section 2.09(b) of all or any portion of the Loans hereunder on or prior to the first anniversary of the Effective Date, the present value as of the date of such repayment, repricing or mandatory assignment of all required remaining scheduled interest payments due on the principal amount so prepaid through and including the first anniversary of the Effective Date, calculated using a discount rate equal to the Treasury Rate plus one-half of one percent (0.50%).

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(f).

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Dutch Borrower and its Subsidiaries, as the case may be, on the Effective Date.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors.

“Material Adverse Effect” means the existence of any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Transactions, (b) the consolidated business, assets or financial condition of the Dutch Borrower and its Subsidiaries, taken as a whole, or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations) of any one or more of the Dutch Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding (i) in the case of the Senior Swap Obligations, any Indebtedness incurred pursuant to Section 6.01(j) and (u), and any Indebtedness secured by a Lien on the Collateral, $20,000,000 and (ii) in the case of all other Indebtedness, $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Dutch Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means (i) Constellium Ravenswood and (ii) any other Restricted Subsidiary which (a) as of the last day of the Fiscal Year of the Dutch Borrower most recently ended, has assets with a value equal to or in excess of 5% of the Consolidated Total Assets or EBITDA representing at least 5% of EBITDA of the Dutch Borrower and the Restricted Subsidiaries on a consolidated basis as of such date, (b) is the direct or indirect parent of a Restricted Subsidiary described in clause (i) of this definition or (c) is a Loan Party

“Maximum Rate” has the meaning assigned to such term in Section 9.18.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.20(b).

“MNPI” means any material information with respect to the Dutch Borrower or any of its Subsidiaries or any of its or their respective securities for purposes of United States federal, state and relevant foreign securities laws that is not publicly available and has not been and will not be made available to investors in the Dutch Borrower’s securities.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Morgan Stanley” means Morgan Stanley Senior Funding, Inc.

“Mortgage” means a mortgage, deed of trust, security deed, hypothec, charge or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Dutch Borrower.

“Mortgaged Property” means each parcel of real property and the improvements thereto owned by a U.S. Loan Party with a Fair Market Value in excess of $5,000,000 unless such parcel is an Excluded Asset or with respect to which a Mortgage is granted.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which the Dutch Borrower or any ERISA Affiliate incurs or otherwise has, or within the immediately preceding six (6) year period has incurred or has had, any obligation or liability, contingent or otherwise.

“Net Income” means, with respect to any Person, the net income (loss) (or “profit (loss)”, if so described in the Dutch Borrower’s financial statements) of such Person, determined in accordance with IFRS and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means:

(a) 100% of the cash proceeds actually received by the Dutch Borrower or any Restricted Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any Disposition

(including any sale and leaseback of assets and any mortgage or lease of real property) to any Person of any asset or assets of the Dutch Borrower or any Restricted Subsidiary (other than those pursuant to Section 6.05(a), (b), (c), (e), (f) (except to the extent of any cash consideration), (g), (i), (j), (k), (p), (q), (t), (u), (v) or (w)) net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto or pursuant to Indebtedness that is secured by the Collateral on a pari passu basis with the Loan Document Obligations), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof; provided that, if no Event of Default exists, the Dutch Borrower or any Restricted Subsidiary may state, in the Compliance Certificate delivered to the Administrative Agent following receipt of any such proceeds, the Dutch Borrower’s or such Restricted Subsidiary’s intention to use, or to commit to use, any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Dutch Borrower and the Restricted Subsidiaries or to make investments in Permitted Business Acquisitions or Investments permitted by Section 6.04, in each case, if such certificate shall have been delivered, within twelve months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent (A) not so used within such twelve-month period or (B) if committed to be used within such twelve-month period, not so used within 18 months of such receipt); provided further that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds under this clause (a) unless such proceeds shall exceed $5,000,000 and (y) no proceeds shall constitute Net Proceeds under this clause (a) in any Fiscal Year until the aggregate amount of all such proceeds in such Fiscal Year shall exceed $20,000,000 and then any proceeds in excess of $20,000,000 shall constitute Net Proceeds under this clause (a); and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Dutch Borrower or any Restricted Subsidiary of any Indebtedness (other than Indebtedness permitted to be incurred under Section 6.01 (other than Credit Agreement Refinancing Indebtedness)), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Dutch Borrower or any of its Affiliates shall be disregarded, except for financial advisory fees customary in type and amount paid to any Permitted Holder.

“No Undisclosed Information Representation” means, with respect to any Person, a representation that such Person is not in possession of any MNPI that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any MNPI), and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the decision of an assigning Lender to sell or, if an Affiliated Lender is an assignor in such transaction, of an assignee to purchase, such Loan.

“Non-Call Payment Premium” means, with respect to any prepayment, repayment, repricing or mandatory assignment described in Section 2.09(b) of all or any portion of the Loans hereunder, an amount equal to the present value of prepayment premium for such Loans as of the date after the first anniversary of the Closing Date (2.0% of the principal amount of such prepayment, repayment, repricing or mandatory assignment), calculated using a discount rate equal to the Treasury Rate plus one-half of one percent (0.50%), plus the Make Whole Amount.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Cooperative Jurisdiction” means a non-cooperative state or territory (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French Code général des impôts, as such list may be amended from time to time.

“Non-Cooperative Jurisdiction Account” means any account opened in the name of or for the benefit of the Administrative Agent or a Lender in a financial institution situated in a Non-Cooperative Jurisdiction.

“Non-Cooperative Jurisdiction Resident” means a Lender incorporated, domiciled, established or acting through a Lending Office situated in a Non-Cooperative Jurisdiction or an Administrative Agent incorporated or acting through an office situated in a Non-Cooperative Jurisdiction.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Loan Party Indebtedness Amount” means $25,000,000.

“Non-U.S. Security Documents” means any security agreement governed by laws other than the laws of the United States, any State thereof or the District of Columbia, including without limitation, the documents described in Schedule 1.01(d).

“Non-U.S. Loan Parties” means the Loan Parties other than the U.S. Loan Parties.

“Non-U.S. Plan” means any employee pension benefit plan or other employee benefit plan maintained or contributed to by the Dutch Borrower or any of its Subsidiaries, or with respect to which any of them has any liability (contingent or otherwise), that is governed by the laws of a jurisdiction other than the United States.

“Non-U.S. Pledge Agreement” means a pledge or charge agreement with respect to the Collateral consisting of Equity Interests of a Non-U.S. Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Non-U.S. Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“OFAC” has meaning set forth in the definition of “Embargoed Person.”

“Offered Amount” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Offered Discount” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“OID” has the meaning assigned to such term in Section 2.18(a)(ii).

“Open Market Purchase” has the meaning assigned to such term in Section 9.04(h).

“Ordinary Course Swap Agreement” means Swap Agreements (i) entered into by Constellium Finance SAS, Constellium Switzerland AG or any other Restricted Subsidiary of the Dutch Borrower, including those pursuant to the agreements set forth on Schedule 1.01(c) on the date hereof, which are entered into in the ordinary course of business and consistent with past practice of the Dutch Borrower and its Subsidiaries to hedge currency and commodity risks associated with executed customer contracts, including by amending, modifying, adjusting or correcting any existing swaps otherwise consistent with this clause (i) and (ii) entered into by Restricted Subsidiaries of the Dutch Borrower which are entered into in the ordinary course of business and not for speculative purposes to hedge risks associated with fluctuating power prices (by referencing the commodity being hedged); provided that any Ordinary Course Swap Agreement described in this clause (ii) shall be with a counterparty of the type described in clause (a), (b) or (c) of the definition of “Pari Passu Secured Swap Obligations”.

“Organizational Documents” means, (i) with respect to any Person not organized under German law, Dutch law, Czech law, Swiss law or French law, the charter, articles or certificate of organization or incorporation and by-laws or other organizational or governing documents of such Person (including any limited liability company or operating agreement), (ii) with respect to any Person organized under German law, an up-to-date commercial register extract (Handelsregisterausdruck), its articles of association (Satzung), or partnership agreement (Gesellschaftsvertrag), copies of any by-laws as well as a list of shareholders (Gesellschafterliste) (if applicable), (iii) with respect to any Person organized under Dutch law, (a) the deed of incorporation (oprichtingsakte), (b) the latest articles of association (statuten), (c) an original extract of the commercial register (uittreksel) and (d) an up to date shareholders register (aandeelhoudersregister), (iv) with respect to any Person organized under Czech law, its foundation deed, the up-to-date version of its memorandum of association and articles of association (if applicable) and the up-to-date certified extract from the Czech commercial register, (v) with respect to any Person organized under Swiss law, an up-to-date copy of the articles of association (Statuten) certified (beglaubigt) by the competent commercial register and an up-to-date excerpt from the competent commercial register (Handelsregisterauszug) and (vi) with respect to any Person organized under French law, a copy of its by-laws (statuts).

“Original Effective Date” means May 25, 2012.

“Other Revolving Commitments” means one or more Classes of Revolving Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Overdraft Line” has the meaning assigned to such term in Section 6.01(r).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Euros, the rate of interest per annum at which overnight deposits in Euros, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for Euros to major banks in such interbank market.

“Parallel Debt” has the meaning assigned to such term in Section 8.11.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Board of Governors), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the equity interests of such Lender.

“Pari Passu Secured Swap Obligations” means all obligations of the Dutch Borrower and the Restricted Subsidiaries (unless otherwise elected by the Dutch Borrower, or any Restricted Subsidiary, as applicable, and consented to in writing by the counterparty under such Swap Agreement) under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender, a Joint Lead Arranger, a Joint Bookrunner, a Co-Arranger, a Co-Syndication Agent or a Co-Documentation Agent or an Affiliate of a Lender, a Joint Lead Arranger, a Joint Bookrunner, a Co-Arranger, a Co-Syndication Agent or a Co-Documentation Agent as of the Effective Date (or who becomes such a Lender or such an Affiliate within 30 days of the Effective Date) or (c) is entered into after the Effective Date with any counterparty that is a Lender, a Joint Lead Arranger, a Joint Bookrunner, a Co-Arranger, a Co-Syndication Agent or a Co-Documentation Agent or an Affiliate of a Lender, a Joint Lead Arranger, a Joint Bookrunner, a Co-Arranger, a Co-Syndication Agent or a Co-Documentation Agent at the time such Swap Agreement is entered into; provided that, for the avoidance of doubt, no Senior Swap Obligation shall be Pari Passu Secured Swap Obligations.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PBGC Liens” means the security interest in and to the plant, property and equipment of Constellium Ravenswood at its facility located in Ravenswood, WV granted pursuant to that certain Settlement Agreement, dated as of January 26, 2001, by and between the PBGC and Ravenswood.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Additional Junior Debt” shall mean senior unsecured debt issued or incurred by the Dutch Borrower after the Effective Date; provided that (i) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale, change of control and casualty or condemnation provisions), in each case, prior to 91 days after the Latest Maturity Date and (ii) both before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing or shall result therefrom.

“Permitted Business Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Dutch Borrower or any Restricted Subsidiary of all of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a Restricted Subsidiary (including as a result of a merger or consolidation between any Restricted Subsidiary and such Person), (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.08, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Restricted Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall be taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made) within the time frames set forth in Section 5.12, (d) after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (e) for any Permitted Business Acquisition with a consideration in excess of $15,000,000, the Dutch Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition.

“Permitted Cure Securities” means Qualified Equity Interests of the Dutch Borrower in the form of common equity or in such other form as is reasonably acceptable to the Administrative Agent, in each case, issued pursuant to Section 7.02.

“Permitted Holders” means each of the Sponsor, Rio Tinto International Holdings Limited and its Affiliates, Fonds Strategique d’Investissement and its Affiliates and the Management Group and any management equity plans or intermediate entities through which persons in the Management Group hold beneficially equity interests in the Dutch Borrower.

“Permitted Investments” means any of the following, to the extent owned by the Dutch Borrower or any Restricted Subsidiary:

(a) Dollars, Euro, Swiss Franc or, in the case of any Non-U.S. Subsidiary, such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom, (iii) Switzerland or (iv) any member nation of the European Union having a rating of at least Aa3 by Moody’s or AA- by S&P, having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States, Switzerland or a member nation of the European Union is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements for underlying securities of the types described in clauses (b) and (c) above;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(i) investments, classified in accordance with IFRS as current assets of the Dutch Borrower or any Restricted Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the Weighted Average Life to Maturity and final maturity date of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Document Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have additional obligors (unless they are Loan Parties hereunder), or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is subject to the ABL Intercreditor Agreement or the Affiliate Subordination Agreement or secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness shall be subject to the ABL Intercreditor Agreement or the Affiliate Subordination Agreement, as applicable, and/or in the case of secured Indebtedness, may be secured by such collateral (including in respect of Indebtedness of Non-U.S. Subsidiaries that are not Loan Parties otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation (including the ABL Intercreditor Agreement or the Affiliate Subordination Agreement, as applicable) governing the Indebtedness being Refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Dutch Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“Pledged Equity Interests” means, collectively the Equity Interests of each of the Dutch Borrower and its Subsidiaries on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Prime Rate” means the rate publicly announced from time to time by the Administrative Agent as its “prime rate.” The Prime Rate is based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, in making any determination of EBITDA or Consolidated Total Assets, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”) (i) any Asset Disposition and to any Asset Acquisition, Investment (or series of related Investments) in excess of $5,000,000, Disposition (or series of related Dispositions) in excess of $5,000,000, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation and (ii) any operational changes or restructurings of the business of the Dutch Borrower or any of its Subsidiaries that the Dutch Borrower or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period (including in connection with an Asset Disposition or Asset Acquisition described in clause (i)) and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith; provided however that the aggregate amount of adjustments made to EBITDA pursuant to this clause (ii) (including adjustments resulting from the annualization of actual results during one or more full fiscal quarters) shall not exceed the greater of (a) €20,000,000 and (b) 10% of the total EBTIDA for any period after giving effect to such adjustments.

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Dutch Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Dutch Borrower and set forth in a certificate of a Responsible Officer, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described above reasonably expected to result from the applicable pro forma event in the 12 -month period following the consummation of the pro forma event. The Dutch Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Dutch Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Pro Forma Closing Balance Sheet” has the meaning assigned to such term in Section 3.05(a)(i).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Qualified IPO” means the issuance by the Dutch Borrower or any parent thereof of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8).

“Qualified M&A Transaction” means any merger, amalgamation, consolidation or any similar transaction or transactions involving any of the Dutch Borrower and its Subsidiaries and a non-Affiliated Person that (i) results in a Change of Control under this Agreement or (ii) could not be consummated under this Agreement in effect as of the Effective Date without either (x) a consent of the Lenders or the Administrative Agent hereunder or (y) an amendment, amendment and restatement or other modification of this Agreement.

“Qualifying Lender” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Qualified Inventory Financing” means one or more financings secured by inventory of Non-U.S. Subsidiaries that meets the following conditions: (a) the Dutch Borrower shall have determined in good faith that such financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Dutch Borrower or, as the case may be, the Non-U.S. Subsidiary in question; (b) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Dutch Borrower) and may include customary undertakings with respect thereto; (c) such financing shall be without recourse to the Dutch Borrower and its Restricted Subsidiaries or any property of the Dutch Borrower and its Restricted Subsidiaries (other than the inventory so financed and in respect of any customary undertakings with respect to such financing); provided that (i) the Dutch Borrower may provide an unsecured guarantee with respect to such financing which is subordinated to the Loan Document Obligations and otherwise in form and substance reasonably satisfactory to the Administrative Agent and (ii) such guarantee may include customary undertakings with respect thereto; and (d) such financing has an advance rate not to exceed 90% of the net orderly liquidation value of the inventory securing such financings as of the end of the most recent fiscal quarter preceding such date.

“Qualified Receivables Financing” means (i) the Receivables Financing pursuant to the Existing Factoring Facilities (including any increase in the amount thereof); and (ii) any Receivables Financing that meets the following conditions: (a) the Dutch Borrower shall have determined in good faith that such Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Dutch Borrower or, as the case may be, the Subsidiary in question; (b) all sales of accounts receivable and related assets are made at Fair Market Value; and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Dutch Borrower) and may include Standard Undertakings and provided that in the case of Receivables Financings under clause (ii), such Receivables Financings shall have no greater recourse to the Dutch Borrower and its Restricted Subsidiaries than the recourse to the Dutch Borrower and its Restricted Subsidiaries in the Existing Factoring Facilities.

“Reaffirmation of the Guarantee Agreement” means the Reaffirmation and Amendment of the Guarantee Agreement, dated as of the Effective Date, among the Loan Parties named therein and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Reaffirmation of the U.S. Collateral Agreement” means the Reaffirmation and Amendment of the U.S. Collateral Agreement, dated as of the Effective Date, among the U.S. Loan Parties named therein and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Receivables Financing” means any transaction or series of transactions that may be entered into by any of the Dutch Borrower’s Subsidiaries pursuant to which such Subsidiary may sell, convey or otherwise transfer to any other Person, or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of such Subsidiary, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets, in each case, which are customarily transferred in or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring transactions involving accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take any action by or any other event relating to the seller.

“Received Amount” has the meaning assigned to such term in Section 8.11.

“Recipient” has the meaning assigned to such term in Section 2.15(h).

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.” “Refinancing” means the repayment of all amounts outstanding, and termination of all commitments under, the Existing Credit Agreement.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers executed by each of (a) the Borrowers, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.19.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation U” has the meaning set forth in Regulation U of the Board of Governors.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, members, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) and including within, from or into any building, or any structure, facility or fixture.

“Relevant Jurisdiction” means, in relation to a Loan Party, (i) its jurisdiction of incorporation; (ii) any jurisdiction where any asset subject to or intended to be subject to the Secured Obligations to be created by it is situated; and (iii) the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Required Lenders” means (i) at any time prior to the incurrence of any Incremental Revolving Loans hereunder, Lenders having Term Loans representing more than 50% of the aggregate outstanding Term Loans at such time and (ii) from and after date of incurrence of any Incremental Revolving Loans hereunder, Lenders having Revolving Exposure, Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that to the extent set forth in Section 9.02, (a) the Revolving Exposures, Term Loans and unused Commitments of the Dutch Borrower, the French Borrower or any Affiliate thereof and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Required Percentage” means, with respect to an Excess Cash Flow Period (or Excess Cash Flow Interim Period), 50%; provided that if the Consolidated Total Net Leverage Ratio at the end of any Excess Cash Flow Period (or Excess Cash Flow Interim Period) is (i) less than or equal to 2.00 to 1.00 but greater than 1.00 to 1.00, the Required Percentage shall be 25% or (ii) less than or equal to 1.00 to 1.00, the Required Percentage shall be 0%.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, chief operating officer, president, any vice president, chief financial officer, treasurer, assistant treasurer, secretary or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any director, manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Dutch Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Dutch Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Dutch Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Retained Percentage” means, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“Revolving Commitment” means Incremental Revolving Commitments, Other Revolving Commitments or Extended Revolving Commitments, as the context may require.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.18(a)(i).

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loans” means Incremental Revolving Loans, Other Revolving Loans and Extended Revolving Loans, as context may require.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.03.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in Euros, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Euros.

“Sanctions” has the meaning assigned to such term in Section 3.25(b).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment Agreement” means the Second Amendment to Credit Agreement, dated as of the Effective Date, by and among the Dutch Borrower, the French Borrower, the Lenders party thereto, the Existing Administrative Agent, and the Administrative Agent, effecting, among other things, the amendment and restatement of the Existing Credit Agreement.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of the Dutch Borrower and the Restricted Subsidiaries (unless otherwise elected by the Dutch Borrower, or any Restricted Subsidiary, as applicable, and agreed to in writing by the Person providing such services) in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds provided to the Dutch Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) (including any commercial (or purchasing) card programs) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date (or who becomes a Lender or an Affiliate of a Lender within 30 days of the Effective Date), or (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Pari Passu Secured Swap Obligations.

“Secured Parties” means (a) each Lender, (b) the Administrative Agent, (c) each Person to whom any Secured Cash Management Obligations are owed, (d) each counterparty to any Swap Agreement the obligations under which constitute Pari Passu Secured Swap Obligations, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (f) the permitted successors and assigns of each of the foregoing.

“Security Documents” means the U.S. Collateral Agreement, the Reaffirmation of the U.S. Collateral Agreement, the Non-U.S. Security Documents, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.12, 5.13 or 5.18 to secure any of the Secured Obligations.

“Senior Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Swap Obligations” means all obligations of Constellium Finance SAS, Constellium Switzerland AG and each other Subsidiary of the Dutch Borrower reasonably acceptable to the Administrative Agent as counterparty under each Ordinary Course Swap Agreement (unless otherwise elected by Constellium Finance SAS, Constellium Switzerland AG or such Subsidiary, as applicable, and consented to in writing by the counterparty under such Ordinary Course Swap Agreement).

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.09(a)(ii)(D) substantially in the form of Exhibit P.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit Q, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.09(a)(ii)(D).

“Solvent” and “Solvency” means, with respect to any Person, that (i) the sum of the liabilities (including contingent liabilities) of the such Person and its Restricted Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of such Person and its Restricted Subsidiaries, on a consolidated basis, (ii) the present fair saleable value of the assets of such Person and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Restricted Subsidiaries as they become absolute and matured, (iii) the capital of such Person and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Effective Date, (iv) such Person and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise) and (v) such Person and the Restricted Subsidiaries on a consolidated basis are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all of the facts and circumstances existing as of the Effective Date, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Discount” has the meaning assigned to such term in Section 2.09(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.09(a)(ii)(B).

“Specified Discount Prepayment Notice” means an irrevocable written notice of a Borrower of Specified Discount Prepayment made pursuant to Section 2.09(a)(ii)(B) substantially in the form of Exhibit L.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit M, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.09(a)(ii)(B).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.09(a)(ii)(B).

“Specified Person” has the meaning assigned to such term in Section 3.25(b).

“Sponsor” means Apollo Investment Fund VII, L.P., Apollo Overseas Partners VII, L.P., Apollo Overseas Partners (Delaware) VII, L.P., Apollo Overseas Partners (Delaware 892) VII, L.P., Apollo Investment Fund (PB) VII, L.P., AIF VII Euro Holdings, L.P., or any investment fund managed by Apollo Management VII, L.P. or any of its Affiliates (in each case, other than any operating portfolio companies).

“Standard Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Dutch Borrower or any Subsidiary of the Dutch Borrower that are determined by the Dutch Borrower in good faith to be customary in a Receivables Financing, including, without limitation, those relating to the servicing of assets of a Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Undertaking.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established pursuant to Regulation D of the Board of Governors or other applicable banking regulators. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Party” has the meaning assigned to such term in Section 2.15(h).

“Submitted Amount” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“Submitted Discount” has the meaning assigned to such term in Section 2.09(a)(ii)(C).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held or any subsidiary (dochtermaatschappij) as defined in article 2:24a DCC.

“Subsidiary” means any subsidiary of the Dutch Borrower.

“Subsidiary Loan Party” means each Subsidiary of the Dutch Borrower that is a party to the Guarantee Agreement.

“Subsidiary Redesignation” has the meaning assigned to such term in Section 5.17.

“Successor Borrower” has the meaning assigned to such term in Section 6.05(q).

“Supplier” has the meaning assigned to such term in Section 2.15(h).

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the title insurance company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the title insurance company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the standard survey-related endorsements; or (b) otherwise reasonably acceptable to the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Dutch Borrower or any of the Restricted Subsidiaries shall be a Swap Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TEG Letter” means each letter from the Administrative Agent provided to a Borrower from time to time pursuant to Section 2.24 (Effective Global Rate).

“Term Commitment” means the Initial Dollar Term Commitments, the Initial Euro Term Commitments, any Term Commitment Increase and Other Term Commitments, as the context may require.

“Term Commitment Increase” has the meaning assigned to such term in Section 2.18(a)(ii).

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means Initial Dollar Term Loans, Initial Euro Term Loans, Other Term Loans, Extended Term Loans and Incremental Term Loans, as context may require.

“Term Maturity Date” means March 25, 2020 (the “Initial Term Maturity Date”) (or with respect to any Incremental Term Loans, Other Term Loans and Extended Term Loans, the maturity date set forth in the Incremental Term Facility Amendment, Refinancing Amendment or Extension Offer with respect thereto, as applicable).

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Dutch Borrower then last ended for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.01(a) or 5.01(b) and, prior to the first such requirement, the four quarter period ended December 31, 2012.

“Transaction Costs” means all fees, costs and expenses incurred or payable by the Dutch Borrower or any other Restricted Subsidiary in connection with the Transactions.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, and the use of the proceeds thereof as described in the Agreed Structure Memorandum or for other general corporate purposes, (b) the Refinancing, (c) the payment of the Transaction Costs and (d) the funding of a distribution or distributions to the existing equityholders of the Dutch Borrower pursuant to Section 6.06(i).

“Treasury Rate” shall mean a rate equal to the then current yield to maturity on the most actively traded U.S. Treasury security having a duration equal to (or the nearest available tenor) the period from the date that payment is received to the date that falls on the two year anniversary of the Effective Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UBS Securities” means UBS Securities LLC.

“UK DB Plan” has the meaning assigned to such term in Section 3.15.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York, except as context may otherwise require.

“Unrestricted Cash” means cash or cash equivalents of the Dutch Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Dutch Borrower or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means (i) Constellium Engley (Changchung) Automotive Structures Co Ltd, a Chinese joint venture enterprise, and (ii) any other Subsidiary designated by the Dutch Borrower as an Unrestricted Subsidiary pursuant to Section 5.17 subsequent to the Effective Date.

“U.S. Collateral” means assets and properties of U.S. Loan Parties which are pledged as Collateral under the Security Documents.

“U.S. Collateral Agreement” means the U.S. Collateral Agreement, dated as of the Original Effective Date, among the U.S. Loan Parties named therein and the Administrative Agent.

“U.S. Loan Party” means each Loan Party that is a U.S. Subsidiary.

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests

(other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to the Dutch Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with IFRS of assets or liabilities, as applicable, between current and noncurrent or on or off-balance sheet or (b) the effects of purchase accounting.

“Year To Date Excess Cash Flow” means, at any time of determination with respect to any Excess Cash Flow Period, the Excess Cash Flow for the period commencing on the end of the immediately preceding Excess Cash Flow Period and ending on, as applicable, the last day of the most recent Excess Cash Flow Interim Period during such Excess Cash Flow Period or the last day of such Excess Cash Flow Period.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Term Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Dutch Terms. A winding-up, administration, liquidation or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden). A moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend. Any voluntary commencement or filing of a petition seeking relief under any Debtor Relief Law includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990). A receiver, trustee, custodian, sequestrator, conservator or liquidator includes a curator and a bewindvoerder.

Section 1.05. Accounting Terms; IFRS. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time; provided, however, that if the Dutch Borrower notifies the Administrative Agent that the Dutch Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Effective Date in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Dutch Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.06. Effectuation of Transactions. All references herein to the Dutch Borrower and its Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Dutch Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Effective Date, unless the context otherwise requires.

Section 1.07. Currency Translation. Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with Article VI or Article VII with respect to the amount of any Indebtedness, Lien, Investment, Disposition or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is incurred or Disposition or Restricted Payment made; provided further that if such Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (plus an amount equal to accrued and unpaid interest and premium thereon and fees and expenses incurred, in connection with such refinancing) of such refinancing Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.07 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections. For purposes of determining any financial ratio, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or (b).

ARTICLE II

The Credits

Section 2.01. Initial Term Commitments. Subject to the terms and conditions set forth herein, (a) each Dollar Term Lender agrees to make a loan (an “Initial Dollar Term Loan”) to the Borrowers on the Effective Date denominated in Dollars in a principal amount not exceeding its Initial Dollar Term Commitment, it being agreed that $210,000,000 of such Initial Dollar Term Loan shall be borrowed by the Dutch Borrower and $150,000,000 of such Initial Dollar Term Loan shall be borrowed by the French Borrower and (b) each Euro Term Lender agrees to make a loan (an “Initial Euro Term Loan”) to the Borrowers on the Effective Date denominated in Euro in a principal amount not exceeding its Initial Euro Term Commitment, it being agreed that €45,000,000 of such Initial Euro Term Loan shall be borrowed by the Dutch Borrower and €30,000,000 of such Initial Euro Term Loan shall be borrowed by the French Borrower. Amounts repaid or prepaid in respect of Initial Term Loans may not be reborrowed.

Section 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same currency, Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.12, each Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as each Borrower may request in accordance herewith; provided that (i) all Borrowings made on the Effective Date (other than those denominated in Euros) must be made as ABR Borrowings unless the applicable Borrower shall have given the notice required for a Eurocurrency Borrowing under Section 2.03 of the Existing Credit Agreement (it being agreed that Section 2.14 hereof shall apply to such notice) and (ii) all Borrowings of Loans denominated in Euro may only be comprised of Eurocurrency Loans.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurocurrency Borrowings outstanding.

Section 2.03. Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of such proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, email of a “pdf” or facsimile to the Administrative Agent of a written Borrowing Request signed by such Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the Class of such Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing (it being understood that Borrowings of Loans denominated in Euro may only be in the form of Eurocurrency Borrowings);

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04; and

(vii) that as of the date of such Borrowing, the conditions set forth in Section 4.02(a) and 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing; provided, however, that in the case of a failure to specify a Type of Borrowing denominated in Euro, such Borrowing shall be made as Eurocurrency Loans with an Interest Period of one month. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Funding of Borrowings.Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 12:00 noon, New York City time, to the Applicable Account of the Funding Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Funding Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account designated by such Borrower in the applicable Borrowing Request.

(b) Unless the Funding Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Funding Administrative Agent such Lender’s share of such Borrowing, the Funding Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Funding Administrative Agent, then the applicable Lender agrees to pay to the Funding Administrative Agent an amount equal to such share on demand of the Funding Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Funding Administrative Agent therefor, the Funding Administrative Agent shall promptly notify the applicable Borrower, and such Borrower agrees to pay such corresponding amount to the Funding Administrative Agent forthwith on demand. The Funding Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the such Borrower to but excluding the date of payment to the Funding Administrative Agent, at (i) in the case of such Lender, a rate equal to the Overnight Rate, or (ii) in the case of such Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.11. If such Lender pays such amount to the Funding Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.03(c).

Section 2.05. Interest Elections.Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, a Borrower may elect to convert such Borrowing (other than a Borrowing denominated in Euros) to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by (a) in the case of a conversion to or continuation of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed conversion or continuation or (b) in the case of a conversion to an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of such proposed conversion. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by such Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If either Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurocurrency Borrowing with an Interest Period with a duration of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06. Termination and Reduction of Commitments. Unless previously terminated, the Initial Term Commitments shall terminate upon the making of the Initial Term Loans or at 5:00 p.m., New York City time, on the Effective Date if the Initial Term Loans are not made by such time.

Section 2.07. Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.08.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain the Register in accordance with Section 9.04.

(d) The entries made in the accounts and Register maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or such Register or any error therein shall not in any manner affect the obligation of either Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the Register maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e) Any Lender may request through the Administrative Agent that Term Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit F.

Section 2.08. Amortization of Term Loans.

(a) Subject to adjustment pursuant to Section 2.09(i), (x) each Borrower shall repay Dollar Term Borrowings on the last Business Day of each March, June, September and December (commencing with the last Business Day of the first full fiscal quarter following the Effective Date) in the principal amount of Dollar Term Loans equal to (i) the aggregate outstanding principal amount of Dollar Term Loans of such Borrower immediately after closing on the Effective Date multiplied by (ii) 0.25% and (y) each Borrower shall repay Euro Term Borrowings on the last Business Day of each March, June, September and December (commencing with the last Business Day of the first full fiscal quarter following the Effective Date) in the principal amount of Euro Term Loans equal to (i) the aggregate outstanding principal amount of Euro Term Loans of such Borrower immediately after closing on the Effective Date multiplied by (ii) 0.25%.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date; provided that when such Term Maturity Date is not a Business Day, such payment shall be due on the immediately preceding Business Day.

Section 2.09. Prepayment of Loans.

(a) (i) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section, and subject to the prepayment premium set forth in clause (b) below, without penalty or premium;

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrowers may prepay the outstanding Term Loans on a ratable basis as between the French Borrower and the Dutch Borrower (which shall, for the avoidance of doubt, be automatically and permanently cancelled (calculated on the par amount thereof) immediately upon acquisition by the applicable Borrower) on the following basis:

(A) The Borrowers shall have the right to make a voluntary prepayment of Term Loans of such Borrower at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.09(a)(ii); provided that (x) the applicable Borrower shall not initiate any action under this Section 2.09(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by either Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date such Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan, Incremental Term Loan, Extended Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of a Borrower Solicitation of Discounted Prepayment Offers, the date of such Borrower’s election not to accept any Solicited Discounted Prepayment Offers and (y) such Borrower shall make, as of the date of any Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, the No Undisclosed Information Representation.

(B) (i)(1) Subject to the proviso to subsection (A) above, the Borrowers may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrowers, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis (but, for the avoidance of doubt, pro rata to all Lenders within such tranche and ratably as between the French Borrower and the Dutch Borrower), (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such Specified Discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the Borrowers will make prepayment of outstanding Term Loans pursuant to this subsection (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) such Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the applicable Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, the Borrowers may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the applicable Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis (but, for the avoidance of doubt, pro rata to all Lenders within such tranche and ratably as between the French Borrower and the Dutch Borrower), (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be submitted with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by such Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) (it being understood that different Submitted Discounts may be specified in respect of different portions of the Submitted Amount) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the applicable Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The applicable Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the applicable Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the applicable Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the applicable Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, the Borrowers may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the applicable Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis (but, for the avoidance of doubt, pro rata to all Lenders within such tranche and ratably as between the French Borrower and the Dutch Borrower), (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans such Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by such Borrower shall remain outstanding through the Solicited Discounted Prepayment

Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the applicable Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The applicable Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to such Borrower (the “Acceptable Discount”), if any. If the applicable Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), such Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the applicable Borrower by the Acceptance Date, such Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the applicable Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by such Borrower at the Acceptable Discount in accordance with this subsection (D). If the applicable Borrower elects to accept any Acceptable Discount, then such Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The applicable Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the

Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the applicable Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Borrowers and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrowers in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the applicable Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The applicable Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in Same Day Funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.09(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 2.09(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.09(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrowers and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.09(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.09(a)(ii) as well as activities of the Auction Agent.

(J) Each Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.09(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) In the event all or any portion of the Term Loans are prepaid (other than (i) prepayments with Net Proceeds described in clause (a) of the definition of the term “Net Proceeds” pursuant to Section 2.09(c), (ii) mandatory amortization payments, (iii) Discounted Term Loan Prepayments pursuant to Section 2.09(a)(ii), and (iv) prepayments with Excess Cash Flow pursuant to Section 2.09(d)) or the Borrower exercises its rights hereunder to otherwise replace a Lender or repay the Term Loans of such Lender (including without limitation if such Lender is a Non-Consenting Lender) for any reason prior to the third anniversary of the Effective Date, such prepayments or repricings will be made at (or such replaced lender shall be purchased at):

(i) 100% of the amount repaid, repriced or mandatorily assigned plus the Non-Call Payment Premium, if such repayment, repricing or mandatory assignment occurs on or prior to the first anniversary of the Effective Date; provided that (a) the Term Loans may be repaid with the proceeds of a Qualified IPO on or prior to the first anniversary of the Effective Date; provided that (1) such repayment will be made at, with respect to the initial 35% of the Term Loans repaid, 101.0% of the principal amount repaid and, with respect to any remaining amount of Term Loans repaid, 102.0% of the principal amount repaid and (2) such repayment occurs within sixty (60) days of the date of the closing of such Qualified IPO; and (b) in the event all or any portion of the Term Loans are repaid in connection with a Qualified M&A Transaction on or prior to the first anniversary of the Effective Date, such repayment will be made at 102% of the principal amount repaid;

(ii) 102.0% of the amount repaid, repriced or mandatorily assigned, if such repayment, repricing or mandatory assignment occurs after the first anniversary of the Effective Date, but on or prior to the second anniversary of the Effective Date; provided that the initial 35% of the Term Loans repaid with the proceeds of a Qualified IPO on or prior to the second anniversary of the Effective Date, shall be repaid at 101.0% of the principal amount repaid; and

(iii) 101.0% of the amount repaid, repriced or mandatorily assigned, if such repayment, repricing or mandatory assignment occurs after the second anniversary of the Effective Date but on or prior to the third anniversary of the Effective Date.

(c) Subject to clause (b) above, in the event and on each occasion that any Net Proceeds are received by or on behalf of the Dutch Borrower or any of its Restricted Subsidiaries, the Dutch Borrower shall, within three Business Days after such Net Proceeds are received (or, in the case of Net Proceeds described in clause (b) of the definition of the term “Net Proceeds,” on the date of receipt of such Net Proceeds), prepay (or cause to be prepaid) Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds minus the portion of the Net Proceeds applied (to the extent the Dutch Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase Indebtedness that is secured by the Collateral on a pari passu basis with the Loan Document Obligations on a no more than pro rata basis with the Term Loans.

(d) (i) Following the end of each Fiscal Year of the Dutch Borrower, commencing with the first Excess Cash Flow Period, the Dutch Borrower shall prepay (or cause to be prepaid) Term Loans in an aggregate amount equal to the Required Percentage multiplied by Excess Cash Flow for such Excess Cash Flow Period; provided that such amount shall be reduced (without duplication) by (x) the aggregate amount of prepayments of Term Loans made pursuant to Section 2.09(a)(i) during such Excess Cash Flow Period (except to the extent such prepayment reduced the amount payable pursuant to this clause (d) in a prior Excess Cash Flow Period) or (at the option of the Dutch Borrower) on or before the date such prepayment is due pursuant to this clause (d)(i) (excluding all such prepayments funded with the proceeds of Indebtedness for borrowed money), (y) the portion of Excess Cash Flow applied (to the extent the Dutch Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase Indebtedness that is secured by the Collateral on a pari passu basis with the Loan Document Obligations on a no more than pro rata basis with the Term Loans and (z) the aggregate principal amount of Excess Cash Flow Early Prepayments during such Excess Cash Flow Period. Each prepayment pursuant to this paragraph shall be made within ten (10) days after the date financial statements are required to be delivered pursuant to Section 5.01(a) with respect to the Excess Cash Flow Period for which Excess Cash Flow is being calculated.

(ii) Each Borrower shall have the right, in its sole discretion during any Fiscal Year, not later than 10 Business Days after delivery of financial statements for any Excess Cash Flow Interim Period pursuant to Section 5.01(b), to prepay the Term Loans in whole or in part in accordance with Section 2.09(a), without premium or penalty (but subject to Section 2.14), in an amount equal to (the “Excess Cash Flow Early Prepayment”) the amount by which (A) the Required Percentage multiplied by Year to Date Excess Cash Flow as of the last of day of such Excess Cash Flow Interim Period exceeds (B) the aggregate principal amount of voluntary prepayments of Term Loans previously made pursuant to Section 2.09(a) and this Section 2.09(d)(ii) during such Excess Cash Flow Interim Period (except to the extent such prepayment reduced the amount payable pursuant to this clause (d) in a prior Excess Cash Flow Period) or (at the option of the Dutch Borrower) on or before the date such prepayment is due pursuant to this clause (d)(ii) (including Excess Cash Flow Early Prepayments for a prior Excess Cash Flow Interim Period in such Fiscal Year); provided that no more than two Excess Cash Flow Early Prepayments may be made in respect of any Fiscal Year.

(e) Subject to Section 2.20, prior to any optional prepayment of Borrowings pursuant to Section 2.09(a)(i), the applicable Borrower shall select the Borrowing or Borrowings (including the Class) to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section. Subject to Section 2.20, in the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Dutch Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, any Lender that holds Other

Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Class (all such declined amounts, the “Declined Amounts”) pursuant to this Section (other than an optional prepayment pursuant to paragraph (a)(i) of this Section, which may not be declined and mandatory prepayments pursuant to clause (c) of this Section as it relates to clause (b) of the definition of “Net Proceeds,” which may be declined only with the consent of the Dutch Borrower), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other Term Loans of any such Class but was so declined shall be retained by the applicable Borrower. Optional prepayments of Term Borrowings shall be allocated among the Classes of Term Borrowings as directed by such Borrower. Nothing in this Section (e) shall require or allow Term Loans to be repaid on a non-pro rata basis as between the French Borrower and the Dutch Borrower.

(f) The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and principal amount of each Borrowing or portion thereof to be prepaid; provided that such Borrower may rescind any notice of optional prepayment under this Section 2.09(f) if such prepayment would have resulted from the refinancing of all the applicable facilities hereunder, which refinancing shall not be consummated or shall otherwise be delayed; provided that such Borrower shall pay any amounts due to the Lenders under Section 2.14. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

(g) Notwithstanding any other provisions in Section 2.09(c) and (d), to the extent that the Dutch Borrower has determined in good faith that prepayments (i) with Net Proceeds described in clause (a) of the definition of “Net Proceeds” pursuant to Section 2.09(c) or (ii) with Excess Cash Flow pursuant to Section 2.09(d) would (A) have material adverse tax consequences (taking into account any foreign Tax credit or benefit actually realized in connection therewith), or (B) violate any Requirement of Law (including without limitation financial assistance, capital maintenance or corporate benefit rules), in light of the Subsidiary or Subsidiaries responsible for such Net Proceeds or Excess Cash Flow, then the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans of the Borrowers at the times provided in this Section 2.09 for so long as the applicable adverse tax consequences or legal constraints continue and may be retained by the applicable Subsidiary pending any applicable change in circumstance; provided that, each Borrower shall (and shall procure that its Subsidiaries shall) use commercially reasonable efforts to minimize any such adverse tax consequences or to lawfully avert violations of Requirements of Law and to use other available cash resources of the Dutch Borrower and its Subsidiaries to make any required prepayment; provided, further, that to the extent any portion of such Net Proceeds or Excess Cash Flow is attributable to Constellium Ravenswood, such amounts may be retained by Constellium Ravenswood if distribution thereof is prohibited by the ABL Credit Agreement and if such Net Proceeds relate to Term Priority Collateral (as defined in the ABL Intercreditor Agreement), such Net Proceeds shall be retained in a segregated account pledged to secure the Secured Obligations hereunder until reinvested pursuant to the terms hereof or distributed to repay the Loans hereunder.

(h) Any prepayment of a Term Borrowing (i) pursuant to Section 2.09(a)(i) shall be applied, with respect to each Class of Term Borrowings, pro rata to the Dutch Borrower and the French Borrower, but otherwise to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of any Class to be made pursuant to this Section as directed by the applicable Borrower (and absent such direction, pro rata to each Class of Term Borrowings and with respect to each Class of Term Borrowings, in direct order of maturity) and (ii) pursuant to Section 2.09(c) or 2.09(d) shall be applied, subject to Section 2.09(e), pro rata to each Class of Term Borrowing and, with respect to each Class of Term Borrowings, pro rata to the Dutch Borrower and the French Borrower and otherwise to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section, or, except as otherwise provided in any Refinancing Amendment, pursuant to the corresponding section of such Refinancing Amendment, in direct order of maturity.

(i) Prior to any repayment of any Term Borrowings of any Class hereunder, the applicable Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such election not later than 2:00 p.m., New York City time, one Business Day before the scheduled date of such repayment. In the absence of a designation by such Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.14. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.10. Fees.

(a) Each Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between such Borrower and the Administrative Agent.

(b) Notwithstanding the foregoing, and subject to Section 2.21, the Borrowers shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.10, nor shall any such amounts accrue.

Section 2.11. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate plus (in the case of a Eurocurrency Loan denominated in Euro of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by either Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.11(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.11(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.12. Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, either Borrower may revoke any Borrowing Request that is pending when such notice is received.

Section 2.13. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate or in the Mandatory Cost payable pursuant to Section 2.11(b));

(ii) subject any Lender to any Tax with respect to this Agreement or Eurocurrency Loan or ABR Loan made by such Lender or participation therein (other than Indemnified Taxes or Other Taxes covered by Section 2.15, and any Excluded Taxes);

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans or ABR Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or ABR Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs actually incurred or reduction actually suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender, the applicable Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the applicable Borrower shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the applicable Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(f) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by either Borrower pursuant to Section 2.17 or Section 9.02(c), then, in any such event, the applicable Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense attributable to such event. For purposes of calculating amounts payable by either Borrower to the Lenders under this Section 2.14, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Adjusted Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market in Dollars for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the applicable Borrower shall be conclusive absent manifest error. Such Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.14 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.15 shall govern.

Section 2.15. Taxes.

(a) Unless required by applicable Requirements of Law, any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction for any Taxes, provided that if the applicable withholding agent shall be required by applicable Requirements of Law to deduct any Indemnified Taxes or Other Taxes (other than Assignment Taxes) from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions of Indemnified Taxes or Other Taxes applicable to additional amounts payable under this Section), the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Without limiting the provisions of paragraph (a) above, each Borrower shall timely pay any Other Taxes (other than Assignment Taxes) to the relevant Governmental Authority in accordance with Requirements of Law.

(c) The Dutch Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any such Indemnified Taxes paid by the Administrative Agent or such Lender, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any such Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section but not including any Assignment Taxes) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability shall be delivered to the Dutch Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, at such times as are reasonably requested by any Loan Party or the Administrative Agent or prescribed by applicable Requirements of Law, provide the Loan Party and the Administrative Agent with any properly completed and executed documentation prescribed by Requirements of Law, or reasonably requested by the Loan Party or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the applicable Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the applicable Borrower and the Administrative Agent of its inability to do so. Each Lender and the relevant withholding agent shall reasonably cooperate to submit any required documentation in a timely manner in accordance with the applicable Requirements of Law. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Loan Party, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If either Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent and the relevant Lender, as applicable, shall cooperate with the applicable Borrower in a reasonable challenge of such Taxes if so requested by such Borrower, provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) such Borrower pays all related expenses of the Administrative Agent and such Lender, as applicable, and (c) such Borrower indemnifies the Administrative Agent and such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. The Administrative Agent or a Lender shall claim any refund that it determines is reasonably available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund (including, for purposes of this clause (f), any credit in lieu of a refund) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section, it shall pay over an amount equal to such refund to the Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund (or credit in lieu of such refund) to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at the Loan Party’s request, provide the Loan Party with a copy of any notice of assessment or other evidence of the requirement to repay such refund or credit received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this clause (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to taxes which it deems confidential).

(g) The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) Indirect Tax.

(i) All amounts set out or expressed to be payable under a Loan Document by any party to this Agreement (as referred to in this clause (h), a “Party”) to the Administrative Agent or any Lender which (in whole or in part) constitute the consideration for a supply or supplies for Indirect Tax purposes shall be deemed to be exclusive of any Indirect Tax which is chargeable on such supply or supplies, and accordingly, subject to (ii) below, if Indirect Tax is or becomes chargeable on any supply made by any of the Administrative Agent or any Lender to any Party

under a Loan Document, that Party shall pay to the Administrative Agent or relevant Lender, as applicable (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such Indirect Tax (and such Administrative Agent or Lender, as applicable, shall promptly provide an appropriate invoice to such Party), or where applicable, directly account for such Indirect Tax at the appropriate rate under the reverse charge procedure in accordance with the Council Directive 2006/112/EC on the common system of value added tax (as amended), and any applicable Indirect Tax provisions of the jurisdiction in which such Party receives such supply.

(ii) If Indirect Tax is or becomes chargeable on any supply made by any of the Administrative Agent or any Lender (the “Supplier”) to any of the Administrative Agent or another Lender (the “Recipient”) under a Loan Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such Indirect Tax. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant Governmental Authority which the Recipient reasonably determines is in respect of such Indirect Tax.

(iii) Where a Loan Document requires any Party to reimburse or indemnify any of the Administrative Agent or any Lender for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Administrative Agent or Lender, as applicable, for the full amount of such cost or expense, including such part thereof as represents Indirect Tax, save to the extent that such Administrative Agent or Lender reasonably determines that it is entitled to credit or repayment in respect of such Indirect Tax from the relevant Governmental Authority.

(iv) Any reference in this subsection (h) to any Party shall, at any time when such Party is treated as a member of a group for Indirect Tax purposes, include (where appropriate and unless the context otherwise requires) a reference to (i) such group at such time or (ii) the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or in the relevant legislation of any other jurisdiction having implemented Council Directive 2006/112/EC on the common system of value added tax, as amended (or any succeeding legislation thereto or any corresponding legislation in any other jurisdiction).

Section 2.16. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Each Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees, or of amounts payable under Section 2.13, Section 2.14 or Section 2.15, or otherwise) at or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time (or 2:00 p.m., London time, in the case of Loans denominated in Euro)), on the date when due, in Same Day Funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Section 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as expressly provided herein, if any payment (other than payments on the Eurocurrency Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan and all payments under each Loan Document shall be made in Dollars if such Loan is a Dollar Term Loan or in Euros if such Loan is a Euro Term Loan, except as otherwise expressly provided herein.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied

(i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and

(ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and as contemplated by Section 2.09(a)(ii) and 9.04(h)), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate equal to the Overnight Rate.

Section 2.17. Mitigation Obligations; Replacement of Lenders.

(a) If (i) any Lender requests compensation under Section 2.13, (ii) either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 or any event gives rise to the operation of Section 2.22, or (iii) (A) the French Borrower has provided written notice to the Lenders that the list of Non-Cooperative Jurisdictions has been amended to include an additional non-cooperative state or territory (Etat ou territoire non coopératif) and (B) any amount payable under the Loan Documents by the French Borrower becomes not deductible from that French Borrower’s taxable income for French tax purposes by reason of that amount being (x) paid or accrued to a Non-Cooperative Jurisdiction Resident or (y) paid to a Non-Cooperative Jurisdiction Account, then such Lender or, where relevant, the Administrative Agent, shall use reasonable efforts (and at the expense of such Borrower) to designate a different Lending Office for funding or booking its Loans hereunder, to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, or to change its bank account, if, in the judgment of such Lender or, where relevant, the Administrative Agent, such designation or assignment and delegation or change (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15 or mitigate the applicability of Section 2.22, as the case may be, or would eliminate or reduce the non-deductibility issue referred to in (iii) above, and (ii) would not subject such Lender or Administrative Agent to any unreimbursed cost or expense reasonably deemed by such Lender or Administrative Agent to be material and would not be disadvantageous in any material economic, legal or regulatory respect to such Lender or Administrative Agent, it being specified, for the avoidance of doubt, that in case of non-deductibility issue referred to in (iii) above, the substitution of the Lending Office or Administrative Agent’s office located in a Non-Cooperative Jurisdiction by an office that is not located in a Non-Cooperative Jurisdiction or the substitution of the bank account opened in the name of or for the benefit of the Administrative Agent or a Lender in a financial institution situated in a Non-Cooperative Jurisdiction by a bank account that is not opened in a financial institution situated in a Non-Cooperative Jurisdiction, will be considered as reasonable efforts for the purposes hereof.

(b) In addition, if (A) the French Borrower has provided written notice to the Lenders that the list of Non-Cooperative Jurisdictions has been amended to include an additional non-cooperative state or territory (Etat ou territoire non coopératif) and (B) (i) on any Interest Payment Date the French Borrower is required to pay additional amounts in relation to more than 15% of the amounts payable by this Borrower under the Loan Documents solely as a result of such amounts being paid on Non-Cooperative Jurisdiction Account, or (ii) more than 15% of the amounts payable under the Loan Documents by the French Borrower on a particular payment date become not deductible from that French Borrower’s taxable income for French tax purposes by reason of that amount being (x) paid or accrued to a Non-Cooperative Jurisdiction Resident or (y) paid to a Non-Cooperative Jurisdiction Account, or (iii) the French Borrower is required to pay compensation or additional amounts in relation to Bank Levies suffered by Lender(s) having in aggregate a participation in the outstanding Loans made to the French Borrower representing more than 15% of such outstanding Loans, then each affected Lender agrees to use its commercially reasonable efforts to negotiate in good faith an amendment to the Loan Documents to allow the Dutch Borrower to assume its Loans to the French Borrower and have them turned into Loans to the Dutch Borrower.

(c) If (i) any Lender requests compensation under Section 2.13 or gives notice under Section 2.22, (ii) either Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender is a Defaulting Lender, or (iv) (A) the French Borrower has provided written notice to the Lenders that the list of Non-Cooperative Jurisdictions has been amended to include an additional non-cooperative state or territory (Etat ou territoire non coopératif) and (B) any amount payable by the French Borrower under the Loan Documents is not or will not be (when the relevant corporate income tax is calculated) treated as deductible charge or expense for French tax purposes for that Borrower by reason of that amount being (x) paid or accrued to a Non-Cooperative Jurisdiction Resident or (y) paid to a Non-Cooperative Jurisdiction Account, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate at par, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) such Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts), (C) such Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.13, or payments required to be made pursuant to Section 2.15 or a notice given under Section 2.22, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling such Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the applicable Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.18. Incremental Credit Extensions.

(a) (i) At any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, either Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect one or more tranches of revolving commitments hereunder (each such tranche, an “Incremental Revolving Commitment” and, the Loans with respect thereto, “Incremental Revolving Loans”) or, if any Class of Revolving Commitments already exists, request to effect one or more increases in the aggregate amount of such Revolving Commitments (each such increase, a “Revolving Commitment Increase”), in each case, from one or more Additional Revolving Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Revolving Facility Amendment, (A) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, (B) such Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clause (A) above and (C) each Revolving Commitment Increase shall be on the same terms (including interest rate margins and maturity) governing any existing Class of Revolving Commitments pursuant to this Agreement or, if no such Revolving Commitments exist, each Incremental Revolving Commitment shall be on terms reasonably acceptable to such Borrower, the Additional Revolving Lenders and the Administrative Agent. Notwithstanding anything to contrary herein, at the time of effectiveness of any given Incremental Revolving Commitment, Revolving Commitment Increase or Term Commitment Increase, the sum of (i) the aggregate principal amount of the Incremental Revolving Commitments and the Revolving Commitment Increases entered into after the Effective Date and (ii) the aggregate principal amount of all Term Commitment Increases incurred after the Effective Date shall not exceed $250,000,000 plus up to an additional amount such that at the time of each such request and upon the effectiveness of the Incremental Revolving Facility Amendment or Incremental Term Facility Amendment, as applicable, after giving effect to such Incremental Revolving Loans or Incremental Term Loans, as applicable, and the application of proceeds thereof, on a Pro Forma Basis, the Consolidated Secured Net Leverage Ratio is less than or equal to 1.50 to 1.00; (provided that, for purposes of calculating the Consolidated Secured Net Leverage Ratio (i) any Incremental Revolving Commitments or Revolving Commitment Increase being entered into shall be assumed to be fully drawn and (ii) the proceeds of any such Incremental Revolving Commitment, Revolving Commitment Increase or Term Commitment Increase being implemented and any such substantially concurrent Incremental Revolving Commitment, Revolving Commitment Increases and Term Commitment Increases shall not be netted from Consolidated Net Secured Debt) (the “Incremental Cap”). Each Incremental Revolving Commitment and Revolving Commitment Increase shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the Incremental Cap. For the avoidance of doubt, no Lender shall be required to provide any such Incremental Revolving Commitment or Revolving Commitment Increase.

(ii) At any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, either Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect one or more additional tranches of terms loans hereunder or increases in the aggregate amount of the Term Commitments which shall take the form of an additional tranche of term loans hereunder (each such tranche or increase, a “Term Commitment Increase” and, the Loans with respect thereto, “Incremental Term Loans”) from one or more Additional Term Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Term Facility Amendment:

(A) no Default or Event of Default shall have occurred and be continuing or shall result therefrom;

(B) such Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clause (A) above;

(C) the maturity date of any term loans incurred pursuant to such Term Commitment Increase shall not be earlier than the Initial Term Maturity Date and the Weighted Average Life to Maturity shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans;

(D) the Incremental Term Loans shall be secured by the Collateral on a pari passu basis with, and have the same guarantees as, the Loans;

(E) the interest rate margins and, subject to clause (D), the amortization schedule for any Incremental Term Loans shall be determined by such Borrower and the Additional Term Lenders with the applicable Term Commitment Increases; provided that, in the event that the interest rate margins for any Incremental Term Loans (which shall be calculated to be equal to the sum of (x) the margin above the Eurocurrency Rate on such Incremental Term Loans (which shall be increased by the amount that any “Eurocurrency floor” applicable to such Incremental Term Loans on the date such Incremental Term Loans are made would exceed the Eurocurrency Rate that would be in effect for a three-month Interest Period commencing on such date) and (y) if such Incremental Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Dutch Borrower or any Restricted Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the

Incremental Term Loans, as applicable, being referred to herein as “OID”), the amount of such OID divided by four) exceed by more than 50 basis points the interest rate margins for (a) in the case of Incremental Term Loans denominated in Dollars, the Dollar Term Loans or (b) in the case of Incremental Term Loans denominated in Euros, the Euro Term Loans (which shall be calculated to be the sum of (i) the Applicable Rate then in effect for the applicable Eurocurrency Term Loans increased by the amount that any “Eurocurrency floor” applicable to such Eurocurrency Term Loans on such date would exceed the Eurocurrency Rate that would be in effect for a three-month Interest Period commencing on such date) plus (ii) the amount of OID initially paid in respect of such Term Loans divided by four), then the Applicable Rate for all Term Loans shall be increased with respect to Term Loans in the same currency, to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Loans in such currency minus 50 basis points; and

(F) any Incremental Term Facility Amendment shall be on the terms and pursuant to documentation to be determined by such Borrower and the Additional Term Lenders with respect to the applicable Term Commitment Increases; provided that to the extent such terms and documentation are not consistent with this Agreement (except to the extent permitted by clauses (C), (D) or (E) above), they shall be reasonably satisfactory to the Administrative Agent.

Notwithstanding anything to contrary herein, at the time of effectiveness of any given Term Commitment Increase, the sum of (i) the aggregate principal amount of the Term Commitment Increases incurred after the Effective Date and (ii) the aggregate principal amount of all Incremental Revolving Commitments and Revolving Commitment Increases entered into after the Effective Date shall not exceed the Incremental Cap. Each Term Commitment Increase shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the Incremental Cap. For the avoidance of doubt, no Lender shall be required to provide any such Incremental Term Loan.

(b) (i) Each notice from the applicable Borrower pursuant to this Section shall set forth the requested amount of the relevant Incremental Revolving Commitment, Revolving Commitment Increase or Term Commitment Increase.

(ii) Commitments in respect of any Incremental Revolving Commitment or Revolving Commitment Increase shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Revolving Lender’s Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Revolving Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, such Additional Revolving Lender and the Administrative Agent. Incremental Revolving Commitments and Revolving Commitment Increases may be provided, subject to the prior written consent of the Dutch Borrower (such consent not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Revolving Commitments or Revolving Commitment Increase or, unless it agrees, be obligated to provide any Incremental Revolving Commitments or Revolving Commitment Increase) or by any Additional Revolving Lender. An Incremental Revolving Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Revolving Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Revolving Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Revolving Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Revolving Facility Closing Date) and, to the extent reasonably requested by the Administrative Agent be accompanied by legal opinions, board resolutions, officers’ certificates, amendments to Security Documents and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4 of the Second Amendment Agreement (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(iii) Commitments in respect of any Term Commitment Increase shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Term Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents executed by the Borrowers, such Additional Term Lender and the Administrative Agent. Term Commitment Increases may be provided, subject to the prior written consent of the Dutch Borrower (such consent not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have any right to participate in any Term Commitment Increase or, unless it agrees, be obligated to provide any Term Commitment Increases) or by any Additional Term Lender. An Incremental Term Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Term Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Term Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Term Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Term Facility Closing Date) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates, amendments to Security Documents (or, to the extent such amendments would restart applicable hardening periods with respect to Liens constituted thereby or if otherwise reasonably requested by the Administrative Agent, additional Security Documents), and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4 of the Second Amendment Agreement (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(c) Upon each Term Commitment Increase pursuant to this Section, each Additional Term Lender shall make an Incremental Term Loan to the applicable Borrower in a principal amount equal to such Lender’s Term Commitment Increase. Any such term loan shall be a “Term Loan” and either a “Dollar Term Loan” or a “Euro Term Loan”, as applicable, for all purposes of this Agreement and the other Loan Documents.

(d) This Section 2.18 shall supersede any provisions in Section 2.16 or Section 9.02 to the contrary.

Section 2.19. Refinancing Amendments.

(a) At any time after the Effective Date, either Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans or Extended Term Loans) or (b) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Loans, Other Revolving Commitments, Extended Revolving Loans and Extended Revolving Commitments), in each case pursuant to a Refinancing Amendment. Any such Credit Agreement Refinancing Indebtedness and all obligations in respect thereto shall be Loan Document Obligations that are secured by the Collateral, to the extent possible under applicable law, on a pari passu basis with all other applicable Loan Document Obligations. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates, amendments to Security Documents and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4 of the Second Amendment Agreement (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.19 shall be in an aggregate principal amount that is (x) not less than $50,000,000 in the case of Other Term Loans or $25,000,000 in the case of Other Revolving Loans and (y) an integral multiple of $5,000,000 in excess thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments and as a separate “Tranche” and “Class” of Loans and Commitments hereunder). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Dutch Borrower, to effect the provisions of this Section 2.19, including amendments to Security Documents (or, to the extent such amendments would restart applicable hardening periods with respect to Liens constituted thereby, additional Security Documents) and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4 of the Second Amendment Agreement. For the avoidance of doubt, the proceeds of any Credit Agreement Refinancing Indebtedness shall be applied, with respect to each Class of Term Borrowings so refinanced, pro rata to the Dutch Borrower and the French Borrower.

(b) This Section 2.19 shall supersede any provisions in Section 2.16 or Section 9.02 to the contrary.

Section 2.20. Maturity Extension.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by either Borrower to all Lenders of a Class of Term Loans or a Class of Revolving Commitments, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, either Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Commitments and otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing or decreasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders or after giving effect to such Extension, (ii) except as to interest rates, fees and final maturity (which shall be determined by the applicable Borrower and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Commitment (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments being extended (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (2) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that such Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (3) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans so extended, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined between the applicable Borrower and the Extending Term Lenders and be set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the Term Maturity Date of the Class of Term Loans being extended, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the applicable Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the applicable Borrower. For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(b) With respect to all Extensions consummated by either Borrower pursuant to this Section, (i) such Extensions shall not trigger voluntary or mandatory payments or prepayments for purposes of Section 2.09 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the applicable Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in such Borrower’s sole discretion and may be waived by such Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof). All Extended Term Loans, Extended Revolving Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Loan Document Obligations that, to the extent possible under applicable law, are secured by the Collateral on a pari passu basis with all other applicable Loan Document Obligations. Each of the parties hereto hereby agrees that the Administrative Agent and the Borrowers may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents, and to the extent reasonably requested by the Administrative Agent be accompanied by legal opinions, board resolutions, officers’ certificates and amendments to Security Documents (or, to the extent such amendments would restart applicable hardening periods with respect to Liens constituted thereby or if otherwise reasonably requested by the Administrative Agent, additional Security Documents) and/or reaffirming agreements as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section and any Extension (including any amendments necessary to treat the Loans and Commitments subject thereto as Extended Term Loans, Extended Revolving Loans and/or Extended Revolving Commitments and as a separate “Tranche” and “Class” hereunder of Loans and Commitments, as the case may be).

(d) In connection with any Extension, the applicable Borrower shall provide the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

Section 2.21. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any amount paid by either Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.21(b)) the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of post-default interest and then-current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders and fifth after the payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Dutch Borrower and the Administrative Agent agree in writing in their sole discretion that a Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of either Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.22. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans in Dollars whose interest is determined by reference to the Adjusted Eurocurrency Rate, or to determine or charge interest rates on such Loans based upon the Adjusted Eurocurrency Rate, then, on notice thereof by such Lender to the Dutch Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Loans denominated in Dollars or to convert ABR Loans to Eurocurrency Loans denominated in Dollars shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Dutch Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Dutch Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans denominated in Dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurocurrency Rate. Each Lender agrees to notify the Administrative Agent and the Dutch Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurocurrency Rate. Upon any such prepayment or conversion, the Dutch Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.23. Classes. At no time shall there be more than eight Classes of Term Loans outstanding hereunder, unless, in either case, the Administrative Agent agrees to permit any such additional Classes.

Section 2.24. Effective Global Rate.

(a) For the purposes of article L.313-4 of the French Monetary and Financial Code, the French Borrower and the Lenders acknowledge that, by virtue of certain characteristics of the Loans (in particular the variable interest rate applicable to the Loans, and the French Borrower’s right to select the duration of each Interest Period), the taux effectif global cannot be calculated at the Effective Date.

(b) However, the French Borrower acknowledges that it has received from the Administrative Agent a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter.

(c) The French Borrower and the Lenders acknowledge that the letter delivered in accordance with paragraph (b) above forms part of this Agreement.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders for itself and the Loan Parties that are its Subsidiaries that:

Section 3.01. Organization; Powers. Each Borrower and each of the Loan Parties (a) is a limited liability company, unlimited liability company, corporation or partnership duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization or formation outside the United States) under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority to own its property and assets necessary for the conduct of business, except as would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder.

Section 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, the Borrowings hereunder and the use of proceeds described in the Agreed Structure Memorandum (a) have been (or in the case of the use of proceeds described in the Agreed Structure Memorandum, will be) duly authorized by all corporate or limited liability company or partnership action required to be obtained by the Loan Parties and (b) will not (i) (A) violate any provision of law, statute, rule or regulation, or of the Organizational Documents of any Loan Party, (B) violate any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) violate, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any indenture, certificate of designation for preferred stock, agreement or any other instrument to which any Loan Party is a party or by which any of them or their property is or may be bound, where any such conflict, violation, breach or default referred to in this clause (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

Section 3.03. Enforceability. Each Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) except to the extent set forth in the applicable Non-U.S. Pledge Agreements, any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Non-U.S. Subsidiaries that are not Loan Parties.

Section 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and similar filings in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages and other Liens granted under the Loan Documents, (d) such as have been made or obtained and are in full force and effect, (e) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made could not reasonably be expected to have a Material Adverse Effect and (f) filings and other actions listed on Schedule 3.04.

Section 3.05. Financial Statements.

(a) The Dutch Borrower has heretofore furnished to the Administrative Agent (for delivery to the Lenders):

(i) the unaudited pro forma consolidated balance sheet as of December 31, 2012 (the “Pro Forma Closing Balance Sheet”), which has been prepared giving effect to the Transactions (as if such events had occurred on such date). The Pro Forma Closing Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of the Dutch Borrower and its consolidated subsidiaries as at December 31, 2012, assuming that the events specified in the preceding sentence had actually occurred at such date; and

(ii) the audited consolidated balance sheets and related statements of income and cash flows of the Dutch Borrower and its subsidiaries for the Fiscal Years ended December 31, 2010, December 31, 2011 and December 31, 2012, each of which have been prepared in accordance with IFRS applied consistently throughout the periods involved, and present fairly the financial condition and results of operations of the Dutch Borrower and its subsidiaries, as of and on such dates set forth on such financial statements; provided that, in the case of the audited consolidated balance sheet and related statements of income and cash flows for the Fiscal Year ended December 31, 2010, such audited financials of the Dutch Borrower and its subsidiaries shall be the audited carve-out financials from the audited financials of Rio Tinto PLC.

Section 3.06. No Material Adverse Change or Material Adverse Effect. Since December 31, 2012, there have been no events, developments or circumstances that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07. Title to Properties; Possession Under Leases. Each Borrower and each of the Subsidiary Loan Parties has good and valid record fee simple title to (or foreign equivalent) or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title, interests or easements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets held in fee simple are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

Section 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Effective Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of the Dutch Borrower. As of the Effective Date, all of the issued and outstanding Equity Interests of each Restricted Subsidiary of the Dutch Borrower is owned directly by the Dutch Borrower or by another Restricted Subsidiary.

Section 3.09. Litigation; Compliance with Laws and Agreements.

(a) As of the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of either Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of either Borrower, threatened in writing against or affecting either Borrower or any of its Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Transactions. As of the date of any Borrowing after the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of either Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of either Borrower, threatened in writing against or affecting either Borrower or any of its Subsidiaries or any business, property or rights of any such Person which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Borrowers, the Restricted Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority ( including without limitation the USA Patriot Act), where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each Borrower and each Loan Party shall (and shall ensure that the consummation of the Transactions) comply with all applicable financial assistance laws and regulations.

Section 3.10. Federal Reserve Regulations.

(a) None of the Borrowers or the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulation U or Regulation X of the Board of Governors.

Section 3.11. Investment Company Act. None of the Borrowers or the Subsidiaries is an “investment company” or is required to register as an investment company, or is controlled by, or underwriters of, investment companies, each as defined in the Investment Company Act of 1940, as amended from time to time, or is otherwise subject to regulation thereunder.

Section 3.12. Use of Proceeds. The Dutch Borrower and the French Borrower will use the proceeds of the Initial Dollar Term Loans and the Initial Euro Term Loans made on the Effective Date (directly or indirectly, including indirectly by way of intercompany loans, contributions and advances) to (i) refinance the Existing Credit Agreement, (ii) fund one or more distributions to the existing equityholders of the Dutch Borrower in accordance with Section 6.06(i), (iii) finance working capital of the Dutch Borrower and its Subsidiaries and for other general corporate purposes of the Dutch Borrower and its Subsidiaries, and (iv) to pay the Transaction Costs.

Section 3.13. Taxes.

(a) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, each of the Borrowers and their Restricted Subsidiaries (i) has timely filed or caused to be timely filed all Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.04 and for which the applicable Borrower or any of the Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with IFRS; and

(b) other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Effective Date, with respect to each of the Borrowers and the Restricted Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, any Governmental Authority.

Section 3.14. No Material Misstatements.

(a) All written factual information (other than the projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning the Borrowers, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum, the Agreed Structure Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Effective Date, and does not or will not, when furnished, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates thereto).

(b) Any projections and other forward looking information prepared by or on behalf of either Borrower or any of its representatives and that has been made available to any Lenders or the Administrative Agent in connection with the transactions contemplated hereby, together with all supplements and updates thereto, (i) have been prepared in good faith based upon assumptions believed by the Dutch Borrower to be reasonable as of the date thereof, as of the date such projections and other forward looking information were furnished to the Lenders and as of the Effective Date, and (ii) as of the Effective Date, have not been modified in any material respect by the Dutch Borrower.

Section 3.15. Pensions; ERISA.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal, state and foreign laws.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither the Dutch Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither the Dutch Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither the Dutch Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the provisions of applicable law, and has been maintained, where required, in good standing with all applicable Governmental Authorities, and (ii) neither the Dutch Borrower nor any of its Subsidiaries has incurred, or could reasonably be expected to incur, any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan.

(d) Except for the Pechiney UK Limited and Associated Companies Pension and Life Assurance Scheme (the “UK DB Plan”) or as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) neither the Dutch Borrower nor any of its Restricted Subsidiaries is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an “occupational pension scheme” which is not a “money purchase scheme” (both terms as defined in the Pensions Schemes Act 1993) and (ii) neither the Dutch Borrower nor any of its Restricted Subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

(e) With respect to each Non-U.S. Plan which is a German pension scheme, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Dutch Borrower and each of its German Subsidiaries have complied at all times with such pension schemes’ terms and conditions and the statutory requirements including, where applicable, the establishment of book reserves to the maximum extent permitted by law, the full funding of, or full payments to, any kind of pension fund (Pensionsfonds), occupational pension fund (Pensionskasse), benevolent fund (Unterstüzungskasse), direct insurance (Direktversicherung) contract or pension liability reinsurance (Rückdeckungsversicherung) contract and the payment of contributions to the pension insolvency insurance (Pensionssicherungsverein) in full when due. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the pensions of pensioners of the Dutch Borrower and each of its Subsidiaries in respect of any Non-U.S. Plan which is a German pension scheme have at all times been increased, without any suspension in full or in parts, to the extent required by the applicable pension schemes and by the statutory requirements.

(f) With respect to each Non-U.S. Plan which is a French pension scheme, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Dutch Borrower and each of its French Subsidiaries have complied at all times with such pension schemes terms and conditions and any French statutory requirements applicable thereto including, where applicable, the establishment of adequate book reserves and the payment of adequate contributions to any insurance schemes for this purpose (contrat indemnités de fin de carrière) in accordance with latest actuarial estimates. Each of the French Subsidiaries have fully paid any contributions, benefits and indemnities, arising out, or in connection with, any Non-U.S. Plan that is a French pension scheme, including the basic French pension scheme, the complementary pensions schemes (Agirc and Arrco), the retirement indemnities (indemnités de fin de carrière or indemnités de retraite), the jubilee benefits (médailles du travail), and, where applicable, the in-house defined benefit pension schemes (retraites maison).

Section 3.16. Environmental Matters. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Dutch Borrower and each Restricted Subsidiary, and their respective operations and properties, (i) are in compliance with all Environmental Laws and have obtained, maintained and complied with all permits, licenses and other approvals required under any Environmental Law, (ii) have not become subject to any Environmental Liability, (iii) have not received written notice of any claim with respect to any Environmental Liability, (iv) to the knowledge of the Dutch Borrower and each Restricted Subsidiary, there are no circumstances, conditions or occurrences that would reasonably be expected to give rise to any Environmental Liability of the Dutch Borrower or any Restricted Subsidiary, or with respect to their respective operations and properties, and (v) to their knowledge, no other Person has caused, or permitted to occur, any Release, or treated or disposed of, or arranged for treatment or disposal of, any Hazardous Materials.

Section 3.17. Security Documents.

(a) Valid Liens. Each Security Document will, upon execution and delivery thereof, and upon fulfillment of the requirements, if any, as set out under (i), (ii) and (iii) below, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements, Mortgages and other filings in appropriate form are filed in or recorded by the offices required by the applicable Requirement of Law, (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Loan Documents) and (iii) upon taking of the actions required by Non-U.S. Security Documents, the Liens created by the Security Documents shall (other than as contemplated or permitted under the provisions of any Loan Document) constitute first priority perfected Liens on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing and recording financing statements, recording Mortgages, possession, control or such actions in foreign jurisdictions, as the case may be, in each case subject to no Liens other than Liens permitted hereunder.

(b) PTO Filing; Copyright Office Filing. When the U.S. Collateral Agreement, or an appropriate short form document or instrument specified in the U.S. Collateral Agreement, is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings and recordations together with the financing statements filed in the offices required by the applicable Requirement of Law may perfect such interests, the Liens created by such U.S. Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the U.S. Loan Parties thereunder in Patents and Trademarks (each as defined in the U.S. Collateral Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such U.S. Collateral Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case free and clear of Liens other than Liens permitted under Section 6.02 hereof (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on Patents, Trademarks and Copyrights acquired, registered or applied for by the U.S. Loan Parties thereof after the Effective Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage, as modified by any applicable mortgage modification, is effective to create (and, as applicable, continue), in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable perfected first-priority Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to the other Liens permitted hereunder.

Section 3.18. Location of Real Property. The Perfection Certificate lists completely and correctly as of the Effective Date all real property owned or leased by any U.S. Loan Party and the addresses thereof. As of the Effective Date, the U.S. Loan Parties own in fee all the real property set forth as being owned by them on such Perfection Certificate.

Section 3.19. Solvency. After giving effect to the consummation of the Transactions and as of the Effective Date, the Dutch Borrower, together with its Restricted Subsidiaries on a consolidated basis, is Solvent.

Section 3.20. Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Dutch Borrower or any of the Restricted Subsidiaries; (b) the hours worked and payments made to employees of the Dutch Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from the Dutch Borrower or any of the Restricted Subsidiaries or for which any claim may be made against the Dutch Borrower or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Dutch Borrower or such Restricted Subsidiary to the extent required by IFRS; (d) the Dutch Borrower and the Restricted Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices and (e) consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Dutch Borrower or any of the Restricted Subsidiaries is a party or by which the Dutch Borrower or any of the Restricted Subsidiaries is bound.

Section 3.21. Social Security. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) no claims with respect to social security contributions or any other labor related contributions are being asserted against any Subsidiary and (b) the Dutch Borrower and each of its Subsidiaries has complied with any applicable labor law, social security law, labor regulation or social security regulation.

Section 3.22. Senior Debt. The Loan Document Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any Indebtedness that is subordinated in right of payment to the Secured Obligations.

Section 3.23. Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “EU Insolvency Regulation”), with respect to each Loan Party incorporated within the European Union, its “centre of main interest” (as that term is used in Article 3(1) of the EU Insolvency Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the EU Insolvency Regulations) in any other jurisdiction.

Section 3.24. Intellectual Property; Licenses, Etc. The Dutch Borrower and its Restricted Subsidiaries own, license or possess the valid right to use, all Intellectual Property used in or reasonably necessary for the operation of their businesses as currently conducted, and, without conflict with the Intellectual Property rights of any Person, in each case, except, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect; provided, however, to the extent the foregoing representation and warranty relates to infringement, misappropriation or a violation of Intellectual Property rights held by a Person, it shall be considered qualified by the knowledge of either Borrower or any Restricted Subsidiary. To the knowledge of either Borrower, no Intellectual Property, advertising, product, process, method, substance, part or other material used by either Borrower or any Restricted Subsidiary, or the operation of its business as currently conducted, infringes upon, misappropriates or violates any Intellectual Property rights held by any Person except for such infringements, misappropriations or violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of either Borrower or any Restricted Subsidiary is pending or, to the knowledge of either Borrower, threatened against a Borrower or any Restricted Subsidiary, which claim or litigation, individually or in the aggregate, if subject to an adverse ruling against either Borrower or any Restricted Subsidiary, could reasonably be expected to have a Material Adverse Effect.

Section 3.25. Anti-Money Laundering and Economic Sanctions Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries or its Affiliates and none of the respective officers, directors or agents of such Loan Party, Subsidiary or Affiliate has violated or is in violation of any applicable Anti-Money Laundering Laws.

(b) No Loan Party nor any of its Subsidiaries or its Affiliates nor, to any Loan Party’s knowledge, any director, officer, employee, agent, Affiliate (other than another Loan Party or a Subsidiary of a Loan Party) or representative of such Loan Party or any Subsidiary (each, a “Specified Person”) is an individual or entity currently the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is any Loan Party or any of its Subsidiaries or its Affiliates located, organized or resident in a country or territory that is the subject of Sanctions.

(c) No Specified Person will use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person.

(d) Except to the extent conducted in accordance with applicable Law, no Loan Party, nor any of its Subsidiaries and Affiliates and, to any Loan Party’s knowledge, none of the respective officers, directors, brokers or agents of such Loan Party, any Subsidiary or any Affiliate (other than another Loan Party or a Subsidiary of a Loan Party) acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Sanctions or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

(e) To each Borrower’s knowledge, within the past five years, each of the Loan Parties and its Subsidiaries is in compliance in all material respects with and has not committed any material violation of applicable law or regulation, permit, order or other decision or requirement having the force or effect of law or regulation of any governmental entity concerning the importation of products, the exportation or re-exportation of products (including technology and services), the terms and conduct of international transactions and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930, as amended, and other laws, regulations and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Office of Foreign Assets Control, the anti-boycott laws administered by the U.S. Department of Commerce and the anti-boycott laws administered by the U.S. Department of the Treasury.

Section 3.26. Anti-Corruption Laws. Neither Borrower nor any of their Subsidiaries nor, to their knowledge, any director, officer, agent, employee or Affiliate (other than another Loan Party or a Subsidiary of a Loan Party) of such Borrower or any Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. The Borrowers, their Subsidiaries and their respective Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and the FCPA and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

ARTICLE IV

Conditions

Section 4.01. Original Effective Date. The obligations of the Lenders to make Loans under the Existing Credit Agreement became effective on the date on which each of the conditions set forth in this Section 4.01 was satisfied (or waived in accordance with Section 9.02). All capitalized terms used in this Section 4.01, and all section references used in this Section 4.01, shall have the meanings assigned to such terms in, and refer to sections of, the Existing Credit Agreement.

(a) The Administrative Agent (or its counsel) shall have received either (i) a counterpart of the Existing Credit Agreement signed on behalf of the Borrower and the Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of the Existing Credit Agreement) that the Borrower and the Lenders have signed a counterpart of the Existing Credit Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Wachtell, Lipton, Rosen & Katz, New York counsel for the Loan Parties, (ii) Prickett, Jones & Elliott, P.A., Delaware counsel to the Loan Parties, (iii) Clifford Chance LLP, German counsel to the Loan Parties, (iv) Clifford Chance LLP, French counsel to the Loan Parties, (v) Walder Wyss Ltd., Swiss counsel to the Loan Parties, (vi) Stibbe, Netherlands counsel to the Loan Parties, (vii) Latham & Watkins, LLP, German counsel to the Administrative Agent, (viii) Latham & Watkins LLP, French counsel to the Administrative Agent, (ix) Homburger AG, Swiss counsel to the Administrative Agent and (x) Nauta Dutilh, Netherlands counsel to the Administrative Agent. Each such opinion shall be in form and substance reasonably satisfactory to the Administrative Agent. The Borrower and the Administrative Agent hereby request such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit I or such other form acceptable to the Administrative Agent with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority or, if customary in such jurisdiction, any Responsible Officer of the relevant Loan Party (in relation to a Loan Party constituted under (A) German law, in respect of commercial register extracts not older than 14 days and (B) French law, a certified copy of its by-laws (statuts), an original copy of the extrait K-bis and the certificat de non-faillite relating to it of less than thirty (30) days prior to the Effective Date); (ii) signature and, to the extent such concept exists, incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, approving in respect of a Loan Party organized under the laws of France, to the extent required by its statuts the security created by the relevant Security Documents on its shares and any beneficiary or assignee of such securities upon enforcement of the relevant Security Documents (iii) resolutions of the Board of Directors and/or similar governing bodies (and, if required under its by-laws and/or the respective applicable law, a resolution of its shareholders) of each Loan Party (other than a Dutch Loan Party) approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation; (v) a certified copy of the up-to-date statuts of each Subsidiary organized under the laws of France whose shares are pledged under Security Documents which evidence that no consent is required with respect to enforcement of the security created by the relevant Security Documents on the shares of such Subsidiary, or as applicable, a certified copy of the resolution of the board of directors (or other relevant corporate body) approving the security created by the relevant Security Document with respect to the shares held by each Loan Party pursuant to the provisions of article L. 228-26 of the French Commercial Code, and (vi) in relation to each Dutch Loan Party the Dutch MBR and the Dutch SHR.

(e) The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Joint Lead Arrangers, the Joint Bookrunners, the Co-Arrangers, the Administrative Agent, and the Borrower to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least one Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be so reimbursed or paid (which amounts may be paid from the proceeds of the initial Credit Extensions).

(f) Except as set forth on Schedule 5.18, the Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby and UCC, tax and judgment lien searches requested by the Administrative Agent and searches from the United States Patent and Trademark Office and the United States Copyright Office and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Liens permitted by Section 6.02

(g) [Reserved].

(h) The Administrative Agent shall have received the financial statements of the Borrower as described in Section 3.05(a)(ii) of the Existing Credit Agreement, which financial statements shall have been prepared in accordance with IFRS.

(i) The Administrative Agent shall have received the Pro Forma Closing Balance Sheet.

(j) The Factoring Intercreditor Agreement shall have been executed and delivered by each party thereto, substantially in the form of Exhibit S, and shall be in full force and effect.

(k) [Reserved].

(l) The Refinancing shall have been consummated or shall be consummated substantially simultaneously with the funding of the Initial Term Loans (directly or indirectly, including indirectly by way of intercompany loans, contributions and advances) and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately following the Transactions, neither the Borrower nor any of its Subsidiaries will have any Indebtedness for borrowed money other than Indebtedness expressly permitted by Section 6.01(a), (b), (e), (j) and (u).

(m) The Lenders shall have received a certificate from the chief financial officer of the Borrower in the form of Exhibit K certifying as to the Solvency of the Borrower and its Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(n) The ABL Intercreditor Agreement shall have been duly executed and delivered by each party thereto, substantially in the form of Exhibit G, and shall be in full force and effect.

(o) The Administrative Agent shall have received at least 5 Business Days prior to the Effective Date all documentation and other information about the Loan Parties as shall have been requested in writing at least 10 Business Days prior to the Effective Date by the

Administrative Agent or any Joint Lead Arranger that the Administrative Agent or such Joint Lead Arranger shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

(p) The Administrative Agent shall have received the Agreed Structure Memorandum, together with executed duty of care letters extending reliance to the Lenders in form and substance reasonably satisfactory to the Administrative Agent.

(q) The Administrative Agent shall have received a copy of an executed intercompany loan agreement documenting the on-lending of the proceeds of the Initial Term Loans from the Borrower to its Subsidiaries as contemplated by the Agreed Structure Memorandum, which intercompany loan agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

(s) The Administrative Agent shall have received a consent with respect to the Transactions from the purchaser of the receivables, under each of the Existing Factoring Agreements, which consent shall be in form and substance reasonably satisfactory to the Administrative Agent.

(t) The Affiliate Subordination Agreement shall have been duly executed and delivered by each party thereto, substantially in the form of Exhibit H, and shall be in full force and effect.

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, including the Effective Date, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing before and after giving effect to such Borrowing and to the application of proceeds therefrom, as though made on and as of such date; provided that, to the extent that such representations and warranties specifically refer to an earlier date or period, they shall be true and correct in all material respects as of such earlier date or period; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be (after giving effect to such qualification).

(b) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a notice of borrowing in accordance with Article II hereof.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 4.03. Effective Date. The obligations of the Lenders to make Loans hereunder pursuant to the Second Amendment Agreement shall become effective on the date on which each of the conditions set forth in Section 4 of the Second Amendment Agreement shall be satisfied (or waived in accordance with Section 9.02) (such date, the “Effective Date”).

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due and liabilities under Secured Cash Management Obligations and Pari Passu Secured Swap Obligations) payable under any Loan Document shall have been paid in full, each Borrower covenants and agrees for itself and, as appropriate, any Loan Party which is a Subsidiary of such Borrower, with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Dutch Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) on or before the date that is (i) with respect to the Fiscal Year ending December 31, 2012, 120 days after the end of such Fiscal Year and (ii) thereafter, 95 days after the end of each Fiscal Year of the Dutch Borrower, audited consolidated balance sheet and related statements of income and cash flows of the Dutch Borrower as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous Fiscal Year and accompanied by a customary “management discussion & analysis” section, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) and certified by a Financial Officer, in each case, to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of the Dutch Borrower and its Subsidiaries on a consolidated basis in accordance with IFRS consistently applied;

(b) on or before the date that is (i) with respect to the fiscal quarter ending March 31, 2013, 60 days after the end of each such fiscal quarter and (ii) thereafter, 50 days after the end of each of the first three fiscal quarters each Fiscal Year, unaudited consolidated balance sheet and related statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the Fiscal Year and results of operations and cash flows of the Dutch Borrower and its Subsidiaries on a consolidated basis in accordance with IFRS consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and accompanied by a customary “management discussion & analysis”;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting adjustments necessary (as determined by the Dutch Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) simultaneously with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) if applicable as of the last day of the Test Period most recently ended for which financial statements were required to be delivered under paragraph (a) or (b) above setting forth reasonably detailed calculations demonstrating compliance with the covenant contained in Section 6.12, and (iii) in the case of financial statements delivered under paragraph (a) above, (A) beginning with the financial statements for the first full Fiscal Year following the Effective Date, setting forth a reasonably detailed calculation of Excess Cash Flow for such Fiscal Year and (B) setting forth a reasonably detailed calculation of the Available Free Cash Flow Amount as of the end of such Fiscal Year;

(e) not later than five days after the delivery of such financial statements for such Fiscal Year under paragraph (a) above, a customary certificate of the accounting firm that reported on such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default relating to Section 6.12 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines and, if applicable, the internal policies of the applicable accounting firm consistently applied);

(f) not later than 90 days after the commencement of each Fiscal Year of the Borrower (beginning with the Fiscal Year ending December 31, 2013, a detailed consolidated budget for the Dutch Borrower and its Subsidiaries for such Fiscal Year;

(g) promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Dutch Borrower to its debt security holders acting in such capacity or by any Subsidiary of the Dutch Borrower to its bondholders or holders of any other of its debt securities acting in such capacity, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Dutch Borrower or any of its Restricted Subsidiaries with any securities exchange or with the SEC or any other Governmental Authority, and (iii) all press releases and other statements made available generally by the Dutch Borrower or any of its Restricted Subsidiaries to the public concerning material developments in the business of the Dutch Borrower or any of its Restricted Subsidiaries;

(h) simultaneous with any delivery of financial statements under paragraph (a) above or promptly upon request, copies of (i) all reports prepared in order to comply with the then current statutory or auditing requirements in relation to all pension schemes operated by or maintained for the benefit of the Dutch Borrower or any Subsidiary and/or any of their (former) directors and employees (as applicable either to the trustees of any such pension scheme or to the Dutch Borrower or any of its Subsidiaries) and (ii) actuarial reports in relation to all such pension schemes; and

(i) promptly following any request therefor, such other reasonably available information regarding the operations, business affairs and financial condition of the Dutch Borrower or any of its Restricted Subsidiaries, compliance by the Dutch Borrower or any of its Restricted Subsidiaries with the terms of any Loan Document, as the Administrative Agent may reasonably request in writing.

Documents required to be delivered pursuant hereto may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Dutch Borrower posts such documents or, in the case of documents required to be delivered pursuant to Sections 5.01(a) and (b) only, provides a link thereto on the Dutch Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted (or delivered to the Administrative Agent for posting) on the Dutch Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Dutch Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request and (ii) the Dutch Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and/or the Co-Arrangers may make available to the Lenders materials and/or information provided by or on behalf of the Dutch Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive MNPI, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking or otherwise designating in writing Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Co-Arrangers and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.13); (y) all Borrower Materials marked or otherwise designated in writing as “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Co-Arrangers may treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligations to mark any Borrower Materials “PUBLIC.” If either Borrower issues any debt or equity securities pursuant to a public offering or Rule 144A or other private placement, in connection with (and prior to) the issuance of such securities, the Dutch Borrower will publicly disclose (or otherwise disclose in an appropriate manner for the type of offering, including in the related prospectus or other offering document for the issuance of such securities) all Information that has been made available to Public Lenders that constitutes material non public information (within the meaning of United States federal, state or other applicable securities laws) on the date of such disclosure.

Section 5.02. Existence; Business and Properties. Each Borrower will, and will cause each Restricted Subsidiary to:

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (i) except as otherwise expressly permitted under Section 6.05, and (ii) except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries are acquired by the Dutch Borrower or a Wholly Owned Subsidiary of the Dutch Borrower in such liquidation or dissolution; provided that Subsidiaries that are Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Subsidiary Loan Parties unless such liquidation is otherwise permitted by Section 6.05(b).

(b) (i) Except as could not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary in the normal conduct of its business and (ii) at all times maintain and preserve all material property necessary in the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

Section 5.03. Insurance. Each Borrower will, and will cause each Restricted Subsidiary to:

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent reasonably deemed prudent, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses, taking into account the general degree to which such companies are leveraged, and maintain such other insurance as may be required by law or any other Loan Document.

(b) Cause (i) all such liability insurance policies (which, for the avoidance of doubt, shall not include any officers’ and directors’ liability insurance policies) to name the Administrative Agent as additional insured and (ii) all such property insurance policies of U.S. Loan Parties to name the Administrative Agent as loss payee/mortgagee (or to the extent not otherwise provided therein, to be endorsed or otherwise amended to include appropriate loss payable endorsements, including, with respect to Mortgaged Properties), in each case, in form and substance reasonably satisfactory to the Administrative Agent; deliver a certificate of insurance to the Administrative Agent; use commercially reasonable efforts to cause the property insurance policies of U.S. Loan Parties to provide that they shall not be canceled, lapsed (including for nonrenewal) or terminated upon less than 30 days’ prior written notice (or 10 days’ prior written notice in the case of any failure to pay any premium due thereunder) thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, prior to the cancellation, lapse (including for nonrenewal) or termination of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c) If any improvements located on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrowers shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(d) Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.03 is taken out by either Borrower or any of the Restricted Subsidiaries; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(e) In connection with the covenants set forth in this Section 5.03, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.03, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.03 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of each of the Borrowers and the Restricted Subsidiaries or the protection of their properties.

Section 5.04. Payment of Taxes, etc. Each Borrower will, and will cause each of its Restricted Subsidiaries to pay its obligations in respect of Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where the amount or validity thereof is being contested in good faith by appropriate proceedings and the applicable Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with IFRS and except where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.05. Notices of Material Events. Promptly after any Responsible Officer of either Borrower obtains actual knowledge thereof, such Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Dutch Borrower or any of its Subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Dutch Borrower or any of its Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect;

(d) the occurrence of any ERISA Event (or similar event with respect to any Non-U.S. Plan) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and

(e) the occurrence of any change in the rate of contributions to any pension scheme operated by or maintained for the benefit of the Dutch Borrower or any Subsidiary and/or any of their (former) directors and employees paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Dutch Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.06. Compliance with Laws. Each Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, applicable to it or its property (including without limitation the USA Patriot Act), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.10, or to laws related to Taxes, which are the subject of Section 5.04.

Section 5.07. Maintaining Records; Access to Properties and Inspections. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain all financial records in accordance with IFRS and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), (b), (h) or (i), any Lender to visit and inspect the financial records and the properties of the Dutch Borrower or any of the Restricted Subsidiaries and to make extracts from and copies of such financial records, all at the expense of the Dutch Borrower, at reasonable times, upon reasonable prior notice to the Dutch Borrower, and as often as reasonably requested (but, unless an Event of Default is continuing, not more than one time during any Fiscal Year) and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), (b), (h) or (i), any Lender upon reasonable prior notice to the Dutch Borrower to discuss the affairs, finances and condition of the Dutch Borrower or any of the Restricted Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

Section 5.08. Payment of Obligations. Each Borrower will, and will cause each of its Restricted Subsidiaries to, pay its Indebtedness and other obligations before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Dutch Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with IFRS, except to the extent the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.09. Use of Proceeds. Each Borrower will, and will cause each of its Restricted Subsidiaries to, use the proceeds of the Loans only as contemplated in Section 3.12.

Section 5.10. Compliance with Environmental Laws. Each Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all Environmental Laws applicable to its operations and properties; and comply with and obtain and renew all permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.10, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11. Information Regarding Collateral.

(a) The Dutch Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number (if any).

(b) Not later than five days after delivery of financial statements pursuant to Section 5.01(a) the Dutch Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Dutch Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.

(c) The Dutch Borrower will furnish to the Administrative Agent promptly such other information and data with respect to any of the Collateral, or any Loan Party’s compliance with any Security Document as from time to time may be reasonably requested by the Administrative Agent or any Lender.

Section 5.12. Additional Subsidiaries.

(a) If (i) any additional Restricted Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Effective Date or (ii) if any Restricted Subsidiary ceases to be an Excluded Subsidiary, the Dutch Borrower will, within 30 days (or such longer period as the Administrative Agent may agree) after such newly formed or acquired Restricted Subsidiary is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Subsidiary, notify the Administrative Agent thereof, and will (x) cause such Restricted Subsidiary to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary, (y) cause such Loan Party to satisfy the Collateral and Guarantee Requirement with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by such Loan Party and (z) deliver to the Administrative Agent a completed Perfection Certificate with respect to such Restricted Subsidiary signed by a Responsible Officer, together with all attachments contemplated thereby (in each case within thirty days after the date of such notice or such longer period as the Administrative Agent may agree) (it being understood that any supplement to a Guarantee Agreement or the U.S. Collateral Agreement entered into by a Restricted Subsidiary acquired after the Effective Date may include (i) schedules reasonably acceptable to the Administrative Agent to qualify representations and warranties made by such Restricted Subsidiary and that in such case all such representations and warranties shall be so qualified with respect to such Restricted Subsidiary and (ii) such limitations to the Guarantee as are consistent with the Guarantee and Security Principles or otherwise reasonably acceptable to the Administrative Agent).

(b) In the event that Constellium Germany Holdco GmbH is converted into a limited partnership (Kommanditgesellschaft - KG) with a limited liability company as sole general partner (German GmbH & Co. KG) (the “Conversion”) as envisaged by the Agreed Structure Memorandum, the Borrowers will procure that (i) the limited liability company being the sole general partner executes a supplement to the Guarantee Agreement for the purposes of becoming a subsidiary guarantor thereunder,

(ii) the limited liability company being the sole general partner and the limited partner grant a pledge over their partnership interests in the German GmbH & Co. KG in form and substance reasonably satisfactory to the Administrative Agent and (iii) a pledge is granted over all of the shares in the limited liability company being the sole general partner and any other security interests reasonably requested by the Administrative Agent are granted to, in each case as promptly as practicable but in any event within three weeks of the Conversion becoming effective.

Section 5.13. Further Assurances.

(a) Each Borrower will, and will cause each Loan Party which is its Subsidiary to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and/or amendments thereto, notarizations and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to create and cause the Collateral and Guarantee Requirement to be and remain satisfied or that may facilitate the realization of the assets which are, or are intended to be, the subject of Security Documents, all at the expense of the Loan Parties.

(b) Subject to the limitations and exceptions in the Collateral and Guarantee Requirement, the Guaranty and Security Principles and the other provisions of this Agreement, promptly upon reasonable request by the Administrative Agent each Borrower will, and will cause each Loan Party which is its Subsidiary to (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral or Guarantee or other document or instrument relating to any Collateral or Guarantee, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral or Guarantee, to the extent required.

(c) If, after the Effective Date, any U.S. Loan Party acquires any owned real property or improvements thereto or any interest therein with a Fair Market Value in excess of $5,000,000, the Dutch Borrower will notify the Administrative Agent thereof simultaneously with the delivery of the certificate of a Financial Officer pursuant to Section 5.01(d) with respect to the financial statements delivered pursuant to Section 5.01(a) or (b), and, if requested by the Administrative Agent, within 60 days of acquisition thereof (or such longer period as the Administrative Agent may agree in its sole discretion) the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and to cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

(d) If after the Effective Date, either Borrower or any Non-U.S. Loan Party acquires any assets (other than Excluded Assets), the Dutch Borrower will notify the Administrative Agent and will take such actions as shall be necessary to grant and perfect Liens on such assets, all at the expense of the Loan Parties.

Section 5.14. Maintenance of Ratings. The Dutch Borrower shall use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of each of the Borrowers, and a public rating of the facilities under this Agreement by each of S&P and Moody’s, but in any event, not a specific rating.

Section 5.15. Quarterly Conference Calls. At a time mutually agreed with the Administrative Agent that is promptly after the delivery of financial statements required by Sections 5.01(a) and (b) for each fiscal quarter or Fiscal Year, as applicable, of the Dutch Borrower, upon the request of the Administrative Agent, the Dutch Borrower will cause an appropriate Financial Officer to participate in one conference call for Lenders to discuss the financial condition and results of operations of the Dutch Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.

Section 5.16. Compliance with Material Contracts. Each Borrower will, and will cause each of its Restricted Subsidiaries to, perform and observe all of the terms and conditions of each material agreement to be performed or observed by it, maintain each such material agreement in full force and effect, enforce each such material agreement in accordance with its terms, except where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

Section 5.17. Designation of Subsidiaries. The Dutch Borrower may at any time after the Effective Date designate (x) any Restricted Subsidiary of the Dutch Borrower as an Unrestricted Subsidiary or (y) any Unrestricted Subsidiary as a Restricted Subsidiary (such designation pursuant to this clause (y), a “Subsidiary Redesignation”); provided that (i) immediately before and after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, including pursuant to Section 6.12 for the most recently ended Test Period on a Pro Forma Basis, and (ii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Indebtedness of the Dutch Borrower pursuant to which a Subsidiary may be designated an “Unrestricted Subsidiary.” The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Dutch Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Dutch Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Dutch Borrower in Unrestricted Subsidiaries in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 5.18. Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.18 or such later date as the Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, the Borrowers and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.18, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due and liabilities under Secured Cash Management Obligations and Pari Passu Secured Swap Obligations) under any Loan Document have been paid in full, each Borrower covenants and agrees for itself and, as appropriate, any Loan Party which is a Subsidiary of such Borrower, with the Lenders that:

Section 6.01. Indebtedness. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Effective Date and set forth on Schedule 6.01(a) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(b) Indebtedness created hereunder and under the other Loan Documents and any Credit Agreement Refinancing Indebtedness whether or not pursuant to any Loan Document;

(c) Indebtedness of the Dutch Borrower and the Restricted Subsidiaries pursuant to Swap Agreements to the extent that such Swap Agreements were entered into (i) in the ordinary course of business to hedge or mitigate risks to which the Dutch Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency risks) or (ii) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Dutch Borrower or any Restricted Subsidiary; provided that, to the extent such Indebtedness constitutes Senior Swap Obligations such Swap Agreements constitute Ordinary Course Swap Agreements.

(d) Indebtedness of the Dutch Borrower and the Restricted Subsidiaries owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Dutch Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case, provided in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the Dutch Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Dutch Borrower or any other Restricted Subsidiary; provided that (i) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party owing to the Dutch Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (ii) all such Indebtedness shall be subordinated, subject to the Affiliate Subordination Agreement, other than any Indebtedness as to which any legal or contractual impediment or material cost shall render the subordination thereof impractical or inadvisable, as determined by the Administrative Agent in its sole discretion;

(f) Indebtedness of the Dutch Borrower and the Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, reasonably required in the conduct of the business (giving effect to any growth or expansion of such business permitted hereunder), including those incurred to secure health, safety, insurance and environmental obligations of the Dutch Borrower and its Restricted Subsidiaries as conducted in accordance with good and prudent business industry practice and otherwise as permitted by the Loan Documents;

(g) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, in the ordinary course of business;

(h) (i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the

Dutch Borrower or a Restricted Subsidiary) after the date hereof, or Indebtedness of any Person that is assumed by the Dutch Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Dutch Borrower or such Restricted Subsidiary, (ii) Indebtedness of the Dutch Borrower incurred to finance a Permitted Business Acquisition (provided any such Indebtedness contemplated by this clause (ii) is unsecured and any guarantees thereof are “senior subordinated guarantees” of the type customary for European high yield financings or are otherwise reasonably acceptable to the Administrative Agent and, in any event, provide for the release of such guarantee by any Loan Party in the event the guarantee by such Loan Party of the obligations hereunder is also released) and (iii) any Permitted Refinancing Indebtedness incurred by the Dutch Borrower or the original obligor thereof to Refinance such Indebtedness; provided that (A) other than Indebtedness referred to in clause (ii) above, such Indebtedness is not incurred in contemplation of such acquisition, (B) after giving effect to such acquisition and the assumption or incurrence of any Indebtedness in connection therewith on a Pro Forma Basis, (1) either (x) the Fixed Charge Coverage Ratio is greater than or equal to 2.0 to 1.0 as of the last day of the most recently ended Test Period for which financial statements are internally available or (y) the Fixed Charge Coverage Ratio as of the last day of the most recently ended Test Period for which financial statements are internally available is greater than or equal to such Fixed Charge Coverage Ratio immediately prior to such acquisition and such assumption or incurrence, as applicable, and (2) if such Indebtedness is secured, the Consolidated Secured Net Leverage Ratio as of the last day of the most recently ended Test Period for which financial statements are internally available is less than or equal to 1.50 to 1.0 and (C) the aggregate principal amount of such Indebtedness then outstanding in reliance on clause (h) or (k) of this Section 6.01, other than Indebtedness incurred in reliance on sub-clause (i) of this clause (h), in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed the Non-Loan Party Indebtedness Amount;

(i) (i) Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Dutch Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, (ii) any Permitted Refinancing Indebtedness in respect thereof, and (iii) Capitalized Lease Obligations incurred by the Dutch Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, collectively, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed $85,000,000;

(j) Indebtedness in respect of the ABL Credit Agreement; provided that the aggregate amount of Indebtedness thereunder shall not exceed the greater of (x) $100,000,000 and (y) the then applicable Borrowing Base;

(k) other Indebtedness of the Dutch Borrower or any Restricted Subsidiary, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of $125,000,000; provided that the aggregate principal amount of such Indebtedness then outstanding in reliance on clause (h) or (k) of this Section 6.01 in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed the Non-Loan Party Indebtedness Amount;

(l) Guarantees by the Dutch Borrower or any Restricted Subsidiary of any Indebtedness of the Dutch Borrower or any Restricted Subsidiary expressly permitted to be incurred under this Agreement; provided that, notwithstanding anything to the contrary in this

Section 6.01, (i) the Dutch Borrower and the Subsidiary Loan Parties shall not Guarantee the Indebtedness of any Restricted Subsidiary that is not a Loan Party unless such Guarantee is permitted under Section 6.04, (ii) any Guarantees by the Dutch Borrower or any Subsidiary Loan Party under this paragraph (l) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Loan Document Obligations on terms not less favorable to the Lenders than the subordination terms of such other Indebtedness, and (iii) no Restricted Subsidiary shall Guarantee unsecured Indebtedness of the Dutch Borrower unless such Restricted Subsidiary is a Subsidiary Loan Party and any guarantees thereof are “senior subordinated guarantees” of the type customary for European high yield financings or are otherwise reasonably acceptable to the Administrative Agent and, in any event, the documentation entered into in connection with such guarantee shall provide that any such guarantee shall be released if the Administrative Agent releases the guarantee of the obligations hereunder with respect to such Loan Party.

(m) Indebtedness arising from agreements of the Dutch Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition, in each case, to the extent such obligation or transaction is permitted by this Agreement;

(n) reimbursement and similar obligations of Subsidiaries in respect of letters of credit or bank guarantees having an aggregate face amount not in excess of $50,000,000;

(o) Permitted Additional Junior Debt of the Dutch Borrower; provided that (i) after giving effect to the incurrence thereof, the Fixed Charge Coverage Ratio on a Pro Forma Basis is greater than or equal to 2.00 to 1.00 as of the last day of the most recently ended Test Period for which financial statements are internally available and (ii) any guarantees thereof are provided by the Guarantors and are “senior subordinated guarantees” of the type customary for European high yield financings or are otherwise reasonably acceptable to the Administrative Agent and, in any event, provide for the release of such guarantee by any Loan Party in the event the guarantee by such Loan Party of the obligations hereunder is also released);

(p) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) to the extent constituting Indebtedness, all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(r) Indebtedness of the Dutch Borrower and the Restricted Subsidiaries incurred under lines of credit or overdraft facilities extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by Lenders and, in each case, established for the Dutch Borrower’s and such Restricted Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured as, but only to the extent, provided in Section 6.02(b) and in the Security Documents; provided that the aggregate amount of any such Indebtedness at any one time outstanding shall not exceed $15,000,000;

(s) Indebtedness owing by (x) the Dutch Borrower to any Subsidiary; (y) any Subsidiary to the Dutch Borrower or (z) any Subsidiary to any Subsidiary, in each case, as a result of any consolidated, combined, unitary or similar group or other fiscal unity under any applicable tax law;

(t) Indebtedness in respect of any Qualified Inventory Financing in an aggregate principal amount at any time outstanding pursuant to this clause (t) not in excess of $50,000,000.

(u) Indebtedness in respect of any Qualified Receivables Financing; provided that such Indebtedness shall not exceed 90% of the aggregate book value of all receivables of the Dutch Borrower and the Restricted Subsidiaries (excluding any receivables subject to the Indebtedness permitted under Section 6.01(j)) at the time of the incurrence thereof;

(v) Indebtedness representing deferred compensation or stock-based compensation to employees of the Dutch Borrower and the Restricted Subsidiaries;

(w) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Dutch Borrower or any parent thereof permitted by Section 6.06; and

(x) Indebtedness of any Loan Party as an account party in respect of trade letters of credit issued in the ordinary course of business.

For the avoidance of doubt, in the event that any Indebtedness hereunder is Refinanced pursuant to Section 6.01(b) hereof, the Term Loans shall be repaid in connection therewith on a pro rata basis as between the French Borrower and the Dutch Borrower.

Section 6.02. Liens. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or assets at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Restricted Subsidiaries existing on the Effective Date and set forth on Schedule 6.02; provided that (i) such Liens shall secure only those obligations that they secure on the Effective Date (and Permitted Refinancing Indebtedness in respect thereof permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Dutch Borrower or any Restricted Subsidiary and (ii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage or any pari passu Lien on any assets constituting Collateral created under other security documentation securing Credit Agreement Refinancing Indebtedness;

(c) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than in the case of the acquisition of any Person that becomes a Restricted Subsidiary that is not a Loan Party, Liens on the Equity Interests of the Person acquired); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property if the Indebtedness and other obligations secured by such Lien require or include a pledge of after-acquired property pursuant to their terms, it being understood that such requirement (x) was in effect at the time such property was acquired or such Person became a Restricted Subsidiary and (y) shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the Indebtedness secured thereby is permitted under Section 6.01(h) or (i);

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.04;

(e) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s, construction or other like Liens arising in the ordinary course of business or securing obligations that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Dutch Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with IFRS;

(f) (i) deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Dutch Borrower or any Restricted Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Dutch Borrower or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on or agreements dealing with the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Dutch Borrower or any Restricted Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof); provided that (i) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs incurred by the Dutch Borrower or any Restricted Subsidiary in connection with such acquisition and (iii) such security interests do not apply to any property or assets of the Dutch Borrower or any Restricted Subsidiary other than the property being transferred or subject to the applicable Capitalized Lease Obligation (other than to accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided further that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) the PBGC Liens; provided that the total amount secured thereby shall not exceed $35,000,000;

(m) Liens disclosed by any title insurance policies required to be delivered on or subsequent to the Effective Date and pursuant to Sections 5.11, 5.12, 5.13 or 5.18 and reasonably acceptable to the Administrative Agent and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) any interest or title of a lessor under any leases or subleases entered into by the Dutch Borrower or any Restricted Subsidiary as lessee in the ordinary course of business;

(o) Liens that are contractual rights of set-off or pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Dutch Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Dutch Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Dutch Borrower or any Restricted Subsidiary in the ordinary course of business;

(p) Liens arising solely by virtue of any statutory or common law or regulatory provision or case law relating to banker’s liens, rights of set-off or similar rights;

(q) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f), (n) or (x) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(r) licenses of Intellectual Property in the ordinary course of business consistent with past practice, to the extent that grant of such license does not materially interfere with the ordinary course of conduct of the business of the Dutch Borrower or any of its Restricted Subsidiaries;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t) Liens on the assets of a Restricted Subsidiary that is not a Loan Party that secure Indebtedness of such Restricted Subsidiary that is permitted to be incurred under Section 6.01;

(u) Liens solely on any cash earnest money deposits made by the Dutch Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder with respect to any acquisition that would constitute an Investment permitted by this Agreement;

(v) Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(w) Liens in favor of the Dutch Borrower or any Subsidiary Loan Party;

(x) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(y) Liens on inventory subject to a Qualified Inventory Financing permitted under Section 6.01(t);

(z) Liens on cash, cash deposits, Permitted Investments and intercompany receivables owing to the obligor of such Senior Swap Obligations pursuant to an intercompany master swap and option agreement, including the confirmations thereto, relating to the customer and vendor contracts hedged on an intercompany basis thereunder, securing Senior Swap Obligations permitted to be incurred under Section 6.01(c);

(aa) Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(bb) Liens incurred to secure cash management services in the ordinary course of business; provided that such Liens are not incurred in connection with, and do not secure, any borrowings or Indebtedness;

(cc) deposits or other Liens with respect to property or assets of the Dutch Borrower or any Restricted Subsidiary not constituting Collateral; provided that such Liens shall not secure Indebtedness in excess of $40,000,000 at any time;

(dd) leases and subleases not constituting Capitalized Lease Obligations of real property not material to the conduct of any business line of the Dutch Borrower and its Restricted Subsidiaries granted to others in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Dutch Borrower or any of its Restricted Subsidiaries;

(ee) Liens on accounts receivable subject to a Qualified Receivables Financing and related assets of the type specified in the definition of “Receivables Financing”, including without limitation, in respect of bank accounts into which proceeds of such accounts receivable are credited from time to time and on the rights held against the bank or banks with which such bank accounts are maintained and in respect of credit insurance in respect of such accounts receivable;

(ff) Liens on the U.S. Collateral securing Indebtedness permitted pursuant to Section 6.01(j); provided that such Liens shall be subject to the ABL Intercreditor Agreement;

(gg) Liens securing obligations in respect of letters of credit or bank guarantees permitted under Section 6.01(n);

(hh) [Reserved];

(ii) Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.05, in each case solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(jj) Liens on Equity Interests of joint ventures (other than a Subsidiary of the Dutch Borrower) securing obligations of such joint ventures;

(kk) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(ll) Liens on cash or Permitted Investments used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(mm) liens under extended retention of title arrangements incurred in the ordinary course of business consistent with past practice;

(nn) any security created in connection with pension liabilities or partial retirement liabilities (Altersteilzeitverpflichtungen) pursuant to the German Partial Retirement Act (Altersteilzeitgesetz); or in connection with time credits (Wertguthaben) pursuant to section 7(e) German Social Code (Sozialgesetzbuch IV); and

(oo) liens arising under the general terms and conditions of banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) in relation to accounts in Germany and/or Switzerland.

Notwithstanding the foregoing, (i) no consensual Liens shall be permitted to exist, directly or indirectly, on Pledged Equity Interests, other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and Liens permitted by Section 6.02(ff) and (ii) no Loan Party (other than any U.S. Loan Party for the benefit of secured parties in respect of Indebtedness permitted by Section 6.01(j)) shall grant control over its deposit accounts or securities accounts (excluding, for the avoidance of doubt, contractual rights of setoff otherwise permitted by this Section 6.02), other than any segregated accounts subject to Liens permitted by clauses (c), (f), (g), (q), (u), (z), (cc), (ee), (gg) or (ll).

Section 6.03. Sales and Lease-Back Transactions. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that (i) with respect to property owned by the Dutch Borrower or any Restricted Subsidiary that is located in the United States, a Sale and Lease-Back Transaction shall be permitted with respect to any such property acquired after the Effective Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property and (ii) with respect to any other property owned by the Dutch Borrower or any Restricted Subsidiary other than property located in the United States, a Sale and Lease-Back Transaction shall be permitted with respect to any such property whether or not owned or acquired after the Effective Date, so long as with respect to such Sale and Lease-Back Transaction described in clauses (i) and (ii), at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraph (i) of Section 6.01 and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(ii)) would not exceed $100,000,000 in the aggregate.

Section 6.04. Investments, Loans and Advances. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire any Investment in any other Person, except:

(a) [Reserved];

(b) (i) Investments by the Dutch Borrower or the Restricted Subsidiaries in the Equity Interests of the Subsidiaries effective as of the Effective Date as set forth on Schedule 6.04 and Investments by the Dutch Borrower and the Restricted Subsidiaries consisting of intercompany loans from the Dutch Borrower or any Restricted Subsidiary to the Dutch Borrower or any Restricted Subsidiary effective as of the Effective Date as set forth on Schedule 6.04; (ii) Investments by the Dutch Borrower or any Subsidiary Loan Party in any Subsidiary Loan Party; (iii) Investments by any Restricted Subsidiary that is not a Subsidiary Loan Party in any Restricted Subsidiary that is not a Subsidiary Loan Party; and (iv) Investments by the Dutch Borrower or any Subsidiary Loan Party in any Subsidiary not otherwise permitted in clause (ii) above in an aggregate amount for all such Investments made or deemed made pursuant to this Section 6.04(b)(iv) after the Effective Date not to exceed $100,000,000; provided, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations shall not be included in calculating the limitation in this Section 6.04(b) at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Dutch Borrower or any Restricted Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) (i) loans and advances to employees of the Dutch Borrower or any Restricted Subsidiary in the ordinary course of business not to exceed $10,000,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(f) (i) accounts receivable arising, and trade credit granted, in the ordinary course of business, (ii) any securities received in satisfaction or partial satisfaction of defaulted accounts receivable from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements permitted pursuant to Section 6.01(c);

(h) Investments existing on the Effective Date and set forth on Schedule 6.04;

(i) Investments resulting from pledges and deposits referred to in Section 6.02(f), (g), (k), (q), (s), (u), (z), (aa), (bb), (cc), (gg), (ii), and (kk);

(j) additional Investments by the Dutch Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this Section 6.04(j) after the Effective Date that are at that time outstanding (after giving effect to the sale of Investments made pursuant to this Section 6.04(j) to the extent the proceeds of such sale received by the Dutch Borrower and its Restricted Subsidiaries consists of Permitted Investments), not to exceed the sum of (A) $100,000,000 plus (B) if the Consolidated Leverage Ratio as of the most recently ended Test Period is less than or equal to 1.00 to 1.00 (or 2.00 to 1.00 after consummation of a Qualified IPO), an amount not to exceed the Available Free Cash Flow Amount on the date of such Investment as elected by the Dutch Borrower to be applied to this Section 6.04(j)(B), such election to be specified in a written notice of a Responsible Officer of the Dutch Borrower calculating in reasonable detail the amount of Available Free Cash Flow Amount immediately prior to such election and the amount thereof elected to be so applied; provided that if the Consolidated Leverage Ratio as of the most recently ended Test Period is (i) greater than 1.00 to 1.00 (or 2.00 to 1.00 after consummation of a Qualified IPO) and less than or equal to 1.50 to 1.00 (or 2.50 to 1.00 after consummation of a Qualified IPO), the amount in clause (B) above, shall not exceed the lesser of (1) the Available Free Cash Flow Amount on the date of such Investment and (2) $25,000,000 (or $50,000,000 after consummation of a Qualified IPO) or (ii) greater than 1.50 to 1.00 (or 2.50 to 1.00 after consummation of a Qualified IPO), the amount in clause (B) above, shall not exceed the lesser of (1) the Available Free Cash Flow Amount on the date of such Investment and (2) $15,000,000 (or $30,000,000 after consummation of a Qualified IPO).

(k) Investments constituting Permitted Business Acquisitions;

(l) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business consistent with past practice;

(m) Investments made with Excluded Contributions;

(n) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of Intellectual Property in each case in the ordinary course of business;

(o) Investments that, in the good faith determination of the Dutch Borrower, are necessary or advisable to effect any Receivables Financing;

(p) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Dutch Borrower as a result of a foreclosure by the Dutch Borrower or any of the Restricted Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(q) Investments of a Restricted Subsidiary acquired after the Effective Date or of a Person merged into or consolidated with a Restricted Subsidiary in accordance with Section 6.05 after the Effective Date to the extent that (i) such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation;

(r) Investments received substantially contemporaneously in exchange for Equity Interests of the Dutch Borrower; provided that (i) no Change in Control would result therefrom, and (ii) such Equity Interests do not constitute Disqualified Equity Interests;

(s) Investments in joint ventures and Unrestricted Subsidiaries after the Effective Date not in excess of $75,000,000 in the aggregate;

(t) Guarantees by (i) the Dutch Borrower or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by any Subsidiary Loan Party in the ordinary course of business and (ii) any Non-U.S. Subsidiary that is not a Loan Party of operating leases (other than Capital Lease Obligations) or of obligations that do not constitute Indebtedness, in each case, entered into by any Non-U.S. Subsidiary that is not a Loan Party in the ordinary course of business;

(u) other Investments in an aggregate amount together with all other Investments made pursuant to this clause (u) after the Effective Date not in excess of $50,000,000;

(v) loans and advances to the shareholders of the Dutch Borrower in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments made to the shareholders of the Dutch Borrower), Restricted Payments permitted to be made by the Dutch Borrower in accordance with Section 6.06; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 6.06 by a corresponding amount (if such applicable subsection of Section 6.06 contains a maximum amount);

(w) any Investments in a Restricted Subsidiary that is not a Loan Party or in a joint venture, in each case, to the extent such Investment is contemporaneously repaid in full with a dividend or other like distribution from such Restricted Subsidiary or joint venture; and

(x) to the extent constituting Investments, transactions expressly permitted under Section 6.09.

Section 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all of any division, unit or business of any other Person, except that this Section shall not prohibit:

(a) (i) the lease, purchase and sale of inventory in the ordinary course of business by the Dutch Borrower or any Restricted Subsidiary, (ii) the acquisition of any other asset in the ordinary course of business by the Dutch Borrower or any Restricted Subsidiary, (iii) the sale of obsolete or worn out equipment or other property in the ordinary course of business by the Dutch Borrower or any Restricted Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately thereafter no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger of any Restricted Subsidiary into a Borrower in a transaction in which such Borrower is the survivor, (ii) the merger or consolidation of any Restricted Subsidiary other than the French Borrower into or with any U.S. Loan Party in a transaction in which the surviving or resulting entity is a U.S. Loan Party, (iii) the merger or consolidation of any Non-U.S. Subsidiary other than the French Borrower into or with any Non-U.S. Loan Party in a transaction in which the surviving or resulting entity is a Non-U.S. Loan Party and, in the case of each of clauses (i), (ii) and (iii), no person other than a Borrower or Subsidiary Loan Party receives any consideration unless otherwise permitted elsewhere in this Agreement, (iv) the merger or consolidation of any Restricted Subsidiary that is not a Subsidiary Loan Party into or with any other Restricted Subsidiary that is not a Subsidiary Loan Party or (v) the liquidation or dissolution or change in form of entity of any Restricted Subsidiary other than the French Borrower in accordance with Section 5.02(a)(ii) if the Dutch Borrower determines in good faith that such liquidation, change in form or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders;

(c) Dispositions to the Dutch Borrower or a Subsidiary Loan Party (upon voluntary liquidation or otherwise) or any other Restricted Subsidiary; provided that in the case of any Disposition by a Loan Party, such Disposition shall be to the Dutch Borrower or a Subsidiary Loan Party;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Restricted Payments permitted by Section 6.06;

(f) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Dutch Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by the management of the Dutch Borrower, which in the event of a swap with a Fair Market Value in excess of (x) $10,000,000 shall be evidenced by a certificate from a Responsible Officer of the Dutch Borrower and (y) $25,000,000 shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Dutch Borrower;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of a receivables purchase, securitization or financing facility;

(h) Dispositions of property not otherwise permitted under this Section 6.05; provided that (i) no Default or Event of Default shall exist at the time of, or would result from, such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default or Event of Default existed or would have resulted from such Disposition), (ii) such Disposition shall be for no less than the Fair Market Value of such property at the time of such Disposition and (iii) to the extent the purchase price for such Disposition (together with all related Dispositions) is in excess of $10,000,000, the Dutch Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that (x) the Net Proceeds are applied in accordance with Section 2.09(c) and (y) for the purposes of clause (h)(iii), (A) any liabilities (as shown on the most recent balance sheet of the Dutch Borrower provided hereunder or in the footnotes thereto) of the Dutch Borrower or such Restricted Subsidiary, other than any Junior Financing, that is assumed by the transferee with respect to the applicable Disposition and for which the Dutch Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash and (B) any securities received by the Dutch Borrower or such Restricted Subsidiary from such transferee that are converted by the Dutch Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash;

(i) any merger or consolidation in order to effect a Permitted Business Acquisition; provided that following any such merger or consolidation (i) involving a Borrower, such Borrower is the surviving corporation, and (ii) involving a Subsidiary Loan Party (other than the French Borrower), the surviving or resulting entity shall be a Subsidiary Loan Party;

(j) (i) licensing and cross-licensing arrangements involving any Intellectual Property of the Dutch Borrower or any Restricted Subsidiary in the ordinary course of business consistent with past practice, to the extent that such license or cross-license does not materially interfere with the ordinary course of conduct of the business of the Dutch Borrower or any of its Restricted Subsidiaries and (ii) the abandonment or other disposition of Intellectual Property (A) determined by the management of the Dutch Borrower to be no longer useful or necessary in the operation of the business of the Dutch Borrower or any of the Subsidiaries or (B) to the extent that it would not be commercially reasonable to obtain, maintain, preserve, renew, extend and keep in full force and effect such Intellectual Property;

(k) the lease, assignment or sublease of any real or personal property (except Intellectual Property) in the ordinary course of business;

(l) sales, leases or other dispositions of inventory, equipment or other tangible assets (excluding Equity Interests, assets constituting a business division, unit, line of business, all or substantially all of the assets of any Material Subsidiary, Sale and Lease-Back Transactions and Dispositions of accounts receivable in connection with any receivables purchase, securitization or financing facility) of the Dutch Borrower and the Restricted Subsidiaries determined by the management of the Dutch Borrower to be no longer useful or necessary in the operation of the business of the Dutch Borrower or any of the Subsidiaries; provided that the Net Proceeds thereof are applied in accordance with Section 2.09(c);

(m) [Reserved];

(n) [Reserved];

(o) Dispositions of Unrestricted Subsidiaries;

(p) Dispositions of accounts receivable in connection with Qualified Receivables Financings;

(q) so long as no Default exists or would result therefrom, either Borrower may merge or consolidate with any other Person; provided that (A) such Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not either Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower to the Dutch Borrower shall be an entity organized or existing under the laws of the Netherlands and any Successor Borrower to the French Borrower shall be an entity organized or existing under the laws of France, (2) the Successor Borrower shall expressly assume all the obligations of the applicable Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the applicable Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the

Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (4) the applicable Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer stating that such merger or consolidation complies with this Agreement and (5) an opinion of counsel addressed to the Administrative Agent and the Lenders reasonably satisfactory to the Administrative Agent; provided further that if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower under this Agreement and the other Loan Documents; provided further that the applicable Borrower agrees to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(r) [Reserved];

(s) [Reserved];

(t) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement and transfers of property subject to casualty event upon receipt of the Net Proceeds of such casualty event;

(u) Dispositions of Investments (including Equity Interests) in joint ventures (other than a Subsidiary) to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(v) the unwinding of Swap Agreements permitted hereunder pursuant to their terms; and

(w) any Disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 6.05.

Section 6.06. Restricted Payments. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) (i) any Restricted Subsidiary may declare and pay dividends to, or make other distributions to, the Dutch Borrower or any Restricted Subsidiary that is a direct parent of such Restricted Subsidiary and, if not a Wholly Owned Subsidiary, to each other direct owner of Equity Interests of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Dutch Borrower or such Restricted Subsidiary) based on their relative ownership interests; and (ii) to the extent permitted by Section 6.04, any Restricted Subsidiary that is not a Wholly Owned Subsidiary may repurchase its Equity Interests from any owner of the Equity Interests of such Restricted Subsidiary that is not the Dutch Borrower or a Restricted Subsidiary;

(b) [Reserved];

(c) the Dutch Borrower may make Restricted Payments to its equityholders to purchase or redeem Equity Interests (including related stock appreciation rights or similar securities) held by then-present or former directors, consultants, officers or employees of the Dutch Borrower or any of the Restricted Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of Restricted Payments under this Section 6.06(c) shall not exceed $15,000,000 in any Fiscal Year (with unused amounts in any calendar year being permitted to be carried over for the succeeding calendar year); provided further that such amount in any calendar year may be increased as the Dutch Borrower may elect by an amount not to exceed: (i) the cash proceeds received by the Dutch Borrower or any of its Restricted Subsidiaries in such calendar year from the sale of Equity Interests (other than Disqualified Equity Interests) of the Dutch Borrower or any direct or indirect parent of the Dutch Borrower (to the extent contributed to the Dutch Borrower) to directors, consultants, officers or employees of the Dutch Borrower or its Restricted Subsidiaries or any direct or indirect parent of the Dutch Borrower that occurs after the Effective Date, plus (ii) amounts received in respect of key man life insurance policy proceeds;

(d) any Person may make noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Person may make additional Restricted Payments after the Effective Date in an aggregate amount with all other Restricted Payments made pursuant to this clause (e) not to exceed $25,000,000 in the aggregate;

(f) any Person may make Restricted Payments to minority shareholders of any Subsidiary that is acquired pursuant to a Permitted Business Acquisition pursuant to appraisal or dissenters’ rights with respect to shares of such Subsidiary held by such shareholders;

(g) the Dutch Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of the Dutch Borrower;

(h) if the Consolidated Leverage Ratio as of the most recently ended Test Period is less than or equal to 1.00 to 1.00 (or 2.00 to 1.00 after consummation of a Qualified IPO), the Dutch Borrower may elect to make Restricted Payments to its shareholders in an amount not to exceed the Available Free Cash Flow Amount, such election to be specified as provided in a written notice of a Responsible Officer of the Dutch Borrower calculating in reasonable detail the amount of Available Free Cash Flow Amount immediately prior to such election and the amount thereof elected to be so applied; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom and any related transactions (including, without limitation, the incurrence of any Indebtedness); provided further that, if the Consolidated Leverage Ratio as of the most recently ended Test Period is (i) greater than 1.00 to 1.00 (or 2.00 to 1.00 after consummation of a Qualified IPO) and less than or equal to 1.50 to 1.00 (or 2.50 to 1.00 after the consummation of a Qualified IPO), the amount of Restricted Payments permitted under in this clause (h), shall not exceed the lesser of (1) the Available Free Cash Flow Amount on the date of such Restricted Payment and (2) $25,000,000 (or $50,000,000 after consummation of a Qualified IPO) or (ii) greater than 1.50 to 1.00, (or 2.50 to 1.00 after the consummation of a

Qualified IPO) the amount of Restricted Payments permitted under in this clause (h), shall not exceed the lesser of (1) the Available Free Cash Flow Amount on the date of such Restricted Payment and (2) $15,000,000 (or $30,000,000 after consummation of a Qualified IPO);

(i) the Dutch Borrower may distribute up to €250,000,000 to its equity holders, in one or more transactions, consummated no later than December 31, 2013;

(j) the Dutch Borrower or any Restricted Subsidiary may (i) make payments of cash, or dividends, distributions or advances to allow such Person to make payments of cash, in lieu of the issuance of fractional shares upon exercise of warrants or upon the conversion or exchange of Equity Interests of such Person and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(k) the declaration and payment of dividends on the Dutch Borrower’s common stock following the first public offering of the Dutch Borrower’s common stock or the common stock of any of its direct or indirect parents after the Effective Date, of up to 6% per annum of the net proceeds received by or contributed to the Dutch Borrower in or from any such public offering, other than public offerings of common stock registered on Form S-4 or Form S-8; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(l) the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 6.06.

Section 6.07. Transactions with Affiliates. Each Borrower will not, and will not permit any of its Restricted Subsidiaries to:

(a) sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise expressly permitted (or required) with such Affiliates or holders under this Agreement or (ii) upon terms no less favorable to the Dutch Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that this clause (a)(ii) shall not apply to the payment to any Permitted Holder of the monitoring and management and transaction fees and expenses referred to in paragraph (b) below or fees and expenses payable on the Effective Date. Notwithstanding the foregoing, to the extent otherwise permitted under this Agreement, none of the following shall be prohibited by this Section 6.07(a):

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Dutch Borrower;

(ii) loans or advances to employees of the Dutch Borrower or any of the Restricted Subsidiaries in accordance with Section 6.04(e);

(iii) transactions among the Dutch Borrower and the Restricted Subsidiaries and transactions among the Restricted Subsidiaries;

(iv) the payment of fees and indemnities to directors, officers, employees and consultants of the Dutch Borrower and the Restricted Subsidiaries in the ordinary course of business;

(v) [Reserved];

(vi) transactions set forth in the Agreed Structure Memorandum and the payment of all fees and expenses related to the Transactions, as described herein or contemplated by the Agreed Structure Memorandum;

(vii) any employment agreements entered into by the Dutch Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(viii) transactions permitted by, and complying with the provisions of, Section 6.05;

(ix) transactions permitted by, and complying with the provisions of, Section 6.06;

(x) any purchase by any Permitted Holder or any director, officer, employee or consultant of the Dutch Borrower of Equity Interests of the Dutch Borrower;

(xi) provided no Event of Default shall have occurred and be continuing or would result therefrom, payments by the Dutch Borrower or any of the Restricted Subsidiaries to any Permitted Holder made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Dutch Borrower, in good faith;

(xii) payments or loans (or cancellation of loans) to employees or consultants that are (A) made in the ordinary course of business of the Dutch Borrower and (B) otherwise permitted under this Agreement;

(xiii) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xiv) any transaction in respect of which the Dutch Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Dutch Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Dutch Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Dutch Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(xv) subject to paragraph (b) below, the payment of any fees to any Permitted Holder to the extent contemplated by the Agreed Structure Memorandum or as otherwise permitted by Section 6.07(b);

(xvi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Dutch Borrower or the Restricted Subsidiaries;

(xvii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(xviii) [Reserved];

(xix) transactions between the Dutch Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate solely by virtue of having a director who is also a director of the Dutch Borrower or any direct or indirect parent company of the Dutch Borrower, provided, however, that such director abstains from voting as a director of the Dutch Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

(xx) intercompany transactions for the purpose of improving the consolidated tax efficiency of the Dutch Borrower and the Restricted Subsidiaries;

(xxi) the termination of management agreements and payments in connection therewith at the net present value of future payments;

(xxii) [Reserved];

(xxiii) entering into tax sharing agreements or arrangements approved by the Board of Directors of the Dutch Borrower;

(xxiv) any agreements or arrangements between a third party and an Affiliate of the Dutch Borrower that are acquired or assumed by the Dutch Borrower or any Restricted Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Dutch Borrower or any Restricted Subsidiary; provided that (A) such acquisition or merger is permitted under this Agreement and (B) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 6.07; and

(xxv) any contribution to the capital of the Dutch Borrower by its equityholders.

(b) make any payment of or on account of monitoring or management or similar fees payable to any Permitted Holder so long as no Event of Default has occurred and is continuing and the aggregate amount of such payments in any Fiscal Year does not exceed the sum of (i) 3.0% of EBITDA of the Dutch Borrower and the Restricted Subsidiaries on a consolidated basis for the immediately preceding Fiscal Year, plus (ii) any deferred fees, plus (iii) 1.0% of the value of transactions with respect to which any Permitted Holder provides any transaction, advisory or other services.

Section 6.08. Business of the Dutch Borrower and the Restricted Subsidiaries. Each Borrower will not, nor will it permit any of its Restricted Subsidiaries to, engage at any time in any business or business activity other than:

(a) in the case of any Restricted Subsidiary other than Constellium Holdco II:

(i) any business or business activity conducted by any of them on the Effective Date and any business or business activities incidental or related thereto;

(ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions; or

(iii) any business or business activity that the senior management of the Dutch Borrower deems beneficial for such Restricted Subsidiary; and

(b) in the case of the Dutch Borrower and Constellium Holdco II:

(i) (x) with respect to the Dutch Borrower, ownership of the Equity Interests in Constellium Holdco II and (y) with respect to Constellium Holdco II, ownership of the Equity Interests of its subsidiaries, whether now existing or hereafter formed or acquired, in each case, together with activities directly related thereto;

(ii) ownership of the Equity Interests described in clause (i) above (and customary obligations incidental thereto) and its books and records, bank accounts, intercompany receivables and other immaterial assets customary for holding companies;

(iii) granting Liens pursuant to the Loan Documents and any documentation governing Credit Agreement Refinancing Indebtedness in respect thereof;

(iv) with respect to Constellium Holdco II, the incurrence of (A) Indebtedness permitted to be incurred by Constellium Holdco II under Section 6.01, (B) obligations under the Loan Documents and Credit Agreement Refinancing Indebtedness in respect thereof and (C) obligations in respect of its guarantee of (w) the ABL Credit Agreement, (x) the Senior Swap Obligations, (y) obligations (other than Indebtedness for borrowed money) of the Subsidiaries incurred in the ordinary course of such Subsidiaries’ business and (z) Qualified Receivables Financings;

(v) with respect to the Dutch Borrower, the incurrence of (A) Indebtedness permitted to be incurred by the Dutch Borrower under Section 6.01, (B) obligations under the Loan Documents and Permitted Refinancing Indebtedness in respect thereof and (C) obligations in respect of its guarantee of (y) obligations (other than Indebtedness for borrowed money) of the Subsidiaries incurred in the ordinary course of such Subsidiaries’ business and (z) Qualified Receivables Financings;

(vi) issuance of Equity Interests;

(vii) consummation of the Transactions;

(viii) (A) the payment of dividends and management and advisory fees permitted hereunder and (B) and the making of contributions to the capital of its Subsidiaries;

(ix) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its employees and those of its Subsidiaries);

(x) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests);

(xi) the participation in tax, accounting and other administrative matters as a member of any consolidated, combined or unitary group that includes the Dutch Borrower, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its employees;

(xii) the providing of indemnification to officers, managers and directors;

(xiii) as otherwise required by law;

(xiv) the performing of activities in connection with accounting and financial audits;

(xv) the consummation of mergers, consolidations, asset sales, investments and acquisitions permitted under Section 6.04 and 6.05, provided that in no event will such mergers, consolidations, asset sales, investments or acquisitions result in the Dutch Borrower having any material assets other than the Equity Interests in Constellium Holdco II or in Constellium Holdco II having any material assets other than the Equity Interests in its Subsidiaries or joint ventures; and

(xvi) any activities incidental to the foregoing.

Section 6.09. Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. Each rower will not, nor will it permit any of its Restricted Subsidiaries to:

(a) amend or modify in any manner materially adverse (when taken as a whole) to the Lenders the Organizational Documents of the Dutch Borrower or any of the Restricted Subsidiaries;

(b) (i) make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment that has a substantially similar effect to any of the foregoing, except for:

(A) payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments prohibited by the subordination provisions thereof, if applicable;

(B) refinancings of Indebtedness to the extent permitted by Section 6.01; and

(C) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings (v) within one year of the scheduled maturity thereof,

(w) through the cashless exchange of newly issued Indebtedness of the Dutch Borrower, (x) through the exchange of Equity Interests (other than Disqualified Equity Interests) of the Dutch Borrower, (y) in an amount not to exceed $30,000,000 in the aggregate and (z) if the Consolidated Leverage Ratio as of the most recently ended Test Period is less than or equal to 1.00 to 1.00 (or 2.00 to 1.00 after consummation of a Qualified IPO), in an aggregate amount not to exceed the Available Free Cash Flow Amount on the date of such election as elected by the Dutch Borrower to be applied pursuant to this clause (b)(i)(C)(z), such election to be specified in a written notice of a Responsible Officer of the Dutch Borrower calculating in reasonable detail the amount of Available Free Cash Flow Amount immediately prior to such election and the amount thereof elected to be so applied; provided that if the Consolidated Leverage as of the most recently ended Test Period is (i) greater than 1.00 to 1.00 (or 2.00 to 1.00 after consummation of a Qualified IPO) and less than or equal to 1.50 to 1.00 (or 2.50 to 1.00 after consummation of a Qualified IPO), the amount in clause (z) above, shall not exceed the lesser of (1) the Available Free Cash Flow Amount on the date of such prepayment, redemption, purchase, defeasance or other payment and (2) $25,000,000 (or $50,000,000 after consummation of a Qualified IPO) or (ii) greater than 1.50 to 1.00 (or 2.50 to 1.00 after consummation of a Qualified IPO), the amount in clause (z) above, shall not exceed the lesser of (1) the Available Free Cash Flow Amount on the date of such prepayment, redemption, purchase, defeasance or other payment and (2) $15,000,000 (or $30,000,000 after consummation of a Qualified IPO);

(ii) (A) amend or modify, or permit the amendment or modification of, any provision of the documentation governing any Junior Financing (including any Permitted Refinancing Indebtedness in respect thereof), other than amendments or modifications that, when taken as a whole, (1) are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders or (2) otherwise comply with the definition of “Permitted Refinancing Indebtedness” or (B) amend or modify, or permit the amendment or modification of, the ABL Credit Agreement, other than amendments or modifications made in accordance with the ABL Intercreditor Agreement; and

(c) enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by any Restricted Subsidiary to the Dutch Borrower or any Loan Party that is a direct or indirect parent of such Restricted Subsidiary or (ii) the granting of Liens by the Dutch Borrower or any Restricted Subsidiary pursuant to the Security Documents, in each case, other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions (1) in effect on the Effective Date with respect to Liens permitted under Section 6.02(a) or as otherwise disclosed on Schedule 6.09, (2) on the granting of Liens pursuant to any documentation governing any Junior Financing (including any Permitted Refinancing Indebtedness in respect thereof) incurred in compliance with Section 6.01, in each case, no less favorable, when taken as a whole, to the Lenders than those restrictions customary at the time for high yield offerings of similar businesses (3) pursuant to documentation related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Effective Date that does not expand the scope of any such encumbrance or restriction or make such restriction more onerous;

(C) any restriction on the Equity Interests or assets of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such Equity Interests or assets permitted under Section 6.05 pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures entered into in the ordinary course of business;

(E) (i) any restrictions imposed by any agreement relating to Indebtedness permitted by Section 6.01 and secured by a Lien permitted by Section 6.02 (other than Section 6.02(w) and (ff)) to secure such Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ii) with respect to clause (c)(i) only, restrictions imposed by any agreement relating to Indebtedness permitted by Section 6.01 to the extent no more restrictive, when taken as a whole, than the covenants contained herein and (iii) any restrictions in the ABL Credit Agreement;

(F) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(G) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 applicable to the asset to be sold pending the consummation of such sale;

(J) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(K) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such lease;

(L) any agreement in effect at the time such subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and such restriction does not apply to the Dutch Borrower or any other Restricted Subsidiary or any of their respective assets; or

(M) restrictions and conditions under the terms of the documentation governing any Receivables Financing that in the good faith determination of the Dutch Borrower are necessary or advisable to effect such Receivables Financing and which apply only to the relevant Subsidiaries to which such Qualified Receivables Financing is made available and/or Constellium Holdco II.

Section 6.10. Fiscal Year. The Dutch Borrower will not, and will not permit any Restricted Subsidiary to change its Fiscal Year-end to a date other than December 31.

Section 6.11. Centre of Main Interests. Neither any Borrower, nor any Guarantor incorporated in the European Union shall without the prior written consent of the Administrative Agent, cause or allow its “centre of main interests” (as that term is used in Article 3(1) of EU Insolvency Regulation) to change.

Section 6.12. Consolidated Secured Net Leverage Ratio. The Dutch Borrower shall not permit the Consolidated Secured Net Leverage Ratio, as of the last day of any fiscal quarter, to be greater than 2.50 to 1.00 (or 3.00 to 1.00 after the consummation of a Qualified IPO).

ARTICLE VII

Events of Default

Section 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of either Borrower or any of their Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, unless the circumstances giving rise to such misrepresentation are capable of remedy and are remedied within 30 days of the Administrative Agent giving written notice thereof to the Dutch Borrower;

(d) either Borrower or any of their Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) (with respect to either Borrower only), 5.05(a), 5.09 or Article VI; provided that any Event of Default under Section 6.12 (a “Financial Covenant Default”) is subject to cure as provided in Section 7.02;

(e) either Borrower or any of their Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Dutch Borrower;

(f) either Borrower or any of their Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) events of default, termination events or any other similar event under the documents governing Swap Agreements for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of either Borrower or any Material Subsidiary, or of a substantial part of the property or assets of either Borrower or any Material Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Material Subsidiary or for a substantial part of the property or assets of either Borrower or any Material Subsidiary, (iii) the winding-up or liquidation of either Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05); and such appointment, proceeding or petition shall continue undismissed, in the case of a U.S. Subsidiary, for 60 days, or in the case of a Non-U.S. Subsidiary, 15 days, or an order or decree approving or ordering any of the foregoing shall be entered, (iv) in the case of a Non-U.S. Subsidiary that is a Material Subsidiary having its centre of main interests in Germany, such Non-U.S. Subsidiary is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or becomes over-indebted (überschuldet) within the meaning of Section 19 of the German Insolvency Code (Insolvenzordnung), or (v) in the case of the French Borrower or a Non-U.S. Subsidiary that is a Material Subsidiary having its centre of main interests in France, a deliberation of the board of directors, supervisory board or shareholders, as applicable, in accordance with articles L.234-1 paragraph 3 et seq. or L.234-2 paragraph 2 et seq. of the French Commercial Code.

(i) Either Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Material Subsidiary or for a substantial part of the property or assets of either Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) becomes unable generally to pay its debts as they become due or (vii) be in cessation des paiements pursuant to article L.631-1 of the French Commercial Code;

(j) the failure by either Borrower or any Subsidiary Loan Party or any Material Subsidiary to pay one or more final judgments aggregating in excess of $30,000,000 (to the extent not covered by insurance, or if covered by insurance, to the extent to which the insurer has denied coverage in writing), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of either Borrower or any Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event (or similar event with respect to any Non-U.S. Plan) occurs that has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, (iii) the failure by either Borrower to ensure that (a) all pension schemes which are Non-U.S. Plans are fully funded, or, if applicable, sufficient reserves have been made, in line with statutory requirements, or (b) all mandatory contributions to the statutory pension insolvency insurance, the pensions of pensioners and increases in the pensions of the pensioners as required by any such Non-U.S. Plan and by statute in respect of any Non-U.S. Plan are paid in full and without suspensions when due, in each case, which failure has resulted or could reasonably be expected to result in a Material Adverse Effect, (iv) the failure by either Borrower to ensure that, neither Borrower nor any of its Subsidiaries is or has been at any time (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an “occupational pension scheme” which is not a “money purchase scheme” (both terms as defined in the Pension Schemes Act 1993) or (b) “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer, in each case, which failure has resulted or could reasonably be expected to result in a Material Adverse Effect, or (vi) the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to either Borrower or any of their Subsidiaries that has resulted or could reasonably be expected to result in liability of either Borrower or such Subsidiary in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other Disposition of the applicable Collateral in a transaction permitted under or consented to under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) any material portion of the Guarantees of the Loan Document Obligations pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(p) a Change in Control shall occur;

then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders, shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Notwithstanding the foregoing, in the event of any event described in paragraph (h) or (i) of this Section with respect to a U.S. Loan Party or any proceeding under any U.S. Federal Debtor Relief Law involving a Non-U.S. Loan Party, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest of other notices of any kind, all of which are hereby waived by the Borrowers.

Section 7.02. Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Dutch Borrower and the Restricted Subsidiaries fail to comply with the requirements of Section 6.12 as of the last day of any fiscal quarter of the Dutch Borrower, at any time after the beginning of such fiscal quarter until the expiration of the 10th Business Day subsequent to the date on which the financial statements with respect to such fiscal quarter (or the Fiscal Year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, the Dutch Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the common equity capital of the Dutch Borrower (collectively, the “Cure Right”), and upon the receipt by the Dutch Borrower of the Net Proceeds of such issuance or the receipt of such cash contributions to the common equity capital of the Dutch Borrower (the “Cure Amount”) pursuant to the exercise by the Dutch Borrower of such Cure Right, Section 6.12 shall be recalculated giving effect to the following pro forma adjustment:

(i) EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Consolidated Secured Net Leverage Ratio for purposes of Section 6.12 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Dutch Borrower and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), the Dutch Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of Section 6.12, the Dutch Borrower and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of Section 6.12 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.12 that had occurred shall be deemed cured for the purposes of this Agreement;

provided that the Dutch Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within two (2) Business Days of the issuance of the Permitted Cure Securities for cash or the receipt of the cash contributions by the Dutch Borrower.

Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Dutch Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than six times, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.12 and any amounts in excess thereof shall not be deemed to be a Cure Amount and (iv) upon receipt by the Administrative Agent of written notice, prior to the expiration of the tenth Business Day subsequent to the due date for delivery of the relevant financial statements pursuant to Section 5.01(a) or (b) (the “Anticipated Cure Deadline”) that the Dutch Borrower intends to exercise the Cure Right, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the covenants set forth in Section 6.12 until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any available basket under ARTICLE VI of this Agreement

Section 7.03. Application of Proceeds.

The Administrative Agent shall apply the proceeds from any enforcement of the Guarantees contained in the Guarantee Agreement and of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such enforcement, collection or sale or otherwise in connection with the Security Documents, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or under the Security Documents or under any other Loan Document and all Administrative Agent’s fees;

SECOND, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution); and

THIRD, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. The Administrative Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations.

ARTICLE VIII

Administrative Agent

Section 8.01. Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Deutsche Bank AG New York Branch to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrowers shall not have rights as third party beneficiaries of any of such provisions (except as expressly set forth in this Article). Each of the Lenders hereby relieves the Administrative Agent to the extent possible from any restrictions on representing several persons and self-dealing applicable to it under any applicable law, in particular pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). The Administrative Agent shall have the authority to sub-delegate the power granted hereunder in accordance with this Agreement and to grant an exemption from the restrictions imposed by such code provision to any sub-delegate.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders, notwithstanding the provisions of Section 8.01(c) below, hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. By accepting the benefits of the Collateral, (i) each Person to whom any Secured Cash Management Obligations are owed and (ii) each coun-terparty to any Swap Agreement to obligations under which constitute Pari Passu Secured Swap Obligations, shall be deemed to have appointed the Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party.

(c) Each of the Lenders hereby appoints the Administrative Agent as trustee (Treu-händer) and administrator for the purpose of accepting and administering the Security Documents governed by German law (the “German Transaction Security Documents”) for and on behalf of the Secured Parties and the Administrative Agent hereby accepts such appointment on the terms and subject to the conditions set out in this Section 8.01(c). The Administrative Agent shall (i) in case of non-accessory (nicht akzessorische) security rights created under the German Transaction Security Documents, hold and administer and, as the case may be, enforce such Liens and/or Collateral in its own name, but for the account of the Secured Parties; and (ii) in case of accessory (akzessorische) security rights created by way of pledge or other accessory instruments under the German Transaction Security Documents, administer and, as the case may be, enforce any and all Liens and/or Collateral in the name and for and on behalf of the Secured Parties or in its own name in accordance with Section 8.11 (Parallel Debt) or any parallel debt provision contained in the Guarantee Agreement but in each case for the account of the Secured Parties. Each Lender hereby authorises the Administrative Agent (whether or not by or through employees or agents) (i) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Administrative Agent under the German Transaction Security Documents together with such powers and discretions as are reasonably incidental thereto, and (ii) to take such action on its behalf as may from time to time be authorised under or in connection with the German Transaction Security Documents.

(d) Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation on the Effective Date of parallel debt obligations of the French Subsidiary Guarantors (as defined in the Guarantee Agreement) as described in the Guarantee Agreement and the Reaffirmation of the Guarantee Agreement (the “French Guarantor Parallel Debt”), including that any payment received by the Administrative Agent in respect of the French Guarantor Parallel Debt will be deemed a satisfaction of a pro rata portion of the French Guarantor Corresponding Obligations (as defined in the Guarantee Agreement).

Section 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Dutch Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Dutch Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Dutch Borrower or a Lender;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f) shall not be required to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

Section 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Dutch Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent which shall include Deutsche Bank Trust Company Americas pursuant to the Second Amendment Agreement. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. In addition, any expense reimbursement and indemnity provisions set forth herein or in any other Loan Document shall apply to any such sub-agent and to its Related Parties in connection with the performance of the obligations of such sub-agent.

Section 8.06. Resignation of Administrative Agent. The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders and the Dutch Borrower, subject to the appointment of a successor. If the Administrative Agent (or an Affiliate thereof) becomes a Defaulting Lender and is not performing its role hereunder as Administrative Agent, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Dutch Borrower or the Required Lenders upon 10 days’ notice to the Administrative Agent, subject to the appointment of a successor. Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Dutch Borrower’s consent (such consent not to be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $1.0 billion) (provided that no consent of the Dutch Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders (and with the consent of the Dutch Borrower, unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), appoint a successor Administrative Agent, which shall be an Approved Bank with an office in the United States, or any Affiliate of any such Approved Bank; provided that if the Administrative Agent shall notify the Dutch Borrower and the Lenders that no qualifying Person has accepted such appointment within such 30 day period, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as “collateral agent” until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent (including in its capacity as “collateral agent”), its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent or “collateral agent”. The parties hereto acknowledge and agree that for purposes of any Dutch Security Document, any resignation by the Administrative Agent is not effective with respect to its rights under the Parallel Debt until such rights are assigned to the successor agent. The Administrative Agent will reasonably cooperate in assigning its rights under the Parallel Debt to any such successor agent and will reasonably cooperate in transferring all rights under any Dutch Security Document to such successor agent. The parties hereto acknowledge and agree that for purposes of any French law Security Document, any resignation by the Administrative Agent is not effective with respect to its rights and obligations under the Parallel Debt and the French Guarantor Parallel Debt until such rights and obligations are assigned to the successor agent. The Administrative Agent will reasonably cooperate in assigning its rights and obligations under the Parallel Debt and the French Guarantor Parallel Debt to any such successor agent and will reasonably cooperate in transferring all rights and obligations under any French law Security Document to such successor agent.

Section 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(a) the financial condition, status and capitalization of each Borrower and each other Loan Party;

(b) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(c) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(d) the adequacy, accuracy and/or completeness of the Information Memorandum, the Agreed Structure Memorandum and any other information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither any Joint Lead Arranger, Joint Bookrunner, Co-Arranger, nor any person named on the cover page hereof as a Co-Syndication Agent or a Co-Documentation Agent shall have any powers, duties, responsibilities or liabilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder but all such parties shall be entitled to the benefits of this Article VIII.

Section 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on either Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.10 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including, without limitation, the filing of any involuntary bankruptcy proceeding or similar proceeding, or the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent (acting at the direction of Required Lenders). The foregoing shall not, however, prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.16), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b) and (c) and of the preceding proviso and subject to Section 2.16, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the relevant Governmental Authority, or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective, or for any other reason), such Lender shall indemnify and hold harmless the Administrative

Agent (to the extent that the Administrative Agent has not already been reimbursed by either Borrower pursuant to Section 2.15 and without limiting any obligation of either Borrower to do so pursuant to such Section) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations.

Section 8.11. Parallel Debt.

(a) Each Borrower hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent an amount equal to the aggregate amount due by it in respect of its Corresponding Obligations. The payment undertaking of each Borrower under this Section 8.11 is to be referred to as its “Parallel Debt.”

(b) Each Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligations and will become due and payable as and when and to the extent one or more of the relevant Corresponding Obligations become due and payable. An Event of Default in respect of the Corresponding Obligations shall constitute a default (verzuim) within the meaning of section 3:248 DCC with respect to the relevant Parallel Debt without any notice being required.

(c) Each of the parties to this Agreement hereby acknowledges that:

(i) each Parallel Debt constitutes an undertaking, obligation and liability to the Administrative Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations; and

(ii) each Parallel Debt represents the Administrative Agent’s own separate and independent claim to receive payment of that Parallel Debt from the relevant debtor.

it being understood, in each case, that pursuant to this Section 8.11(c) the amount which may become payable by either Borrower under its Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with its Corresponding Obligations.

(d) To the extent the Administrative Agent irrevocably receives any amount in payment of a Parallel Debt, the Administrative Agent shall distribute that amount among the Secured Parties that are creditors of the relevant Corresponding Obligations in accordance with Section 2.16(a) of this Agreement as if received by it in payment of the relevant Corresponding Obligations. Upon irrevocable receipt by the Administrative Agent of any amount in payment of a Parallel Debt (a “Received Amount”), the relevant Corresponding Obligations towards the Secured Parties shall be reduced, if necessary pro rata in respect of each Secured Party individually, by amounts totaling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received by (any of) the Secured Parties as a payment of those Corresponding Obligations on the date of receipt by the Administrative Agent of the Received Amount.

(e) Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the further creation of parallel debt obligations of the Loan Parties vis-à-vis the Administrative Agent as will be further described and agreed upon in the Guarantee Agreement and the Reaffirmation of the Guarantee Agreement, including that any payment received by the Administrative Agent in respect of any such parallel debt obligations will be deemed a satisfaction, if necessary pro rata in respect of each Secured Party individually, of the obligations corresponding with such parallel debt obligations.

(f) For the purposes of this Section 8.11 the Administrative Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Lender.

Section 8.12. Subordination and Intercreditor Agreements. Each Lender hereby authorizes the Administrative Agent to enter into the ABL Intercreditor Agreement, the Affiliate Subordination Agreement and the Factoring Intercreditor Agreement and agrees that the obligations of the Borrowers and the Guarantors and the rights of the Lenders and the Administrative Agent shall be subject to the terms thereof. Each Lender hereby further authorizes the Administrative Agent, and the Administrative Agent agrees on the request of the Borrower, to enter into amendments, supplements and/or replacements of the ABL Intercreditor Agreement, the Affiliate Subordination Agreement and the Factoring Intercreditor Agreement in connection with the incurrence by the Dutch Borrower and its Subsidiaries of applicable Indebtedness, including without limitation incremental and replacement Qualified Receivables Financings and Permitted Refinancing Indebtedness in respect of the existing ABL Credit Agreement.

ARTICLE IX

Miscellaneous

Section 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to a Borrower, or the Administrative Agent, to the address, fax number, email address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or fax number, telephone number or email address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain MNPI).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Co-Arrangers, the Co-Documentation Agents, the Co-Syndication Agents (together with the Co-Documentation Agents, the “Agents”) or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to either Borrower, any Lender, any of their respective Affiliates or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to either Borrower, any Lender, any of their respective Affiliates or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each Borrower, and the Administrative Agent may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Dutch Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of either Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the

Administrative Agent, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

Section 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Dutch Borrower in any case shall entitle either Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.18 with respect to any Incremental Revolving Facility Amendment or Incremental Term Facility Amendment, Section 2.19 with respect to any Refinancing Amendment, Section 2.20 with respect to any Extension, Section 5.12 or Section 9.19, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby;

(iii) postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.08 or the applicable Refinancing Amendment, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby; provided that, with respect to postponing the final maturity of any Loan, each Term Lender of the applicable Class shall be offered the opportunity to extend the maturity date with respect to such Term Lender’s Term Loans and each Revolving Lender (if any) of the applicable Class shall be offered the opportunity to extend the maturity date with respect to such Revolving Lender’s Revolving Loans, as applicable, in accordance with Section 2.20;

(iv) change Section 2.16(b) or Section 2.16(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby;

(v) change any of the provisions of this Section 9.02 without the written consent of each Lender directly and adversely affected thereby;

(vi) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(vii) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement) without the written consent of each Lender;

(viii) release all or substantially all the Collateral from the Liens of the Security Documents (except as expressly provided in the Security Documents), without the written consent of each Lender;

(ix) subordinate the Loan Document Obligations or change the currency of any such Loan Document Obligations, without the written consent of each Lender directly and adversely affected thereby; or

(x) change Section 9.04 in a manner that would impose any additional restriction on any Lender’s ability to assign all or a portion of its rights and obligations under this Agreement, without the written consent of each Lender directly and adversely affected thereby;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent, (B) no such agreement shall alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.09 without the consent of Lenders holding more than 50% of the aggregate outstanding Dollar Term Loans of all Lenders or Euro Term Loans of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered, and (C) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrowers and the Administrative Agent to cure any ambiguity, omission, error, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then the Dutch Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Dutch Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.09(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or either Borrower (in the case of all other amounts) and (c) unless waived, either Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04.

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Term Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders, or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against either Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of either Borrower.

Section 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Dutch Borrower shall pay, if the Effective Date occurs, (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Joint

Lead Arrangers, the Joint Bookrunners, the Co-Arrangers, the other Agents and their respective Affiliates (without duplication), including the reasonable fees, charges and disbursements of counsel (limited to one primary counsel, one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary specialist counsel) and in the case of any actual or reasonably perceived conflict of interest, one additional counsel per affected party), in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, and (ii) all invoiced out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lenders in connection with the enforcement or protection of any rights or remedies, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made hereunder.

(b) The Dutch Borrower shall indemnify the Administrative Agent, each Lender, the Co-Documentation Agents, the Co-Syndication Agents, the Joint Lead Arrangers, the Joint Bookrunners, the Co-Arrangers and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket fees and expenses of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by either Borrower, or any Subsidiary arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence, Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned, leased or operated by either Borrower or any Subsidiary, or any other Environmental Liability related in any way to either Borrower or any Subsidiary; in each case, whether based on contract, tort or any other theory, and regardless of whether such matter is brought by a third party or by either Borrower or any Subsidiary or any of their respective Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, apply to (i) the extent that such losses, claims, damages, liabilities, costs or related expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or such Indemnitee’s Affiliates or any or its or their respective officers, directors, employees, controlling persons or members, (y) a material breach of a funding obligation under the Loan Documents by such Indemnitee or (z) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of either Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against the Administrative Agent, any other Agent Party or any Joint Lead Arranger, Joint Bookrunner or Co-Arranger in its capacity as such), or (ii) any settlement entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld); provided, however, that the foregoing indemnity will apply to any such settlement in the event that the Dutch Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by either of them to the Administrative Agent (or any sub-agent thereof), any Agent Party or any Related

Party of any of the foregoing under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or such sub-agent), other Agent Party or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent thereof), such other Agent Party or such Related Party in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Term Loans at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, neither Borrower nor any of their Subsidiaries shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

Section 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void) (it being understood that this provision shall not be applicable to any transaction described in Section 6.05(q)), (ii) no assignment shall be made to any Defaulting Lender or any of its respective Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Dutch

Borrower; provided that no consent of the Dutch Borrower shall be required for an assignment (w) by a Lender to any Lender or an Affiliate of any Lender, (x) by a Lender to an Approved Fund, (y) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing or (z) in the case of the initial syndication of the Term Loans to Eligible Assignees provided that the Dutch Borrower or the Sponsor has separately consented in writing to the allocations and identity of such Lenders; and provided further that the Dutch Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Dutch Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, and (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or to an Affiliated Lender. Notwithstanding anything in this Section 9.04 to the contrary, if the Dutch Borrower has not given the Administrative Agent written notice of its objection to such assignment within ten (10) Business Days after written notice to the Dutch Borrower, the Dutch Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in the case of Dollar Term Loans (and integral multiples thereof) and €1,000,000, in the case of Euro Term Loans (and integral multiples thereof), unless the Dutch Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Dutch Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and (unless waived by the Administrative Agent) shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that assignments made pursuant to Section 2.17(b) or Section 9.02(c) or (e) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.15(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal, state and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Section 2.13, 2.14, 2.15 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section. Notwithstanding the foregoing, no assignee, which as of the date of any assignment to it pursuant to this Section 9.04 would be entitled to any payments under Section 2.13 or 2.15 in an amount greater than the assigning Lender would have been entitled to as of such date with respect to the rights assigned, shall be entitled to such greater payments. The benefit of each Security Document shall be maintained in favor of the assignee (without prejudice to Section 8.07).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender (as to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.15(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vii) In case any transfer or transfer made under this Section 9.04 is made by way of novation, the transferring Lender maintains all its rights and privileges arising under any Security Documents and any Guarantee securing the obligations of any French Loan Party under this Agreement for the benefit of the transferee, in accordance with Articles 1278 to 1281 of the French Civil Code.

(viii) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of either Borrower or the Administrative Agent, sell participations to one or more banks or other Persons other than a natural person, a Defaulting Lender or, to the extent that the list of Disqualified Lenders has been made available to all Lenders, a Disqualified Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.13, 2.14 and 2.15 (subject to the obligations and limitations of such Sections, including Section 2.15(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to Section 2.17 as if it were a Lender. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(d) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Dutch Borrower’s prior written consent or such entitlement results from a Change in Law after the Participant acquired the applicable participation.

(d) Any Lender may, without the consent of either Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Dutch Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to an Affiliated Lender subject to the following limitations (it being understood that clauses (i), (ii), (iv) and (v) below shall not be applicable to Affiliated Debt Funds):

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receives notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) for purposes of any amendment, waiver or modification of any Loan Document or, subject to Section 9.02(e), any plan of reorganization pursuant to any Debtor Relief Law, that in either case does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code;

(iii) [Reserved];

(iv) the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25% of the outstanding principal amount of all Term Loans on the date of any such purchase;

(v) any such Affiliated Lender shall make the No Undisclosed Information Representation;

(vi) any Affiliated Lender who is assigned any rights or obligations under this Agreement shall, prior to such assignment, notify the Administrative Agent that it is an Affiliated Lender; and

(vii) as a condition to each assignment pursuant to this clause (f), the Administrative Agent shall have been provided a notice in the form of Exhibit D to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action (in its capacity as a Lender) in connection with such Term Loans against the Administrative Agent, in its capacity as such.

(g) Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Affiliated Debt Funds may not account for more than 50% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.02.

(h) Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement (including Section 2.09), so long as no Default or Event of Default has occurred and is continuing or would result therefrom, a Borrower may make open market purchases of Term Loans from any Lender (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i) such Lender is not an Affiliated Lender;

(ii) the aggregate principal amount (calculated on the par amount thereof) of all Term Loans purchased shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold);

(iii) the Dutch Borrower shall make the No Undisclosed Information Representation; and

(iv) the aggregate principal amount (calculated on the par amount thereof) of all Term Loans purchased in Open Market Purchases shall not exceed 25% of the sum of (x) the amount of the Term Loans funded on the Effective Date and (y) the amount of any Incremental Term Loans funded after the Effective Date.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the date on which each of the conditions set forth in Section 4 of the Second Amendment Agreement shall be satisfied (or waived in accordance with Section 9.02).

Section 9.07. Signing on behalf of Dutch Loan Party. If any Loan Party incorporated under the laws of the Netherlands, is represented by an attorney in connection with the signing and/or execution of any Loan Document, agreement, deed or document referred to in or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to such documents that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

Section 9.08. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.08, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of either Borrower against any of and all the obligations of the applicable Borrower then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the applicable Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and their respective Affiliates may have.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process.

(a) With the exception of Section 8.01(c) (Appointment and Authority) which shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany, this Agreement, and all claims or causes of action (whether in contract, tort, or otherwise) that may be based upon, arise out of or relate in any way to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any principle of conflicts of law that could require the application of any other law.

(b) Each party hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents (other than with respect to actions by the Administrative Agent and any other Secured Party in respect of rights under any Non-U.S. Security Document or with respect to any Collateral subject thereto) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general and exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court”, and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(ii) consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation or prosecution of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(A) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over the subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(B) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.10(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(C) any legal action or proceeding may be brought in any jurisdiction in connection with the exercise of any rights under any Security Documents in accordance with the provisions of such Security Documents; and

(D) any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(iv) agrees that with respect to any Loan Party, other than any French Subsidiary, the exclusive jurisdiction of the New York Courts is for the benefit of the Secured Parties only and that any Secured Party may initiate proceedings against any Loan Party (other than a French Subsidiary) before a competent court of any other jurisdiction;

(v) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to either Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 9.01 or at such other address of which the Administrative Agent, any such Lender and the Borrowers shall have been notified pursuant thereto, it being understood that in the event of proceedings before a Dutch court the relevant provisions of the DCCP will apply; and

(vi) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (iii)) shall limit the right to sue in any other jurisdiction.

(c) Each Borrower hereby appoints Constellium Ravenswood with an office at 859 Century Road, Ravenswood, WV, as its agent for service of process in any matter related to this Agreement or the other Loan Documents and shall provide written evidence of acceptance of such appointment by Constellium Ravenswood on or before the Effective Date.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, trustees, agents, members or partners, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent reasonably practicable and permitted by applicable law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Dutch Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding; provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by either Borrower or any Subsidiary, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any rights or remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under the Loan Documents, (v) subject to an agreement containing confidentiality undertakings substantially similar (or at least as restrictive) to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (vi) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed to maintain the confidentiality of such Information, (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers, (viii) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans on a confidential basis, (ix) to the extent that such information is independently developed by the Administrative Agent or any Lender or (x) to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes hereof, “Information” means all non-public information received from either Borrower relating to either Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by either Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 9.13 shall survive with respect to the Administrative Agent and each Lender until the second anniversary of the Administrative Agent or Lender ceasing to be the Administrative Agent or a Lender, respectively.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.13(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE SUCH MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY EITHER BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 9.14. USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act.

Section 9.15. Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Dutch Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Dutch Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.16. Release of Liens and Guarantees.

(a) A Subsidiary Loan Party (other than the French Borrower) shall automatically be released from its obligations under the Loan Documents (including the Guarantee Agreement), and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary Loan Party. Upon any sale or other transfer by any Loan Party (other than to either Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of any Subsidiary Loan Party (other than the French Borrower) from its Guarantee under the applicable Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released. Upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations and Pari Passu Secured Swap Obligations and Secured Cash Management Obligations), all obligations under the Loan Documents (including the Guarantee Agreement) and all security interests created by the Security Documents shall be automatically terminated and released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the applicable Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(b) The Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i).

(c) Each of the Lenders irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 9.16. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.16.

(d) The Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to discharge any guarantees and release any security which is or are subject to any legal or regulatory prohibition as is referred to in paragraph 1(b)(iii) of Schedule 1.01(a).

Section 9.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Dutch Borrower acknowledges (on its own behalf and on behalf of its Affiliates) and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Co-Documentation Agents, the Co-Syndication Agents, the Lenders, the Joint Lead Arrangers, the Joint Bookrunners and the Co-Arrangers are arm’s-length commercial transactions between the Dutch Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Co-Documentation Agents, the Joint Arrangers, the Co-Syndication Agents, the Lenders and the Joint Lead Arrangers, the Joint Bookrunners and the Co-Arrangers, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Co-Documentation Agents, the Co-Syndication Agents, the Lenders, the Joint Lead Arrangers, the Joint Bookrunners and the Co-Arrangers is and has been acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for either Borrower, any of their Affiliates or any other Person and (B) none of the Administrative Agent, the Co-Documentation Agents, the Co-Syndication Agents, the Lenders, the Joint Lead Arrangers, the Joint Bookrunners or the Co-Arrangers has any obligation to either Borrower, or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Co-Documentation Agents, the Co-Syndication Agents, the Lenders, the Joint Lead Arrangers, the Joint Bookrunners and the Co-Arrangers and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of either Borrower, and their Affiliates, and none of the Administrative Agent, the Co-Documentation Agents, the Joint Arrangers, the Co-Syndication Agents, the Lenders, the Joint Lead Arrangers, the Joint Bookrunners and the Co-Arrangers has any obligation to disclose any of such interests to the Borrowers, or any of their Affiliates. To the fullest extent permitted by applicable law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Co-Documentation Agents, the Co-Syndication Agents, the Lenders, the Joint Lead Arrangers, the Joint Bookrunners and the Co-Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.18. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

Section 9.19. Additional Secured Indebtedness. In connection with the incurrence by either Borrower or any Restricted Subsidiary of any Indebtedness that is secured by the Collateral on a senior, pari passu basis or junior basis with the Loan Document Obligations, at the request of Borrower, the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) agrees to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the ABL Intercreditor Agreement or the Affiliate Subordination Agreement, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Dutch Borrower and /or the Administrative Agent, to be necessary or reasonably desirable for any Lien on the Collateral in respect of such Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Dutch Borrower, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified. In connection with any such amendment, restatement, waiver, supplement or other modification, the Loan Parties shall deliver such officers’ certificates and supporting documentation as the Administrative Agent may reasonably request. The Lenders hereby authorize the Administrative Agent to take any action contemplated by the preceding sentence, and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Loan Document shall be effective notwithstanding the provisions of Section 9.02.

Section 9.20. INTERCREDITOR AGREEMENTS.

(a) REFERENCE IS MADE TO THE ABL INTERCREDITOR AGREEMENT, THE AFFILIATE SUBORDINATION AGREEMENT AND THE FACTORING INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE AFFILIATE SUBORDINATION AGREEMENT AND THE FACTORING INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT, THE AFFILIATE SUBORDINATION AGREEMENT AND THE FACTORING INTERCREDITOR AGREEMENT ON BEHALF OF SUCH LENDER.

(b) REFERENCE IS FURTHER MADE TO THE GUARANTEE AGREEMENT. EACH LENDER AGREES THAT THE SUBORDINATION PROVISIONS OF THE GUARANTEE AGREEMENT SET FORTH ON ANNEX 1 THEREOF, SHALL APPLY TO THE OBLIGATIONS OF THE FRENCH BORROWER HEREUNDER TO THE SAME EXTENT AS SUCH SUBORDINATION PROVISIONS APPLIED TO THE GUARANTEE OF THE FRENCH BORROWER PRIOR TO AND AFTER GIVING EFFECT TO THE EFFECTIVE DATE.

Schedule 1.01(a)

Guarantee and Security Principles

(a)	The guarantees and security to be provided by the Dutch Borrower or any Non-U.S. Subsidiary (collectively, the “Grantors”) will be given in accordance with the principles set out in this Schedule 1.01(a). This Schedule 1.01(a) addresses the manner in which the principles (the “Guarantee and Security Principles”) will impact the guarantees and security interests proposed to be taken in relation to the transaction contemplated by this agreement.

(b)	The Guarantee and Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and security from all Grantors in every jurisdiction in which Grantors are located. In particular:

(i)	general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a Grantor to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise; the Dutch Borrower shall use commercially reasonable endeavours to overcome such limitations and to assist in demonstrating that adequate corporate and commercial benefit accrues to each Grantor;

(ii)	the security and extent of its perfection will be agreed taking into account the cost to Grantors of providing security so as to ensure that it is proportionate to the benefit accruing to the Secured Parties;

(iii)	Grantors will not be required to give guarantees or enter into Security Documents if it would reasonably be viewed as conflicting with the fiduciary duties of their directors or contravening any legal or regulatory prohibition or result in a material risk of personal or criminal liability on the part of any officer provided that the relevant Grantor shall use all commercially reasonable endeavours to overcome any such obstacle taking into account standard limitation language to be agreed between local counsel;

(iv)

perfection of security, when required, and other legal formalities shall be completed as soon as reasonably practicable and, in any event, within the time periods specified in the Loan Documents therefor or (to the extent no such time periods are specified in the Loan Documents) within the time periods specified by applicable law in order to ensure due perfection. The perfection of security granted will not be required if it would have a material adverse effect on (i) the ability of the relevant Grantor to conduct its operations and business in the ordinary course or as otherwise permitted by the Loan Documents or (ii) the tax arrangements of the group or any member of the group;

(v)	no perfection action will be required in jurisdictions where Loan Parties are not located but perfection action may be required in the jurisdiction of one Loan Party in relation to security granted by another Loan Party located in a different jurisdiction; and

(vi)	the Grantors shall be responsible for costs and expenses reasonably incurred by the Secured Parties and the Dutch Borrower and its Subsidiaries (including all documented legal expenses, disbursements, registration costs and all taxes, duties and fees (notarial or otherwise)) in respect of guarantees and security.

(c)	The Administrative Agent shall promptly following request by the Dutch Borrower discharge any guarantees and release any security which is or are subject to any legal or regulatory prohibition as is referred to in paragraph (b) (iii) above.

(d)	For the avoidance of doubt, in these Guarantee and Security Principles “costs” includes income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any security, notary costs, stamp duties, out-of-pocket expenses, and other fees and expenses directly incurred by the relevant Grantor or any of its direct or indirect owners, subsidiaries or affiliates. In addition, the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the guarantee or secured amount is disproportionate to the level of such fee, taxes and duties.

2.	GUARANTORS AND SECURITY

(a)	Each guarantee and security will be an upstream, cross-stream and downstream guarantee or security, as appropriate, and for all liabilities of the Loan Parties under and in connection with the Loan Documents (including Loan Document Obligations, the Secured Cash Management Obligations and the Pari Passu Secured Swap Obligations) in accordance with, and subject to, the requirements of the Guarantee and Security Principles in each relevant jurisdiction.

(b)	Where a Loan Party pledges Equity Interests of a Guarantor, the Security Document will be governed by the laws of the company whose Equity Interests are being pledged and not by the law of the country of the pledgor. Subject to these principles, the Equity Interests in each Guarantor (other than Dutch Borrower) shall be secured.

(c)	To the extent legally effective, all security shall be given in favor of the Administrative Agent and not the Secured Parties individually, unless it is otherwise recommended or necessary by local law in order to secure all Secured Parties directly. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the Guarantee Agreement or Credit Agreement and not the individual Security Documents unless required under local laws. To the fullest extent possible under the relevant governing law, there should be no action required to be taken in relation to the guarantees or security when any Lender assigns or transfers any of its participation in the Credit Agreement to a new Lender.

3.	TERMS OF SECURITY DOCUMENTS

The following principles will be reflected in the terms of any security interest taken as part of the transaction contemplated by this agreement:

(a)	the security interest shall be first ranking, to the extent possible, subject in any event to the liens permitted under Section 6.02 of the Credit Agreement;

(b)	security interests will not be enforceable unless an Event of Default or any other required enforcement event under applicable local law has occurred and is continuing provided that (i) any pledge (pandrecht) governed by Dutch law security interests shall not be enforceable unless an Event of Default has occurred and is continuing which has resulted in a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the payment of the obligations secured by such pledge (an Enforcement Event), (ii) any pledge governed by the laws of the Czech Republic security interests shall not be enforceable unless the secured receivables are not paid when due, (iii) any pledge governed by Swiss law shall not be enforceable unless the relevant Secured Obligations have become due (fällig) and payable, and (iv) any pledge governed by German law shall not be enforceable unless an Event of Default has occurred and the requirements set forth in Sections 1273 para. 2, 1204 et seq. German Civil Code (Bürgerliches Gesetzbuch) with regard to the enforcement of pledges are met (Pfandreife);

(c)	the Administrative Agent will be entitled, where the relevant Grantor fails to fulfil its obligations under a Security Document (after the expiry of any applicable grace period), (but without obligation to do so) to perfect all Security Documents and do all things which it may consider to be required or advisable to perfect its rights thereunder;

(d)	the Administrative Agent will only be able to exercise a power of attorney following an Event of Default that has occurred and is continuing;

(e)	the provisions of each Security Document will not be unduly burdensome on the Grantor or interfere unreasonably with the operation of its business, will be limited to those required by local law to create or perfect security interests and will not impose new commercial obligations; accordingly, they shall not contain additional representations or undertakings unless the same are consistent with those contained in the other Loan Documents or to the extent required by local law in order to create or perfect the security interest expressed to be created thereby or to the extent material and customary under local law;

(f)	information, such as lists of assets, shall be provided if, and only to the extent, required by local law (except in the case of the opening of new bank accounts where notification of such new bank accounts shall be given promptly to the Administrative Agent) to be provided in order to perfect or register the security interest or to comply with supervisory obligations and shall be provided annually (unless required more frequently under local law or to comply with supervisory obligations) or, whilst an Event of Default is continuing, on the Administrative Agent’s reasonable request;

(g)	Security Documents will, where possible and practical, automatically create security interests over future assets of the same type as those already secured; where local law requires supplemental pledges or additional Security Documents to be delivered in respect of future acquired assets in order for effective security interest to be created over that class of asset, such supplemental pledges or Security Documents shall be provided at intervals no more frequent than three months (unless required more frequently under local law), or, in the case of any supplemental list of assets only (as opposed to a supplemental agreement), no more frequently than annually; and

(h)	Reference to article L. 521-3 of the French Code de Commerce and article 2348 of the French Code Civil shall be included in the relevant French law governed Security Documents.

4.	BANK ACCOUNTS

If a Grantor grants a security interest over its bank accounts it shall be free to deal with those accounts (other than mandatory prepayment accounts and any other accounts which are specifically blocked in accordance with the terms of the Loan Documents) in the course of its business until an Event of Default has occurred and is continuing and, and, in the case of bank accounts in Germany, the requirements set forth in Sections 1273 para. 2, 1204 et seq. German Civil Code (Bürgerliches Gesetzbuch) with regard to the enforcement of pledges are met (Pfandreife).

If required by local law in order to perfect the security interests, notice of the security interest shall be served on the account bank within ten Business Days (or such longer period as may be agreed by the Administrative Agent) after the security interest being granted and the Grantor shall use all commercially reasonable efforts (meaning, with respect to French law security, “obligation de moyens”) to obtain an acknowledgement of that notice within 20 Business Days of service or otherwise determined in the relevant security arrangement in accordance with local market practice. If the Grantor has used all commercially reasonable efforts but has not been able to obtain acknowledgement, its obligation to obtain acknowledgement shall cease on the expiry of a 30 Business Day period. Irrespective of whether notice of the security interest is required for perfection, if the service of notice would prevent the Grantor from using a bank account in the course of its business no notice of security interest shall be served until an Event of Default has occurred and is continuing.

Any security interest over bank accounts (i) shall be subject to any prior security interests in favor of the account bank which are created either by law or in the standard terms and conditions of the account bank (provided that the Grantors shall be required to use all commercially reasonable endeavours to ensure that the rights of the account bank are waived or subordinated) and (ii) may be subject to other prior security interests to the extent permitted by the Credit Agreement. The notice of security interest may request these are waived or subordinated by the account bank but the Grantor shall not be required to change its banking arrangements if these security interests are not waived or only partially waived.

Until an Event of Default has occurred and is continuing, there shall be no restriction on the closure of any bank accounts by any relevant Grantor.

If required under local law, security interests over bank accounts will be registered subject to the general principles set out in these Guarantee and Security Principles.

5.	INTERCOMPANY RECEIVABLES

If a Grantor grants a security interest over its intercompany receivables, it shall be free to deal with those receivables in the course of its business until an Event of Default has occurred and is continuing.

Until an Event of Default has occurred and is continuing, a Grantor shall be free to grant any waiver and/or accept any amendment with respect to the agreements creating the pledged receivables, provided such waiver or amendment does not materially and adversely affect the perfection, validity or enforceability of the security interests of the Secured Parties.

If required by local law for perfection, notice of the security interest will be served on the relevant lender and/or debtor within five Business Days of the security interest being granted and the Grantor shall obtain an acknowledgement of that notice within 20 Business Days of service.

If required under local law, security interest over intercompany receivables will be registered subject to the general principles set out in these Guarantee and Security Principles.

Where local law requires supplemental pledges or additional Security Documents to be delivered in respect of future intercompany receivables in order for effective security interest to be created, the relevant Grantor shall provide such supplemental pledges or Security Documents promptly, but in any event at intervals no more frequent than three months (unless required more frequently under local law), or, in the case of any supplemental list of assets only (as opposed to a supplemental agreement), no more frequently than semi-annually. Notwithstanding the foregoing, French law pledge agreements over intra-group receivables shall be notified to new pledged debtors within 20 Business Days of the day such entities become members of the group and, the relevant Grantor shall obtain an acknowledgement of that notice within 10 business Days of service. Under German law assignments of receivables, notices in respect to intra-group receivables arising after the date of the relevant assignment agreement shall be delivered to the relevant debtors within five (5) Business Days after entry into the underlying agreement in respect of the intra-group receivables or knowledge of the existence of the intra-group receivables.

6.	SHARES

Until an Event of Default has occurred and is continuing, the Grantor will be permitted to retain and to exercise voting rights pertaining to any shares over which it has created security and the company whose shares have been secured will be permitted to pay dividends upstream on secured shares to the extent not prohibited under the Loan Documents or local law, with the proceeds to be available to Dutch Borrower and its Subsidiaries.

With respect to security over shares in a German company only, the voting rights will remain with the Grantor even after an Event of Default has occurred, provided, however, that such voting rights may only be exercised in a manner which does not adversely affect the validity or enforceability of the pledges.

Where customary, on, or as soon as reasonably practicable following execution, of the share pledge, the share certificate(s), if any, and a stock transfer form executed in blank will be provided to the Administrative Agent, and where required by law the share certificate or shareholders’ register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Administrative Agent.

Unless the restriction is required by law or regulation, the constitutional documents of any Subsidiary whose shares have been pledged will be amended as soon as reasonably practicable to disapply any restriction on the transfer or the registration of the transfer of the shares on the taking on enforcement of the security interest granted over them and to remove any option, pre-emption or redemption rights. Each Grantor required to do so shall be granted an adequate time period to make such amendment and the expected timing of notarization and registration of such amendment (if applicable) shall be duly taken into consideration.

Where local law requires supplemental pledges or additional Security Documents to be delivered in respect of future shares in order for effective security interest to be created, the relevant Grantor shall provide such supplemental pledges or Security Documents promptly, and (to the extent specified), in accordance with the Security Document.

7.	RELEASE OF SECURITY

Other than release of the security upon irrevocable payment in full of all the obligations secured pursuant to the Security Documents (and no Secured Party having any actual or contingent liability to advance further monies to, or incur liabilities on behalf of, any Loan Party), the circumstances in which the security interests shall be released should not be dealt with in individual Security Documents unless required by local law; and if so required, such circumstances shall, to the extent required by local law, be the same as those set out in the Credit Agreement.

Schedule 1.01(b)

Existing Factoring Facilities

Factoring facilities pursuant to the following factoring agreements and any documents ancillary thereto:

1. Factoring agreement dated as of January 4, 2011 (as amended from time to time) between GE Factofrance S.A.S as purchaser, Constellium France, Constellium Extrusions France, Constellium Aviatube, Constellium Aerospace and Constellium Extrusion France Saint Florentin as sellers, Constellium Holdco II B.V. and Constellium Switzerland AG.

2. Factoring agreement dated as of December 16, 2010 (as amended from time to time) between GE Capital Bank AG as purchaser and Constellium Singen GmbH as seller.

3. Factoring agreement dated as of December 16, 2010 (as amended from time to time) between GE Capital Bank AG as purchaser and Constellium Extrusions Deutsch-land GmbH as seller.

4. Factoring agreement dated as of December 16, 2010 (as amended from time to time) between GE Capital Bank AG as purchaser and Constellium Valais SA as seller.

Schedule 1.01(c)

Ordinary Course Swap Agreements

Professional Client Agreement, dated on or about January 4, 2011 between Constellium Switzerland AG and Jefferies Bache Commodities Limited

ISDA Master Agreement, dated on or about January 4, 2011 between Constellium Finance and BNP Paribas

ISDA Master Agreement, dated on or about January 11, 2011 between Constellium Switzerland AG and Canadian Imperial Bank of Commerce

ISDA Master Agreement, dated on or about January 11, 2011 between Constellium Finance and Canadian Imperial Bank of Commerce

ISDA Master Agreement, dated on or about April 8, 2011 between Constellium Switzerland AG and Credit Agricole Corporate and Investment Bank

ISDA Master Agreement, dated on or about April 8, 2011 between Constellium Finance and Credit Agricole Corporate and Investment Bank

ISDA Master Agreement, dated on or about January 4, 2011 between Constellium Finance and Goldman Sachs International

ISDA Amendments, dated May 31, 2012 and July 20, 2012 between Constellium Switzerland Finance SAS and Goldman Sachs International

ISDA Master Agreement, dated on or about January 4, 2011 between Constellium Switzerland AG and Goldman Sachs International

ISDA Master Agreement, dated on or about January 4, 2011 between Constellium Finance and HSBC France

Professional Client Terms of Business, dated on or about January 4, 2011 among Constellium Switzerland AG, J.P. Morgan Securities Ltd. and JPMorgan Chase Bank, N.A.

ISDA Master Agreement, dated on or about January 4, 2011 between Constellium Finance and Macquarie Bank Limited

ISDA Master Agreement, dated on or about January 4, 2011 between Constellium Switzerland AG and Macquarie Bank Limited

ISDA Master Agreement, dated on or about January 4, 2011 between Constellium Switzerland AG and Morgan Stanley & Co. International PLC

ISDA Master Agreement, dated on or about October 30, 2012 between Constellium Finance SAS and Morgan Stanley & Co. International PLC

ISDA Master Agreement, dated on or about January 4, 2011 between Constellium Switzerland AG and Royal Bank of Canada

ISDA Master Agreement, dated on or about January 4, 2011 between Constellium Finance and Royal Bank of Canada

ISDA Master Agreement, dated on or about January 4, 2011 between Constellium Finance and Standard Bank PLC

ISDA Master Agreement, dated on or about January 4, 2011 between Constellium Switzerland AG and Standard Bank PLC

ISDA Master Agreement, dated on or about December 4, 2012 between Constellium Switzerland AG and Merrill Lynch International

ISDA Master Agreement, dated on or about June 29, 2012 between Constellium Switzerland AG and Barclays Bank PLC

ISDA Master Agreement, dated on or about June 29, 2012 between Constellium Finance SAS and Barclays Bank PLC

ISDA Master Agreement, dated on or about July 18, 2012 between Constellium Switzerland AG and Credit Suisse International

ISDA Master Agreement, dated on or about July 18, 2012 between Constellium Finance SAS and Credit Suisse AG

Client Terms of Business, dated on or about September 7, 2012 between Constellium Switzerland AG and Koch Metals Trading Limited

Client Terms of Business, dated on or about December 31, 2012 among Constellium Switzerland AG and INTL FCStone (Europe) Limited

ISDA Master Agreement, dated on or about February 28, 2013 between Constellium Finance SAS and Deutsche Bank AG

SCHEDULE 1.01(d) — Non-U.S. Security Documents

1.	French Security Documents

1.1	Pledge of securities account agreement entered into by Constellium France Holdco S.A.S. in respect of its financial securities in the French Borrower, Constellium Finance S.A.S. and Engineering Products International S.A.S. and related statements of pledge.

1.2	Pledge of securities account agreement entered into by the French Borrower in respect of its financial securities in Constellium Aerospace S.A.S. and related statement of pledge.

1.3	Pledge of securities account agreement entered into by Constellium Holdco II B.V. in respect of its financial securities in Constellium France Holdco S.A.S. and related statement of pledge.

1.4	Pledge of bank account agreement entered into by Constellium France Holdco S.A.S.

1.5	Pledge of bank account agreement entered into by Constellium Finance S.A.S.

1.6	Pledge of bank account agreement entered into by the French Borrower.

1.7	Pledge of bank account agreement entered into by Constellium Aerospace S.A.S.

1.8	Pledge of bank account agreement entered into by Engineering Products International S.A.S.

1.9	Pledge of bank account agreement entered into by Constellium Switzerland AG.

1.10	Pledge of receivables agreement entered into by Constellium France Holdco S.A.S. in respect of certain intra-group loan receivables.

1.11	Pledge of receivables agreement entered into by the French Borrower in respect of certain intra-group loan receivables.

1.12	Pledge of receivables agreement entered into by Constellium Finance S.A.S. in respect of certain intra-group loan receivables.

1.13	Pledge of receivables agreement entered into by Engineering Products International S.A.S. in respect of certain intra-group loan receivables.

1.14	Pledge of receivables agreement entered into by Constellium Aerospace S.A.S. in respect of certain intra-group loan receivables.

1.15	Pledge of receivables agreement entered into by Constellium Extrusions Děčín s.r.o. in respect of certain intra-group loan receivables.

1.16	Pledge of receivables agreement entered into by Constellium Holdco II B.V. in respect of certain intra-group loan receivables.

1.17	Pledge of receivables agreement entered into by the Dutch Borrower in respect of certain intra-group loan receivables.

1.18	Pledge of receivables agreement entered into by Constellium Deutschland GmbH in respect of certain intra-group loan receivables.

1.19	Pledge of receivables agreement by Constellium Singen GmbH in respect of certain intra-group loan receivables.

1.20	Pledge of receivables agreement by Constellium Switzerland AG in respect of certain intra-group loan receivables.

2.	German Security Documents

2.1	Notarial share pledge agreement entered into by Constellium Holdco II, Constellium Germany Holdco GmbH, Constellium France Holdco S.A.S. and Constellium Deutschland GmbH as pledgors in respect of shares owned by them in Constellium Germany Holdco GmbH, Constellium Deutschland GmbH and Constellium Singen GmbH.

2.2	Security assignment agreement entered into by Constellium Germany Holdco GmbH, Constellium Deutschland GmbH and Constellium Singen GmbH in respect of intra-group loan receivables.

2.3	Account pledge agreement entered into by Constellium Germany Holdco GmbH, Constellium Deutschland GmbH, Constellium Singen GmbH, Constellium Finance SAS, Constellium Switzerland AG and Constellium Valais SA.

2.4	Account pledge agreement entered into by Constellium Extrusions Děčín s.r.o.

2.5	Notarial amendment and confirmation agreement regarding/containing (i) a confirmation in respect of the existing share pledge agreement, (ii) an assumption of contract by the Administrative Agent from the Existing Administrative Agent and (ii) a junior ranking share pledge agreement entered into by Constellium HoldCo II, Constellium Germany Holdco GmbH, Constellium France Holdco S.A.S. and Constellium Deutschland GmbH as pledgors, Constellium Germany Holdco GmbH, Constellium Deutschland GmbH and Constellium Singen GmbH as pledged companies, the Existing Administrative Agent and the Administrative Agent.

2.6	An amendment and confirmation agreement regarding/containing (i) an assumption of contract by the Administrative Agent from the Existing Administrative Agent, (ii) confirmations in respect of an existing security assignment agreement in respect of intra-group loan receivables and (iii) an assignment of security interests under the existing security agreement from the Existing Administrative Agent to the Administrative Agent between Constellium Germany Holdco GmbH, Constellium Deutschland GmbH and Constellium Singen GmbH as assignors, the Existing Administrative Agent and the Administrative Agent.

2.7	An amendment and confirmation agreement regarding/containing (i) a confirmation in respect of the existing account pledge agreement, (ii) an assumption of contract by the Administrative Agent from the Existing Administrative Agent and (iii) a junior ranking account pledge agreement between Constellium Germany Holdco GmbH, Constellium Deutschland GmbH, Constellium Singen GmbH, Constellium Finance SAS, Constellium Switzerland AG and Constellium Valais SA as pledgors, the Existing Administrative Agent and the Administrative Agent.

2.8	An amendment and confirmation agreement regarding/containing (i) a confirmation in respect of the existing account pledge agreement, (ii) an assumption of contract by the Administrative Agent from the Existing Administrative Agent and (iii) a junior ranking account pledge agreement between Constellium Extrusions Děčín s.r.o as pledgor, the Existing Administrative Agent and the Administrative Agent.

3.	Dutch Security Documents

3.1	Deed of disclosed pledge over receivables entered into by the Dutch Borrower and Constellium Holdco II B.V. in respect of bank accounts and intercompany claims.

3.2	First ranking notarial deed of disclosed pledge of shares entered into by the Dutch Borrower in respect of its shares in Constellium Holdco II B.V.

3.3	Deed of disclosed pledge over receivables entered into by Constellium Extrusions Děčín s.r.o. in respect of intercompany claims.

3.4	Deed of transfer by and between the Existing Administrative Agent, the Administrative Agent, the Dutch Borrower, Constellium Holdco II B.V. and Constellium Extrusions Děčín s.r.o.

3.5	Second ranking notarial deed of disclosed pledge, entered into by the Dutch Borrower in respect of its shares in Constellium Holdco II B.V.

4.	Swiss Security Documents

4.1	Share pledge agreement entered into by Constellium Holdco II in respect of its shares in Constellium Switzerland AG.

4.2	Intercompany receivables assignment agreement entered into by Constellium Switzerland AG.

4.3	Bank account pledge agreement entered into by Constellium Switzerland AG.

4.4	Share pledge agreement entered into by Constellium Holdco II in respect of its shares in Constellium Valais SA.

4.5	Intercompany receivables assignment agreement entered into by Constellium Valais SA.

4.6	Bank account pledge agreement entered into by Constellium Valais SA.

4.7	Bank account pledge agreement entered into by Constellium Finance S.A.S.

4.8	Security Confirmation Agreement regarding Swiss law governed Security Documents.

5.	Czech Security Documents

5.1	Pledge over 5% shareholding interest of Constellium France Holdco S.A.S. in Constellium Extrusions Děčín s.r.o.

5.2	Pledge over 95% shareholding interest of Constellium Holdco II B.V. in Constellium Extrusions Děčín s.r.o.

5.3	Pledge over the receivables of Constellium Extrusions Děčín s.r.o. from the agreement on the maintenance of the bank account.

Schedule 1.01(f)

Mandatory Cost

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a sterling Loan:

AB + C(B – D) + E × 0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E × 0.01	per cent. per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.11(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Base Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Base Reference Banks” means, in relation to Eurocurrency Rate and Mandatory Cost the principal London offices of DBSI and Goldman Sachs or such other banks as may be appointed by the Administrative Agent in consultation with the Dutch Borrower.

(b)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(c)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(f)	“Unpaid Sum” means any amount due and payable but unpaid by a Loan Party under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Base Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Base Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Base Reference Bank as being the average of the Fee Tariffs applicable to that Base Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Base Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Lending Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Base Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Base Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Base Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

13.	The Administrative Agent may from time to time, after consultation with the Dutch Borrower and the Lenders, determine and notify to all parties to the Credit Agreement any amendments which are required to be made to this Schedule 1.01(f) in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to the Credit Agreement.

Schedule 2.01

Commitments

Lender	Initial Dollar Term Commitment	Initial Euro Term Commitment
Deutsche Bank AG London Branch	$360,000,000	€75,000,000

Schedule 3.04

Governmental Approvals

None.

Schedule 3.08

Subsidiaries

Subsidiary	Jurisdiction

Constellium Holdco II B.V.	Netherlands

Constellium US Holdings I, LLC	U.S.

Constellium France Holdco	France

Constellium Germany Holdco GmbH	Germany

Constellium Deutschland GmbH	Germany

Constellium Rolled Products Ravenswood, LLC	U.S.

Engineered Products International SAS	France

Constellium France	France

Constellium Finance	France

Constellium Extrusions Děčín s.r.o.	Czech Republic

Constellium Singen GmbH	Germany

Constellium Switzerland AG	Switzerland

Constellium Valais SA	Switzerland

Constellium Extrusions Levice S.r.o	Slovak Republic

Constellium Aerospace	France

Constellium Ussel	France

Constellium CRV	France

Constellium Extrusion France Saint Florentin	France

Constellium Japan KK	Japan

Constellium Extrusions France	France

Constellium Aviatube	France

Constellium Extrusions Deutschland GmbH	Germany

Constellium Extrusions Landau GmbH	Germany

Constellium Extrusions Burg GmbH	Germany

Subsidiary	Jurisdiction

Alcan International Network Portugal	Portugal

Alcan International Network S.A. Pty Ltd	South Africa

Alcan International Network Gulf DMCC	Dubai

Constellium Italy S.p.A	Italy

Alcan International Network (Thailand) Co. Ltd	Thailand

Alcan International Network Nederland B.V.	Netherlands

Alcan International Network México S.A. de C.V.	Mexico

Alcan International Network Middle East Limited	Egypt

Alcan International Network Handelsgesellschaft m.b.H. Austria	Austria

Constellium Sabart	France

Constellium US Holdings II, LLC	U.S.

Constellium Automotive USA, LLC	U.S.

Constellium Property and Equipment Company, LLC	U.S.

Constellium Automotive Kamenice s.r.o., v likvidaci	Czech Republic

Constellium Engley (Changchun) Automotive Structures Co Ltd[1]	China

Constellium UK Limited	UK

Constellium South East Asia	Singapore

Constellium China	China

[1]	Unrestricted Subsidiary

Schedule 5.18

Post-Closing Schedule

1.	Real Estate

With respect to the fee owned real property located at 859 Century Road, Ravenswood, West Virginia, the Borrowers shall deliver to the Administrative Agent no later than the ninetieth (90th) day after the Effective Date:

(i)	counterparts of a mortgage modification reasonably acceptable to the Administrative Agent with respect to such property duly executed and delivered by the record owner of such property;

(ii)	with respect to such property, either (a) a fully-paid date-down and modification endorsements to the policy of title insurance covering such property or (b) a new fully-paid policy of title insurance in an amount reasonably acceptable to the Administrative Agent issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of such Mortgage as a second priority Lien on the Mortgaged Property described therein, each of which will be free of any other Liens except as expressly permitted by Section 6.02 of the Credit Agreement; and

(iii)	such legal opinions as the Administrative Agent may reasonably request with respect to such mortgage modification.

2.	German Security Documents

a.	Notarisation of a notarial amendment and confirmation agreement regarding/containing (i) a confirmation in respect of the existing share pledge agreement, (ii) an assumption of contract by the Administrative Agent from the Existing Administrative Agent and (iii) a junior ranking share pledge agreement entered into by Constellium HoldCo II B.V., Constellium Germany Holdco GmbH, Constellium France Holdco S.A.S. and Constellium Deutschland GmbH as pledgors, Constellium Germany Holdco GmbH, Constellium Deutschland GmbH and Constellium Singen GmbH as pledged companies, the Existing Administrative Agent and the Administrative Agent, within 5 (five) Business Days from the Effective Date.

b.	Notarisation of notarial shareholders’ resolutions for the amendment of the articles of association of Constellium Deutschland GmbH and Constellium Singen GmbH regarding the deletion of pre-emption rights, redemption rights, or any consent requirements regarding the assignability or encumbrance of any share, and filing of the amended articles of association with the commercial register within 10 (ten) Business Days from the Effective Date.

c.

With respect to the confirmation agreement in respect of an existing account pledge agreement and the replacement of the existing Administrative Agent and junior account pledge agreement entered into between Constellium Germany HoldCo GmbH,

Constellium Deutschland GmbH, Constellium Singen GmbH, Constellium Finance S.A.S., Constellium Switzerland AG and Constellium Valais SA as Pledgors (the “Agreement”), each of the Pledgors undertakes to (i) notify the Account Bank and any other relevant third party of the pledges created thereunder substantially in the form set out in Schedule 4Part 1 (Notification of Pledges) attached to the Agreement by registered mail (Einschreiben mit Rückschein) without undue delay, but not later than within ten (10) Business Days (or such later date as the Successor Administrative Agent shall agree) after the date of the Agreement or after the opening of any new Bank Account and (ii) to use all commercially reasonable efforts to obtain acknowledgement of receipt of the notification from the Account Bank in substantially the form set out in Schedule 4Part 2 (Acknowledgement of Receipt) and to procure that the Account Bank accepts the terms thereof within ten (10) Business Days of the date of notification. The Pledgors will keep the mail receipt and promptly, but in any case within ten (10) Business Days from its receipt, send a copy to the Successor Administrative Agent. If the Pledgors have used their commercially reasonable efforts but have not been able to obtain acknowledgement, their obligation to obtain an acknowledgement shall cease on the expiry of a thirty (30) Business Day period from the date of notification.

d.	With respect to the confirmation agreement in respect of an existing account pledge agreement and the replacement of the existing Administrative Agent and junior account pledge agreement entered into between Constellium Extrusions Děčín s.r.o. as Pledgor (the “Agreement”), the Pledgor undertakes to (i) notify the Account Bank and any other relevant third party of the pledges created thereunder substantially in the form set out in Schedule 3 Part 1 (Notification of Pledges) attached to the Agreement by registered mail (Einschreiben mit Rückschein) without undue delay, but not later than within ten (10) Business Days (or such later date as the Successor Administrative Agent shall agree) after the date of the Agreement or after the opening of any new Bank Account and (ii) to use all commercially reasonable efforts to obtain acknowledgement of receipt of the notification from the Account Bank in substantially the form set out in Schedule 3 Part 2 (Acknowledgement of Receipt) and to procure that the Account Bank accepts the terms thereof within ten (10) Business Days of the date of notification. The Pledgor will keep the mail receipt and promptly, but in any case within ten (10) Business Days from its receipt, send a copy to the Successor Administrative Agent. If the Pledgor has used its commercially reasonable efforts but has not been able to obtain acknowledgement, its obligation to obtain an acknowledgement shall cease on the expiry of a thirty (30) Business Day period from the date of notification.

e.	With respect to clause 2.a, such legal opinions as the Administrative Agent may reasonably request with respect thereto.

3.	French Security Documents

With respect to the French law financial securities account pledge agreements and related statements of pledges entered into on the Effective Date by Constellium Holdco II B.V., Constellium France Holdco S.A.S. and the French Borrower as pledgors, such pledgors shall, respectively, cause each of the relevant related pledged bank account holders to promptly deliver a duly related pledged bank account certificate of pledge.

With respect to the French law receivables pledge agreements entered into on the Effective Date by Constellium Aerospace S.A.S., the French Borrower, Constellium Finance S.A.S., Constellium France Holdco S.A.S., Engineering Products International S.A.S., Constellium Extrusions Děčín s.r.o., Constellium Holdco II B.V., the Dutch Borrower and Constellium Deutschland GmbH as pledgors, such pledgors shall:

a.	with respect to the pledged debtors (other than Constellium Extrusions France S.A.S. and Constellium Extrusion France Saint Florentin S.A.S.) which, either owe any existing and outstanding receivable pursuant to any intra-group loans or shareholders’ account (compte courant d’associés) to such pledgors or are Loan Parties on the Effective Date:

(1)	within 5 (five) Business Days from the Effective Date: notify the pledge to each of such pledged debtors by delivering them a pledge notice; and

(2)	within 20 (twenty) Business Days of the service: deliver a copy of such notice countersigned by such pledged debtors to the Administrative Agent; and

b.	with respect to the pledged debtors Constellium Extrusions France S.A.S. and Constellium Extrusion France Saint Florentin S.A.S. which owe existing and outstanding receivable pursuant to any intra-group loans or shareholders’ account (compte courant d’associés) to such pledgors on the Effective Date:

(1)	within 90 (ninety) days from the Effective Date: notify the pledge to each of such pledged debtors by delivering them a pledge notice; and

(2)	within 20 (twenty) Business Days of the service: deliver a copy of such notice countersigned by such pledged debtors to the Administrative Agent;

it being specified that the Administrative Agent, in its sole discretion, may waive the notice requirements set forth in paragraphs (b)(1) and (b)(2) above if such notice requirements are not satisfied within the applicable time periods; and

c.	with respect to the pledged debtors which are members of the group as at the Effective Date (other than the pledged debtors referred to in paragraphs (a) and (b) above) or thereafter become members of the group:

(1)	within 20 (twenty) Business Days of the day any such entity come to owe any outstanding receivable to the pledgor or become a Loan Party: notify them the pledge by delivering them a pledge notice; and

(2)	within 10 (ten) Business Days of the service of notice referred to in paragraph (c)(i) above: deliver a copy of such notice countersigned by such pledged debtors to the Administrative Agent.

With respect to the French law bank account pledge agreements entered into on the Effective Date by Constellium Aerospace S.A.S., the French Borrower, Constellium Finance S.A.S., Constellium France Holdco S.A.S., Engineering Products International S.A.S. and Constellium Switzerland AG as pledgors, such pledgors shall:

a.	within 10 (ten) Business Days from the Effective Date: notify the pledge to the relevant pledged account holder by delivering a pledge notice;

b.	within 30 (thirty) Business Days from the Effective Date: contact the pledged account holders and use all commercially reasonable efforts (obligation de moyens) to have such notice countersigned by the pledged account holders, it being provided that the pledgors shall not be held liable hereunder or under any Loan Document should any pledged account holder refuse to countersign such notice or refuse any part thereof. Promptly upon receipt of any countersigned notice, the pledgors shall deliver a copy of the same to the Administrative Agent.

With respect to the French law documents set forth in this section, such legal opinions as the Administrative Agent may reasonably request thereto.

4.	Swiss Security Documents

a.	Within 30 (thirty) days after the Effective Date, the Borrowers shall ensure that revised articles of incorporation (Statuten) of Constellium Switzerland AG, whereby the amended articles of incorporation shall contain a corporate purpose provision which explicitly allows for up-stream and cross-stream security to be granted by Constellium Switzerland AG, shall be approved by the shareholders’ meeting of Constellium Switzerland AG and filed for registration with the relevant commercial register; and

b.	such legal opinions as the Administrative Agent may reasonably request with respect thereto.

5.	Czech Security Documents

Within 5 (five) Business Days after the Effective Date, the Administrative Agent shall have received duly executed versions of the following Czech law documents:

a.	Pledge over the ownership interest in Constellium Extrusions Děčín s.r.o. by Constellium Holdco II B.V., as a pledgor, and the Administrative Agent, as pledgee.

b.	Pledge over the ownership interest in Constellium Extrusions Děčín s.r.o. by Constellium France Holdco S.A.S., as a pledgor, and the Administrative as pledgee.

c.	Pledge of bank account by Constellium Extrusions Děčín s.r.o, as a pledgor, and the Administrative Agent, as pledgee.

d.	Agreement on termination of pledge over receivables under bank account agreements by Constellium Extrusions Děčín s.r.o. as a pledgor, and the Existing Administrative Agent, as pledgee.

e.	Agreement on termination of pledge over ownership interest in Constellium Extrusions Děčín s.r.o. by Constellium France Holdco S.A.S., as a pledgor, and the Existing Administrative Agent, as pledgee.

f.	Agreement on termination of pledge over ownership interest in Constellium Extrusions Děčín s.r.o. by Constellium Holdco II B.V., as a pledgor, and the Existing Administrative Agent, as pledgee.

g.	Such legal opinions as the Administrative Agent may reasonably request with respect thereto.

Schedule 6.01(a)

Existing Indebtedness

1. Guarantees by Constellium Singen GmbH for EUR 1,174,060 and CZK 61,893,500 in support of loan made to our joint venture, Alcan Strojmetal Aluminium Forging s.r.o., by Ceskoslovenská obchodní banka, a.s.

2. Other Indebtedness:

Debtor	Amount (MM)		Description
Constellium France	EUR	0.370	Advance from government water agency

Constellium France	EUR	2.034	Loan from joint venture, Rhenaroll

Constellium France	EUR	0.598	Financial lease (Forclift)

Applicant	Issuing Bank	Type	Currency	Amount
Constellium Valais SA	UBS	Customs Guarantee	CHF	1,500,000.00

Constellium Valais SA	Deutsche Bank AG	Tax Guarantee	EUR	176,447.50

Constellium Valais SA	Deutsche Bank AG	Tax Guarantee	EUR	187,451.46

Constellium Valais SA	Deutsche Bank AG	Tax Guarantee	EUR	456,096.80

Constellium Singen GmbH	Deutsche Bank AG	Customs Guarantee	EUR	30,000.00

Constellium Extrusions Děčín s.r.o.	Deutsche Bank AG	Customs Guarantee	CZK	5,000,000.00

Constellium France	BNP	Customs Guarantee	EUR	600,000.00

Constellium France	BNP	Customs Guarantee	EUR	247,000.00

Schedule 6.02

Existing Liens

1. Liens on cash deposits to secure liabilities of Constellium Rolled Products Ravenswood, LLC in respect of a hazardous waste management facility (storage ponds). To be funded in an amount of $472,616 with annual payments over a ten-year period, commencing on January 17, 2008.

2. Other Liens:

Debtor	Secured Party	Jurisdiction of filing	Type of filing	File #	File Date	Description of Collateral
Alcan Rolled Products – Ravenswood, LLC	IBM Credit LLC	DE	Financing Statement	2008 4332126	12/31/2008	9SSR-001 (IBM), BHW655-511 (IBM), etc.

Alcan Rolled Products – Ravenswood, LLC	Mitsubishi International Corporation	DE	Financing Statement	2009 3359327	10/19/2009	Certain Aluminum T-Bars, Ingots and Sows

Alcan Rolled Products – Ravenswood, LLC	IBM Credit LLC	DE	Financing Statement	2010 4540294	12/21/2010	3584-L23 (IBM, 3592- C06 (IBM), etc.

Alcan Rolled Products – Ravenswood, LLC	United Aluminum Corporation	DE	Financing Statement	2010 4645259	12/30/2010	Certain alloyed 5657 sheet ingots, etc.

Alcan Rolled Products – Ravenswood, LLC	IBM Credit LLC	DE	Financing Statement	2011 0418759	02/04/2011	3592-E06 (IBM), etc.

Alcan Rolled Products – Ravenswood, LLC	Wells Fargo Bank, N.A.	DE	Financing Statement	2011 1629172	05/02/2011	Genie Boom Lift S85 serial number S8511-8705

Alcan Rolled Products – Ravenswood, LLC	Wells Fargo Bank, N.A.	DE	Financing Statement	2011 2257148	06/13/2011	Linde Forklift H50D S/N: H2X394W00856

Alcan Rolled Products – Ravenswood, LLC	Wells Fargo Bank, N.A.	DE	Financing Statement	2011 2757667	07/18/2011	Genie Rough Terrain Scissor Lift GC3390RT S/N GS9011-47700

Debtor	Secured Party	Jurisdiction of filing	Type of filing	File #	File Date	Description of Collateral
Alcan Rolled Products – Ravenswood, LLC	Wells Fargo Bank, N.A.	DE	Financing Statement	2011 3220160	08/18/2011	Genie Boon Lift Z45/25 IC serial number Z452505- 25693

Alcan Rolled Products – Ravenswood, LLC	Wells Fargo Bank, N.A.	DE	Financing Statement	2011 3467514	09/09/2011	Taylor Dunn Electric Burden Carrier ET-3000GT S/N 185363

Alcan Rolled Products – Ravenswood, LLC	Wells Fargo Bank, N.A.	DE	Financing Statement	2011 3467720	09/09/2011	Taylor Dunn Electric Burden Carrier ET-3000GT S/N 185364

Constellium Rolled Products Ravenswood, LLC	Glencore Ltd.	DE	Financing Statement	2011 3814087	10/04/2011	Metal

Constellium Rolled Products Ravenswood, LLC	Wells Fargo Bank, N.A.	DE	Financing Statement	2011 4384502	11/15/2011	Linde Forklift H80D serial number H2X396B00784

Constellium Rolled Products Ravenswood, LLC	Wells Fargo Bank, N.A.	DE	Financing Statement	2011 4384510	11/15/2011	Linde Forklift H80D serial number H2X396B00796

Constellium Rolled Products Ravenswood, LLC	TFS Capital Funding	DE	Financing Statement	2011 4480201	11/22/2011	Certain equipment

Constellium Rolled Products Ravenswood, LLC	IBM Credit LLC	DE	Financing Statement	2011 5016806	12/29/2011	2818-M05 (IBM), 9996-0001 (IBM), etc.

Constellium Rolled Products Ravenswood, LLC	United Rentals (North America), Inc.	DE	Financing Statement	2012 0613978	02/16/2012	Certain equipment (#9750314)

Constellium Rolled Products Ravenswood, LLC	United Rentals (North America), Inc.	DE	Financing Statement	2012 0613986	02/16/2012	Certain equipment (#1167076)

Constellium Rolled Products	United Rentals (North	DE	Financing	2012	02/16/2012	Certain equipment

Debtor	Secured Party	Jurisdiction of filing	Type of filing	File #	File Date	Description of Collateral
Ravenswood, LLC	America), Inc.		Statement	0613994		(#1167075)

Constellium Rolled Products Ravenswood, LLC	United Rentals (North America), Inc.	DE	Financing Statement	2012 0614000	02/16/2012	Certain equipment (#9750314)

Constellium Rolled Products Ravenswood, LLC	NMHG Financial Services, Inc.	DE	Financing Statement	2012 2304071	06/14/2012	Leased equipment

Constellium Rolled Products Ravenswood, LLC	Caterpillar Financial Services Corporation	DE	Financing Statement	2013 0511718	2/7/13	Caterpillar 930H small wheel loader serial number DHC01218

Schedule 6.04

Existing Investments

Equity Interests of Subsidiaries:

Owner	Issuer	% of Shares Owned
Constellium Holdco B.V. (Netherlands)	Constellium Holdco II B.V. (Netherlands)	100%

Constellium Holdco II B.V. (Netherlands)	Constellium US Holdings I, LLC (US)	100%

Constellium Holdco II B.V. (Netherlands)	Constellium France Holdco (France)	100%

Constellium Holdco II B.V. (Netherlands)	Constellium Germany Holdco GmbH (Germany)	100%

Constellium Germany Holdco GmbH (Germany)	Constellium Deutschland GmbH (Germany)	94.3%
Constellium France Holdco (France)		5.7%

Constellium US Holdings I, LLC (US)	Constellium Rolled Products Ravenswood, LLC	100%
	(US)

Constellium France Holdco (France)	Engineered Products International SAS (France)	100%

Constellium France Holdco (France)	Constellium France (France)	100%

Constellium France Holdco (France)	Constellium Finance (France)	100%

Constellium Holdco II B.V. (Netherlands)	Constellium Extrusions Děčín s.r.o. (Czech Republic)	95%
Constellium France Holdco (France)		5%

Constellium Deutschland GmbH (Germany)	Constellium Singen GmbH (Germany)	100%

Constellium Holdco II B.V. (Netherlands)	Constellium Switzerland AG (Switzerland)	100%

Constellium Holdco II B.V. (Netherlands)	Constellium Valais SA (Switzerland)	100%

Constellium Holdco II B.V. (Netherlands)	Constellium Extrusions Levice S.r.o (Slovak Republic)	95%
Constellium France Holdco (France)		5%

Constellium France (France)	Constellium Aerospace (France)	100%

Constellium France Holdco (France)	Constellium Ussel (France)	100%

Constellium France Holdco (France)	Constellium CRV (France)	100%

Owner	Issuer	% of Shares Owned
Constellium France Holdco (France)	Constellium Extrusion France Saint Florentin (France)	100%

Constellium France Holdco (France)	Constellium Japan KK (Japan)	100%

Constellium France (France)	Constellium Extrusions France (France)	100%

Constellium France (France)	Constellium Aviatube (France)	100%

Constellium France (France)	Constellium Extrusions Deutschland GmbH (Germany)	100%

Constellium Extrusions Deutschland GmbH (Germany)	Constellium Extrusions Landau GmbH (Germany)	100%

Constellium Extrusions Deutschland GmbH (Germany)	Constellium Extrusions Burg GmbH (Germany)	100%

Engineered Products International SAS (France)	Alcan International Network Portugal (Portugal)	100%

Engineered Products International SAS (France)	Alcan International Network S.A. Pty Ltd (South Africa)	100%

Engineered Products International SAS (France)	Alcan International Network Gulf DMCC (Dubai)	100%

Engineered Products International SAS (France)	Constellium Italy S.p.A (Italy)	100%

Engineered Products International SAS (France)	Alcan International Network (Thailand) Co. Ltd (Thailand)	99.9%

Engineered Products International SAS (France)	Alcan International Network Nederland B.V. (Netherlands)	100%

Engineered Products International SAS (France)	Alcan International Network México S.A. de C.V. (Mexico)	100%

Engineered Products International SAS (France)	Alcan International Network Middle East Limited (Egypt)	98%

Engineered Products International SAS (France)	Alcan International Network Handelsgesellschaft m.b.H. Austria	100%

Engineered Products International SAS (France)	Constellium Sabart (France)	100%

Constellium France Holdco (France)	Constellium US Holdings II, LLC (US)	100%

Owner	Issuer	% of Shares Owned
Constellium US Holdings II, LLC (US)	Constellium Automotive USA, LLC (US)	100%

Constellium US Holdings II, LLC (US)	Constellium Property and Equipment Company, LLC (US)	100%

Constellium Deutschland GmbH (Germany)	Constellium Automotive Kamenice s.r.o., v likvidaci (Czech Republic)	100%

Constellium Switzerland AG (Switzerland)	Constellium Engley (Changchun) Automotive Structures Co Ltd (China)	54%

Constellium Holdco II B.V.(Netherlands)	Constellium UK Limited (UK)	100%

Constellium Holdco II B.V.(Netherlands)	Constellium South East Asia (Singapore)	100%

Constellium South East Asia (Singapore)	Constellium China (China)	100%

2. See intercompany Indebtedness described in Annex 6.01 attached hereto.

3. Loan by Constellium Singen GmbH made to our joint venture, Alcan Strojmetal Aluminium Forging s.r.o., for CZK 13,188,000.

4. Loan by Constellium Switzerland AG to Constellium Engley (Changchun) Automotive Structures Co Ltd in the amount of CNY 2,000,000 due March 31, 2013.

Schedule 6.09

Existing Restrictions

None.

Schedule 9.01

Notices

Dutch Borrower:

Constellium Holdco B.V.

Tupolevlaan 41-61

1119NW Schiphol-Rijk

Amsterdam, Netherlands

Attn:   Dorcas Borgers

Tel:     +31 6 29 57 02 30

Fax:     +31 20 654 97 96

Email: dorcas.borgers/External@constellium.com

And

Constellium Holdco B.V.

Washington Plaza – 40/44, rue Washington

75008 Paris, France

Attn:   Richard Ham

Tel:     +33 1 73 01 41 05

Email: richard.ham@constellium.com

With a copy to:

Constellium Switzerland AG

Max Högger-Strasse 6

8048 Zürich, Switzerland

Attn:   Mark Kirkland, Group Treasurer

Tel:     +41 44 438 6642

Email: mark.kirkland@constellium.com

And

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:   Joshua A. Feltman

Tel:     (212) 403-1109

Fax:     (212) 403-2109

Email: jafeltman@wlrk.com

French Borrower:

Constellium France

Washington Plaza – 40/44, rue Washington

75008 Paris, France

Attn:   Peter Basten

Tel:     +33 1 73 01 46 21

Email: Peter.Basten@Constellium.com

And

Constellium France

Washington Plaza – 40/44, rue Washington

75008 Paris, France

Attn:   Richard Ham

Tel:     +33 1 73 01 41 05

Email: richard.ham@constellium.com

With a copy to:

Constellium Switzerland AG

Max Högger-Strasse 6

8048 Zürich, Switzerland

Attn:   Mark Kirkland, Group Treasurer

Tel:     +41 44 438 6642

Email: mark.kirkland@constellium.com

And

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:   Joshua A. Feltman

Tel:     (212) 403-1109

Fax:     (212) 403-2109

Email: jafeltman@wlrk.com

Administrative Agent:

Marcus Tarkington

Deutsche Bank Trust Company Americas

60 Wall Street (NYC60 - 4305)

New York, NY 10005-2836

Tel:     212 250-6153

Fax:     212 553-3080

marcus.tarkington@db.com

Term Loan Credit Agreement Schedules - Annex 6.01 (Certain Intercompany Indebtedness)

Type	Lender	Borrower	Ccy	CCY BALANCE	FX-rate	EUR BALANCE	Repayment Date
Intra-Group Treasury Agreement	Constellium Finance	AIN Austria	EUR	2,135,473.02	1	2,135,473.02

Intra-Group Treasury Agreement	AIN Italy	Constellium Finance	EUR	1,421,855.63	1	1,421,855.63

Revolving Multi-currency Facility	Constellium Finance	AIN Mexico Sa De Cv	MXN	15,675,163.47	0.059747143	936,546.23	9/20/2013

Intra-Group Treasury Agreement	AIN Nederland BV	Constellium Finance	EUR	3,814,216.53	1	3,814,216.53

Revolving Multi-currency Facility	Constellium Finance	AIN Portugal	EUR	503,474.13	1	503,474.13	1/22/2013

Intra-Group Treasury Agreement			EUR	-0,673,356.43	1	(673,356.43)
Intra-Group Treasury Agreement			USD	34,303,952.74	0.76321	26,181,119.77
Intra-Group Treasury Agreement	Constellium Finance	Constellium Aerospace SAS			Total Amount Due	25,507,763.34

not documented	Constellium Finance	Constellium Automotive USA, LLC	USD	13,834,260.40	0.76321	10,558,445.88

Intra-Group Treasury Agreement			CAD	-00.04	0.7484	(0.03)
Intra-Group Treasury Agreement			EUR	18,980,432.89	1	18,980,432.89
Intra-Group Treasury Agreement			GBP	-0,000,457.19	1.157711911	(529.29)
Intra-Group Treasury Agreement			JPY	00,401.00	0.008263426	3.31
Intra-Group Treasury Agreement			USD	0,002,236.44	0.76321	1,706.87
Intra-Group Treasury Agreement	Constellium Finance	Constellium Aviatube SAS			Total Amount Due	18,981,613.75

Intra-Group Treasury Agreement			CHF	-12164.86	0.81889485	(9,961.74)
Intra-Group Treasury Agreement			EUR	-9,786,780.61	1	(9,786,780.61)
Intra-Group Treasury Agreement			USD	2229.25	0.76321	1,701.39
Intra-Group Treasury Agreement	Constellium CRV SAS	Constellium Finance			Total Amount Due	(9,795,040.97)

Intra-Group Treasury Agreement	Constellium Deutschland GmbH 138	Constellium Finance	EUR	63,464,416.60	1	63,464,416.60

Loan Agreement	Constellium Finance	Constellium Extrusion France St Florentin SAS	EUR	06,700,000.00	1	6,700,000.00

Intra-Group Treasury Agreement			CZK	-318,606,531.26	0.03896513	(12,414,544.89)
Intra-Group Treasury Agreement			EUR	-03,344,689.32	1	(3,344,689.32)
Intra-Group Treasury Agreement			USD	-00,001.87	0.76321	(1.43)
Intra-Group Treasury Agreement	Constellium Extrusions Decin s.r.o	Constellium Finance			Total Amount Due	(15,759,235.64)

Intra-Group Treasury Agreement			EUR	5,688,005.50	1	5,688,005.50
Intra-Group Treasury Agreement			GBP	28.25	1.157711911	32.71
Intra-Group Treasury Agreement	Constellium Finance	Constellium Extrusions Deutschland GmbH			Total Amount Due	5,688,038.21

Intra-Group Treasury Agreement			EUR	35,574,108.03	1	35,574,108.03
Intra-Group Treasury Agreement	Constellium Finance	Constellium Extrusions France SAS 867

Revolving Multi-currency Facility	Constellium Finance	Constellium Extrusions Levice s.r.o 943	EUR	34,165,923.12	1	34,165,923.12	10/12/2013

Revolving Multi-currency Facility	Constellium Finance	Constellium France Holdco SAS 12H	EUR	3,153,958.94	1	3,153,958.94

Intra-Group Treasury Agreement			AUD	-00,308.15	0.7868	(242.45)
Intra-Group Treasury Agreement			CAD	032.90	0.7484	24.62
Intra-Group Treasury Agreement			CHF	0,035,059.78	0.81889485	28,710.27
Intra-Group Treasury Agreement			DKK	-000,358.68	0.134115311	(48.10)
Intra-Group Treasury Agreement			EUR	-014,269,046.31	1	(14,269,046.31)
Intra-Group Treasury Agreement			GBP	427,818.39	1.157711911	495,290.45
Intra-Group Treasury Agreement			JPY	5009.00	0.008263426	41.39
Intra-Group Treasury Agreement			SEK	-0,000.38	0.118509949	(0.05)
Intra-Group Treasury Agreement			USD	-05,879,001.86	0.76321	(4,486,913.01)
Intra-Group Treasury Agreement	Constellium France SAS - Non Réparti	Constellium Finance			Total Amount Due	(18,232,183.19)

not documented	Constellium German Holdco GmbH	Constellium Finance	EUR	-075,229.27	1	(75,229.27)

not documented			EUR	-2,654,756.78	1	(2,654,756.78)
not documented			USD	-00,000,034.17	0.76321	(26.08)
not documented	Constellium Holdco B.V.	Constellium Finance			Total Amount Due	(2,654,782.86)

not documented			EUR	03,373,499.09	1	3,373,499.09
not documented			CHF	-000,018.03	0.81889485	(14.76)
not documented			USD	-00,000,000.10	0.76321	(0.08)
not documented	Constellium Finance	Constellium Holdco II B.V.			Total Amount Due	3,373,484.25

Revolving Multi-currency Facility	Constellium Finance	Constellium PRP, LLC	USD	13,987,574.39	0.76321	10,675,456.65	11/15/2013

Intra-Group Treasury Agreement	Constellium Finance	Constellium Rolled Products Ravenswood	USD	269,149.38	0.76321	205,417.50

Intra-Group Treasury Agreement			CHF	05.26	0.81889485	4.31
Intra-Group Treasury Agreement			EUR	-2,470,096.93	1	(2,470,096.93)
Intra-Group Treasury Agreement			USD	01,902.89	0.76321	1,452.30
Intra-Group Treasury Agreement	Constellium Sabart SAS	Constellium Finance			Total Amount Due	(2,468,640.32)

Intra-Group Treasury Agreement			AUD	000,000.01	0.7868	0.01
Intra-Group Treasury Agreement			CHF	1,571.47	0.81889485	1,286.87
Intra-Group Treasury Agreement			EUR	-01,624,001.92	1	(1,624,001.92)
Intra-Group Treasury Agreement			GBP	-00.36	1.157711911	(0.42)
Intra-Group Treasury Agreement			USD	-1,332,382.12	0.76321	(1,016,887.36)
Intra-Group Treasury Agreement	Constellium Singen GmbH - Infrastructures	Constellium Finance			Total Amount Due	(2,639,602.82)

Revolving Multi-currency Facility			EUR	05.90	1	5.90	3/30/2014
Revolving Multi-currency Facility			SGD	-1,598,498.25	0.617109359	(986,448.23)	3/30/2014
Revolving Multi-currency Facility			USD	364.80	0.76321	278.42	3/30/2014
	Constellium South Asia Pte Ltd	Constellium Finance			Total Amount Due	(986,163.91)

Intra-Group Treasury Agreement			CHF	03,413,547.99	0.81889485	2,795,336.87
Intra-Group Treasury Agreement			EUR	27,037,618.11	1	27,037,618.11
Intra-Group Treasury Agreement			USD	-3,379,591.39	0.76321	(2,579,337.94)
	Constellium Finance	Constellium Switzerland AG			Total Amount Due	27,253,617.03

Revolving Multi-currency Facility			EUR	-169,835.78	1	(169,835.78)	9/15/2013
Revolving Multi-currency Facility			GBP	-0,945,982.32	1.157711911	(1,095,175.00)	9/15/2013
Revolving Multi-currency Facility			USD	-000,013.39	0.76321	(10.22)	9/15/2013
Revolving Multi-currency Facility	Constellium UK Ltd.	Constellium Finance			Total Amount Due	(1,265,021.00)

not documented			EUR	-0,005.28	1	(5.28)
not documented			USD	415,343.83	0.76321	316,994.56
not documented	Constellium Finance	Constellium US Holdings I, LLC			Total Amount Due	316,989.28

not documented			EUR	006,234.94	1	6,234.94
not documented			USD	3,042,412.91	0.76321	2,321,999.96
not documented	Constellium Finance	Constellium US Holdings II, LLC			Total Amount Due	2,328,234.90

Intra-Group Treasury Agreement			EUR	7,713,513.40	1	7,713,513.40
Intra-Group Treasury Agreement			USD	-245,057.48	0.76321	(187,030.32)
Intra-Group Treasury Agreement	Constellium Finance	Constellium Ussel SAS			Total Amount Due	7,526,483.08

Intra-Group Treasury Agreement			CHF	44,631,447.21	0.81889485	36,548,462.26
Intra-Group Treasury Agreement			EUR	0,123,775.69	1	123,775.69

Intra-Group Treasury Agreement			GBP	000,116.19	1.157711911	134.51
Intra-Group Treasury Agreement			JPY	2,784.00	0.008263426	23.01
Intra-Group Treasury Agreement			SEK	53.65	0.118509949	6.36
Intra-Group Treasury Agreement			USD	-0,271,626.40	0.76321	(207,307.98)
Intra-Group Treasury Agreement	Constellium Finance	Constellium Valais SA			Total Amount Due	36,465,093.84

Intra-Group Treasury Agreement			CHF	-1,203.85	0.81889485	(985.83)
Intra-Group Treasury Agreement			EUR	-93,434,582.80	1	(93,434,582.80)
Intra-Group Treasury Agreement			USD	-00,000,006.91	0.76321	(5.27)
Intra-Group Treasury Agreement	Engineered Products International SAS	Constellium Finance			Total Amount Due	(93,435,573.90)

Loan Agreement	Constellium Holdco BV	Constellium Holdco II BV	USD	3,000,000.00	0.76321	2,289,630.00	7/21/2016

Loan Agreement	Constellium Holdco BV	Constellium Holdco II BV	USD	199,000,000.00	0.76321	151,878,790.00	will be repaid as per the closing of the refinancing

Loan Agreement	Constellium Holdco II BV	Constellium France Holdco SAS	USD	244,424.00	0.76321	186,546.84	1/4/2016

Loan Agreement	Constellium Holdco II BV	Constellium France Holdco SAS	EUR	84,000,000.00	1	84,000,000.00	will be repaid as per the closing of the refinancing

Loan Agreement	Constellium Holdco II BV	Constellium France Holdco SAS	USD	61,529,300.00	0.76321	46,959,777.05	will be repaid as per the closing of the refinancing

Loan Agreement	Constellium Holdco II BV	Constellium Holdco BV	EUR	43,500.00	1	43,500.00	1/12/2016

not documented - Advance	Constellium Holdco II BV	Constellium Holdco BV	EUR	19,600.00	1	19,600.00

not documented - Advance	Constellium Holdco II BV	Constellium German Holdco GmbH 13H	EUR	3,000.00	1	3,000.00

Loan Agreement	Constellium France Holdco SAS	Constellium France SAS - Non Réparti 866	EUR	84,000,000.00	1	84,000,000.00	will be repaid as per the closing of the refinancing

Loan Agreement	Constellium France Holdco SAS	Constellium France SAS - Non Réparti 866	USD	61,529,300.00	0.76321	46,959,777.05	will be repaid as per the closing of the refinancing

Revolving Multi-currency Facility	Constellium South Asia Pte Ltd	Constellium Japan KK	JPY	440,000,000.00	0.008263426	3,635,907.32	3/30/2014

Loan Agreement	Constellium Switzerland AG	Constellium Engley (Changchun) Automotive Structures Co., Ltd	CNY	2,000,000.00	0.122674961	245,349.92	3/31/2013

not documented - Loan	Engineered Products International SAS	AIN Middle East	USD	230,000.00	0.76321	175,538.30

not documented - Advance	Engineered Products International SAS	AIN Nederland BV	EUR	1,384,349.00	1	1,384,349.00

EXHIBIT A

Form of Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). It is understood and agreed that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex A attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full. The benefit of each Security Document shall be maintained in favor of the Assignee (without prejudice to Section 8.07 of the Credit Agreement).

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor. The Assignee hereby confirms that it has received a copy of each of the Non-U.S. Security Documents which are governed by laws other than the laws of the United States, any State thereof or the District of Columbia and are pledges, is aware of their contents and hereby expressly consents to the declarations of the Administrative Agent made on behalf of the Assignee as future pledgee in such Non-U.S. Security Documents.

1.	Assignor:	[Assignor Name]

2.	Assignee:	[Assignee Name]
[and is an Affiliate/Approved Fund of [Lender Name]]

Assignees are Affiliated Lenders:

Assignees are Affiliated Debt Funds:

3.	Dutch Borrower:	Constellium Holdco B.V., a Dutch limited liability company

4.	French Borrower:		Constellium France S.A.S., incorporated and existing under the laws of France

5.	Administrative Agent:		DEUTSCHE BANK AG NEW YORK BRANCH, as the Administrative Agent under the Credit Agreement

6.	Credit Agreement		The Credit Agreement dated as of March 25, 2013 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time) among the Dutch Borrower, the French Borrower, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

7.	Assigned Interest:		Aggregate amount of	Amount of
			Commitment/Loans for	Commitment/Loans
		Facility Assigned	all Lenders	Assigned
		[1]	$	$
			$	$
			$	$

8.	Effective Date:[2]	, 20

[1]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Euro Term Commitment,” “Dollar Term Commitment,” “Revolving Loan,” “Euro Term Loan,” “Dollar Term Loan,” etc.).

[2]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][3] Accepted:

Deutsche Bank AG New York Branch

By:
Name:
Title:

[Consented to:][4]

Constellium Holdco B.V.

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Dutch Borrower is required by the terms of the Credit Agreement.

ANNEX A

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Dutch Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Dutch Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 2.15(e)), duly completed and executed by the Assignee, (vii) if it is an Affiliated Lender, it has indicated its status as such in the space provided on the first page of this Assignment and Assumption and (viii) if it is an Affiliated Lender (other than an Affiliated Debt Fund), it is not in possession of any MNPI that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any MNPI), and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to the decision of an assigning Lender to sell, or, if an Affiliated Lender is an assignor in such transaction, of an assignee to purchase, such Loan; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

Form of Term Note

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT. [                    ], 20[    ]

FOR VALUE RECEIVED, the undersigned (the “[Dutch][French] Borrower”), hereby promises to pay to [                                        ] or registered and permitted assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term Loan from time to time made by the Lender to the [Dutch][French] Borrower under that certain Amended and Restated Credit Agreement, dated as of March 25, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Dutch Borrower, the French Borrower, the Lenders from time to time party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

The [Dutch][French] Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Funding Administrative Agent for the account of the Lender in [Dollars][Euros] in immediately available funds to the Applicable Account of the Funding Administrative Agent. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This term note (“Note”) is entitled to the benefits of the Credit Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guarantee Agreement and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The [Euro][Dollar] Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.04 OF THE CREDIT AGREEMENT.

[CONSTELLIUM FRANCE S.A.S]
[CONSTELLIUM HOLDCO B.V.]

By:
Name:
Title:

[EURO][DOLLAR] TERM LOANS AND PAYMENTS WITH RESPECT THERETO

		Amount of		Amount of	Outstanding
	Type of [Euro]	[Euro][Dollar]		Principal or	Principal
	[Dollar] Term	Term	End of	Interest Paid	Balance This	Notation
Date	Loan Made	Loan Made	Interest Period	This Date	Date	Made By

EXHIBIT K

Form of Solvency Certificate

[                    ], 201[    ]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 4(k) of that certain Second Amendment Agreement, dated as of March 25, 2013, among Constellium Holdco B.V., a Dutch limited liability company (the “Dutch Borrower”), Constellium France S.A.S., incorporated and existing under the laws of France (the “French Borrower), the lenders party thereto, Deutsche Bank Trust Company Americas, as the existing administrative agent, and Deutsche Bank AG New York Branch (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in that certain Amended and Restated Credit Agreement, dated as of March 25, 2013, among the Dutch Borrower, the French Borrower, the lenders party thereto from time to time and the Administrative Agent (the “Credit Agreement”)

I, [                        ], the Chief Financial Officer of the [Dutch][French] Borrower (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the Transactions of the Effective Date (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof):

1. The sum of the liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2. The present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries as they become absolute and matured.

3. The capital of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4. The Borrower and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. The Borrower and its Restricted Subsidiaries on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

7. In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements referred to in Section 3.05(a)(ii) of the Credit Agreement

(the “Financial Statements”) and the Pro Forma Closing Balance Sheet and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its Restricted Subsidiaries and hereby confirms that (i) the audited consolidated balance sheets and related statements of income and cash flows of the Dutch Borrower and its subsidiaries for the Fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012 referred to in Section 3.05(a)(ii) of the Credit Agreement have been prepared in good faith and in accordance with IFRS applied consistently throughout the periods involved, and fairly present the financial condition and results of operations of the Dutch Borrower and its subsidiaries, as of and on the dates set forth on such Financial Statements; and (ii) the Pro Forma Closing Balance Sheet was prepared in good faith and presents fairly in all material respects on a pro forma basis the estimated financial position of the Dutch Borrower and its consolidated subsidiaries as of December 31, 2012, assuming that the Transactions had actually occurred as of such date;

8. The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[ ]

By:
Name:
	Title:	Chief Financial Officer